Schedule 14A Information

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934.

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

                          PAMIDA HOLDINGS CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                      N/A
    (Name of Person (s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee Computed on table below per Exchange Act Rules 14a-6 (i) (l) and 0-11.
      (1) Title of each class of securities to which transaction applies:
      ...................................................................
      (2) Aggregate number of securities to which transaction applies:
      ...................................................................
      (3) Per Unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      ...................................................................
      (4) Proposed maximum aggregate value of transaction:
      ...................................................................
      (5) Total fee paid:
      ...................................................................
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act  Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1) Amount Previously Paid:
      ...................................................................
      (2) Form, Schedule or Registration Statement No.:
      ...................................................................
      (3) Filing Party:
      ...................................................................
      (4) Date Filed:
      ...................................................................

                           PAMIDA HOLDINGS CORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                NOVEMBER 14, 1997

      A Special Meeting of Stockholders of Pamida Holdings Corporation, a Delaware corporation (the "Corporation"), will be held on November 14, 1997, at 8:30 a.m. at the office of the Corporation, 8800 "F" Street, Omaha, Nebraska, for the following purposes:

      1. To approve the Note Amendment Agreement No. 3 between the Corporation and 399 Venture Partners, Inc., a wholly owned subsidiary of Citicorp, and the transactions contemplated thereby, including the issuance of shares of Common Stock and Nonvoting Common Stock of the Corporation in payment of the outstanding 13.5% Senior Promissory Notes, 14% Subordinated Promissory Notes and 14.25% Junior Subordinated Promissory Notes of the Corporation (collectively, the "Notes") at the rate of one share for each $9.00 of outstanding principal of and accrued interest on the Notes.


      2. To consider and vote upon an amendment of Section 4.2 of the Restated Certificate of Incorporation of the Corporation to change and reclassify all of the outstanding shares of 16.25% Senior Cumulative Preferred Stock, par value $1.00 per share, and 14.25% Junior Cumulative Preferred Stock, par value $1.00 per share, of the Corporation into shares of Common Stock at the rate of one share of Common Stock for each $9.00 of liquidation value and accrued dividends.

      3. To consider and separately vote upon four amendments to the Restated Certificate of Incorporation of the Corporation to (A) increase the number of authorized shares of Common Stock to 25,000,000, (B) increase the number of authorized shares of Nonvoting Common Stock to 4,000,000, (C) amend the conversion terms of the Nonvoting Common Stock and delete certain obsolete provisions and (D) reduce the number of authorized shares of 14.25% Junior Cumulative Preferred Stock to 1,627 and delete certain obsolete provisions. The total number of shares of stock which the Corporation is authorized to issue will be correspondingly increased by amendments (A) and (B) and decreased by amendment (D).


      4. To approve the issuance to 399 Venture Partners, Inc. or an assignee of such corporation of shares of Common Stock of the Corporation upon the future conversion of the shares of Nonvoting Common Stock of the Corporation which are expected to be issued (as part of the transactions referred to in Paragraph 1 above) to 399 Venture Partners, Inc. in payment of the Notes held by 399 Venture Partners, Inc., at a rate of one share of Common Stock for each share of Nonvoting Common Stock converted.

      The stock transfer books of the Corporation will not be closed. The Board of Directors of the Corporation has fixed the close of business on September 15, 1997, as the record date for determining the stockholders of the Corporation entitled to notice of and to vote at the meeting.



Dated October 14, 1997                  BY ORDER OF THE BOARD OF DIRECTORS,



                                        FRANK A. WASHBURN, Secretary







      ---------------------------------------------------------------------
         PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT
       PROMPTLY IN THE ENVELOPE ENCLOSED FOR YOUR USE. THE PROXY WILL NOT
           BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.
      ---------------------------------------------------------------------


                           PAMIDA HOLDINGS CORPORATION
                                 PROXY STATEMENT

                         SPECIAL MEETING OF STOCKHOLDERS

                                NOVEMBER 14, 1997

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Pamida Holdings Corporation (the "Corporation") of proxies from holders of the Corporation's $.01 par value Common Stock ("Common Stock") for use at the special meeting of stockholders of the Corporation to be held on November 14, 1997, at 8:30 a.m. at the office of the Corporation, 8800 "F" Street, Omaha, Nebraska, and at any adjournments thereof (the "Special Meeting"), for the purposes set forth below and in the accompanying Notice of Special Meeting of Stockholders. Stockholders of record at the close of business on September 15, 1997 will be entitled to vote at the Special Meeting.

      The mailing address of the principal executive offices of the Corporation is 8800 "F" Street, Omaha, Nebraska 68127. This Proxy Statement and the accompanying form of Proxy are first being sent to the holders of Common Stock on or about October 20, 1997.


                             PURPOSES OF THE MEETING

      The Special Meeting will be held for the following purposes:

      1. To approve the Note Amendment Agreement No. 3 (the "Note Amendment Agreement") between the Corporation and 399 Venture Partners, Inc. ("399 Venture Partners"), a wholly owned subsidiary of Citicorp, and the transactions contemplated thereby, including the issuance of shares of Common Stock ("Common Stock") and Nonvoting Common Stock ("Nonvoting Common Stock") of the Corporation in payment of the outstanding 13.5% Senior Promissory Notes, 14% Subordinated Promissory Notes and 14.25% Junior Subordinated Promissory Notes of the Corporation (collectively, the "Notes") at the rate of one share for each $9.00 of outstanding principal of and accrued interest on such Notes (the "Note Payment Proposal"). Such payment rate was not based on a specific formula or other calculation but was determined by the Board of Directors by agreement with 399 Venture Partners after negotiations with a representative of 399 Venture Partners concerning a payment rate acceptable to 399 Venture Partners, review of a report by Alex. Brown & Sons Incorporated with respect to the valuation of the Corporation and consideration of the recent trading price history of the Common Stock on the American Stock Exchange. Assuming the Note Payment Proposal is approved by the stockholders and the transactions contemplated thereby become effective on November 14, 1997, approximately 634,876 shares of Common Stock and approximately 3,046,575 shares of Nonvoting Common Stock would be issued in full payment of the Notes, and 3,046,575 shares of Common Stock could be issued upon the subsequent conversion of such shares of Nonvoting Common Stock into shares of Common Stock. See "Proposal 4 - Approval of Stock Issuance" below. Because shares of Common Stock and Nonvoting Common Stock will be issued in payment of both the principal of and accrued interest on the Notes and because interest on the Notes will continue to accrue until the actual effective date of the Note Payment Proposal, the exact number of shares of Common Stock and Nonvoting Common Stock to be issued in connection with the Note Payment Proposal will depend upon the actual effective date of the Note Payment Proposal; there is no maximum number of shares which may be issued pursuant to the Note Payment Proposal, but the Corporation does not expect such number to materially exceed the number of shares referred to in this paragraph. See "Background","Proposal 1
- Approval of the Note Payment Proposal", "Proposal 4 - Approval of Stock Issuance" and "Certain Effects of the Note Payment Proposal and Reclassification Proposal" below.


      2. To consider and vote upon an amendment of Section 4.2 of the Restated Certificate of Incorporation of the Corporation, as amended (the "Restated Certificate") to change and reclassify all of the outstanding shares of 16.25% Senior Cumulative Preferred Stock, par value $1.00 per share (the "Senior Preferred"), and 14.25% Junior Cumulative Preferred Stock, par value $1.00 per share (the "Junior Preferred"), of the Corporation into shares of Common Stock at the rate of one share of Common Stock for each $9.00 of liquidation value and accrued dividends (the "Reclassification Proposal"). Such reclassification rate is the same as and is based solely upon the payment rate for the Notes referred to in the preceding paragraph. Assuming the Reclassification Proposal is approved by the stockholders and effected on November 14, 1997, approximately 329,162 shares of Common Stock would be issued upon the change and reclassification of the Preferred Stock into Common Stock. Because shares of Common Stock will be issued in respect of both the liquidation value of and accrued dividends on the Preferred Stock and because dividends will continue to accrue on the Preferred Stock until the actual effective date of the Reclassification Proposal, the exact number of shares of Common Stock to be issued in connection with the Reclassification Proposal will depend upon the actual effective date of the Reclassification Proposal; there is no maximum number of shares which may be issued pursuant to the Reclassification Proposal, but the Corporation does not expect such number to materially exceed the number of shares referred to in this paragraph. See "Background","Proposal 2 - Approval of the Reclassification Proposal" and "Certain Effects of the Note Payment Proposal and Reclassification Proposal" below.

      3. To consider and vote upon four separate amendments to the Restated Certificate to (A) increase the number of authorized shares of Common Stock to 25,000,000, (B) increase the number of authorized shares of Nonvoting Common Stock to 4,000,000, (C) amend the conversion terms of the Nonvoting Common Stock and delete certain obsolete provisions and (D) reduce the number of authorized shares of Junior Preferred to 1,627 and delete certain obsolete provisions (collectively, the "Charter Amendment Proposals"). The total number of shares of stock which the Corporation is authorized to issue will be correspondingly increased by amendments (A) and (B) and decreased by amendment (D). Each of such four proposed amendments will be voted upon separately at the Special Meeting. See "Proposals 3A, 3B, 3C and 3D - Approval of Charter Amendments" below.


      4. To approve the issuance to 399 Venture Partners or an assignee of such corporation of shares of Common Stock upon the future conversion of the shares of Nonvoting Common Stock which are expected to be issued (as part of the Note Payment Proposal) to 399 Venture Partners, at a rate of one share of Common Stock for each share of Nonvoting Common Stock converted. Assuming that Charter Amendment Proposal 3C is approved by the stockholders of the Corporation and becomes effective, such conversion rate will be set forth in the Restated Certificate (the "Stock Issuance Proposal").


      THE BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF ALL OF ITS MEMBERS, EXCEPT M. SALEEM MUQADDAM WHO ABSTAINED BECAUSE OF HIS ASSOCIATION WITH 399 VENTURE PARTNERS, HAS RECOMMENDED THAT THE STOCKHOLDERS OF THE CORPORATION VOTE FOR ALL OF THE FOREGOING PROPOSALS.

      THE FAILURE OF THE CORPORATION'S STOCKHOLDERS TO APPROVE ALL OF THE FOREGOING PROPOSALS (EXCEPT PROPOSAL 3D) WILL PRECLUDE IMPLEMENTATION OF ANY OF THE PROPOSALS AND THE TRANSACTIONS CONTEMPLATED THEREBY, EXCEPT THAT THE NOTE PAYMENT PROPOSAL AND THE CHARTER AMENDMENT PROPOSALS MAY BE EFFECTED EVEN IF THE RECLASSIFICATION PROPOSAL IS NOT APPROVED BY THE STOCKHOLDERS OF THE CORPORATION IF THE CORPORATION AND 399 VENTURE PARTNERS WAIVE THE CHANGE AND RECLASSIFICATION OF THE SENIOR PREFERRED AND JUNIOR PREFERRED AS A CONDITION TO THE EFFECTIVENESS OF THE NOTE PAYMENT PROPOSAL. THE SENIOR PREFERRED AND JUNIOR PREFERRED ARE REFERRED TO COLLECTIVELY IN THIS PROXY STATEMENT AS THE "PREFERRED STOCK".


      If the Note Payment Proposal or the Reclassification Proposal is modified in any material respect or if the number of shares of Common Stock or Nonvoting Common Stock proposed to be issued pursuant to the Note Payment Proposal or the Reclassification Proposal will be materially different from the numbers of shares referred to in Paragraphs 1 and 2 above, then the Corporation will resubmit the foregoing proposals to the stockholders of the Corporation for their reconsideration and further approval.



                    OUTSTANDING SECURITIES AND VOTING RIGHTS

      The Board of Directors of the Corporation has fixed the close of business on September 15, 1997, as the record date for determining the stockholders of the Corporation entitled to notice of and to vote at the Special Meeting. At the close of business on that date, the Corporation had outstanding 5,004,942 shares of Common Stock, each such share entitling the holder thereof to one vote upon each matter to be voted upon at the Special Meeting.

      The accompanying Proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a duly executed Proxy bearing a later date, filed with the Secretary of the Corporation prior to the Special Meeting. If a stockholder who has given a Proxy is present at the Special Meeting and wishes to vote in person, such stockholder may withdraw the Proxy at that time. The mere presence at the Special Meeting of the stockholder appointing the proxy will not revoke the appointment.

      If not revoked, a properly executed and returned Proxy will be voted at the Special Meeting in accordance with the instructions indicated on the Proxy by the stockholder or, if no instructions are indicated, will be voted FOR the Note Payment Proposal, FOR the Reclassification Proposal, FOR each of the Charter Amendment Proposals and FOR the Stock Issuance Proposal.

      The cost of soliciting proxies in the accompanying form will be borne by the Corporation. Officers and directors of the Corporation, without compensation other than their regular compensation, also may solicit proxies either by mail, personal conversation, telephone or other means of communication. Upon request, the Corporation will reimburse brokerage firms, nominees and others for their reasonable expenses of forwarding solicitation material to the beneficial owners of Common Stock. The Corporation has engaged D.F. King & Co., Inc. to solicit proxies on behalf of the Corporation for a fee of approximately $4,000 to $6,000 plus reasonable out-of-pocket expenses.

      The presence in person or by proxy at the Special Meeting of the holders of a majority of the issued and outstanding shares of Common Stock shall constitute a quorum. Assuming that a quorum is present at the Special Meeting, under Delaware law the affirmative vote of a majority of the shares of Common Stock represented at the Special Meeting and entitled to vote on the matter is required for approval of the Note Payment Proposal, and the affirmative vote of a majority of the issued and outstanding shares of Common Stock is required for approval of the Reclassification Proposal and each of the Charter Amendment Proposals. Under the Restated Certificate, with certain exceptions, the Corporation cannot issue any Common Stock to any person who would be, after giving effect to such issuance, the beneficial owner of more than 5% of the Common Stock without the affirmative vote of the holders of Common Stock which represents at least a majority of the aggregate voting power of all outstanding shares of Common Stock, excluding the shares of Common Stock owned by such person, voting together as a single class. Accordingly, based on the current beneficial ownership of Common Stock, Notes and Preferred Stock derived from statements filed under Section 13(d) or 13(g) of the Securities and Exchange Act of 1934 (the "Exchange Act") and the Corporation's stock and note records, approval of the Stock Issuance Proposal requires the affirmative vote of the holders of Common Stock which represents at least a majority of the outstanding shares of Common Stock, excluding shares of Common Stock beneficially owned by 399 Venture Partners (which, based on a Schedule 13G filed by Citicorp as of December 31, 1996, and additional information obtained by the Corporation, is 907,387 shares), voting together as a single class. William T. Comfort, a holder of Junior Preferred, may be deemed to be the beneficial owner of 574,000 shares of Common Stock of which his wife is the beneficial owner (see Natasha Partnership in the first table below). Therefore, so as to assure compliance with the voting requirements of the Restated Certificate described above, the Corporation will deem the Reclassification Proposal to be approved only if such proposal also receives the affirmative vote of the holders of Common Stock which represents at least a majority of the outstanding shares of Common Stock, excluding shares of Common Stock beneficially owned by Natasha Partnership, voting together as a single class.

      The Reclassification Proposal also requires for its approval the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of Preferred Stock; and holders of Preferred Stock, voting as a single class, have the right to vote on the Reclassification Proposal. There is an aggregate of 2,140.81955 shares of Preferred Stock outstanding, and each share is entitled to one vote on the Reclassification Proposal. However, holders of a majority of the outstanding shares of Preferred Stock have given their written consent to the Reclassification Proposal. Accordingly, assuming that such written consents are not withdrawn or revoked prior to the Special Meeting, such requirement for Preferred Stock approval already has been satisfied, and the Corporation therefore does not intend to submit the Reclassification Proposal to the holders of Preferred Stock for a vote at the Special Meeting.

      Abstentions and broker "non-votes" are not deemed to be "votes cast" for any purpose but will be included for purposes of determining whether a quorum is present at the Special Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary authority to vote on such matter and has not received voting instructions from the beneficial owner of the shares involved.

      No dissenters' or appraisal rights are available to holders of Notes, Preferred Stock or Common Stock in connection with any of the proposals set forth in this Proxy Statement.

      The Corporation expects that a representative of Deloitte & Touche LLP, the Corporation's principal accountants for the current fiscal year and the most recently completed fiscal year, will be present at the Special Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

      The Restated Certificate provides that all proxies, ballots, votes and tabulations that identify the particular vote of holders of Common Stock shall be confidential and shall not be disclosed except (i) to independent election inspectors appointed by the Corporation who shall not be directors, officers or employees of the Corporation, (ii) as required by law or (iii) when expressly requested by the voting stockholder.

      The following table sets forth information as to (i) the beneficial ownership of Common Stock of each person or group who, as of August 31, 1997, to the knowledge of the Corporation, beneficially owned more than 5% of the Common Stock and (ii) the beneficial ownership of Common Stock and Nonvoting Common Stock that such persons will have if the Note Payment Proposal and the Reclassification Proposal are approved and become effective on November 14, 1997:

                                 Number of
                                 Shares of                         Number of  Shares                Number of Shares of
      Name and                  Common Stock        Percent          of Common Stock                 Nonvoting Common
      Address of                Beneficially       of  Class       Beneficially Owned     Percent   Stock Beneficially     Percent
      Beneficial                 Owned as of         as of         if Proposals Become      of      Owned if Proposals        of
        Owner                  August 31, 1997   August 31, 1997      Effective (3)      Class (3)  Become Effective (3)   Class (3)
------------------------------------------------------------------------------------------------------------------------------------
399 Venture Partners, Inc. (1)      907,387           18.13%             907,387            15.20%        3,046,575           100%
399 Park Avenue
New York, NY 10043

Natasha Partnership (2)             574,000           11.47%             574,000 (4)         9.62%               --            --
Nathalie P. Comfort
63 South Beach Road
Hobe Sound, FL 33475
------------------------

(1) 399 Venture Partners, Inc. is a wholly owned subsidiary of Citicorp. Information relating to the stockholdings of 399 Venture Partners, Inc. is based upon a Schedule 13G filed by Citicorp as of December 31, 1996. M. Saleem Muqaddam, a director of the Corporation, is a Vice President of 399 Venture Partners, Inc. Citibank, N.A., an affiliate of 399 Venture Partners, as a fiduciary, beneficially owns an additional 6,300 shares of Common Stock.

(2) According to a Schedule 13D, amended through January 21, 1994, filed on behalf of Natasha Partnership ("Natasha"), Nathalie P. Comfort is the sole general partner of Natasha with sole voting and sole dispositive power over the shares of Common Stock owned by Natasha and therefore also may be deemed to be the beneficial owner of such shares. William T. Comfort, the husband of Nathalie P. Comfort, owns 175.26266 shares of Junior Preferred and is a limited partner in Natasha. William T. Comfort is Chairman of 399 Venture Partners. The Company has no knowledge as to whether William T. Comfort has disclaimed beneficial ownership of the shares of Common Stock owned by Natasha. However, based solely upon William T. Comfort's status as a limited partner in Natasha and the information contained in such
      Schedule 13D with respect to the sole voting power and sole dispositive power of Nathalie P. Comfort as the sole general partner of Natasha, the Corporation has no reason to believe that William T. Comfort also is the beneficial owner of the shares of Common Stock owned by Natasha. Stuyvesant P. Comfort, a director of the Corporation, is the son of William T. Comfort and Nathalie P. Comfort.

(3) Assumes an effective date of November 14, 1997. The actual numbers of shares and percentages will be different if the effective date is other than November 14, 1997.


(4) Does not include 26,702 shares of Common Stock to be issued to William T. Comfort upon the change and reclassification his shares of Junior Preferred. See Note (2) above.


      The following table sets forth information as to each class of equity securities of the Corporation beneficially owned as of August 31, 1997, by each director of the Corporation, by the executive officers of the Corporation and by all directors and executive officers of the Corporation as a group and the changes in the respective ownership percentages that will occur if the Note Payment Proposal and the Reclassification Proposal are approved and become effective on November 14, 1997:


                              Number of
                              Shares of                           Percent of
                             Common Stock          Percent         Class if
                             Beneficially             of           Proposal
     Beneficial              Owned as of          Class as of      Becomes
       Owner             August  31,  1997 (1)  August 31, 1997   Effective (2)
-------------------------------------------------------------------------------

L. David Callaway, III          16,500(3)            0.33%           0.28%
Stuyvesant P. Comfort          204,067               4.08%           3.42%
Steven S. Fishman              142,122(4)            2.79%           2.34%
George R. Mihalko               12,775(5)            0.26%           0.21%
M. Saleem Muqaddam              20,000               0.40%           0.34%
Peter J. Sodini                  1,000               0.02%           0.02%
Frank A. Washburn               22,233(6)            0.44%           0.37%
All directors and              418,697(3)(4)
  executive officers as               (5)(6)         8.19%           6.89%
  a group (7 persons)
------------------------

(1) Each person named in the table above has sole voting power and sole investment power with respect to the shares set forth after his name, except for the shares referred to in Notes (3) and (4) as being owned or held by the person's spouse.

(2) Assumes an effective date of November 14, 1997. The actual percentages will be different if the effective date is other than November 14, 1997. None of the persons named in this table will receive any shares of Common Stock or Nonvoting Common Stock as a result of the Note Payment Proposal or the Reclassification Proposal. The percentages shown in this column assume no change in the number of shares beneficially owned by such persons when the proposals become effective from those beneficially owned by such persons on August 31, 1997.

(3) Mr. Callaway disclaims beneficial ownership of these shares, which are owned by his wife.

(4) Mr. Fishman disclaims beneficial ownership of 40,000 of these shares, which are held by him (15,500) or his wife (24,500) as custodian for his children. Mr. Fishman has the right to acquire beneficial ownership of 92,122 of these shares pursuant to currently exercisable options.

(5) Mr. Mihalko has the right to acquire beneficial ownership of 4,600 of these shares pursuant to currently exercisable options or options which will become exercisable within 60 days from August 31, 1997.

(6) Mr. Washburn has the right to acquire beneficial ownership of 9,133 of these shares pursuant to currently exercisable options.

      Assuming all of the proposals set forth in this Proxy Statement are approved by the stockholders of the Corporation and a November 14, 1997 effective date for the Note Payment Proposal and Reclassification Proposal, a total of approximately 4,010,613 shares of Common Stock and Nonvoting Common Stock would be issued in payment of the Notes and in connection with the change and reclassification of the Preferred Stock. See "Background-The Notes",
"Background-The Preferred Stock" and "Certain Effects of the Note Payment Proposal and Reclassification Proposal."


                                   BACKGROUND

      THE NOTES

      At September 1, 1997, the Corporation had outstanding $5,521,079 principal amount of 13.5% Senior Promissory Notes (the "Senior Notes"), $15,133,440 principal amount of 14% Subordinated Promissory Notes (the "Subordinated Notes") and $11,420,608 principal amount of 14.25% Junior Subordinated Promissory Notes (the "Junior Subordinated Notes"). The Senior Notes, Subordinated Notes and Junior Subordinated Notes are collectively referred to herein as the "Notes". At September 1, 1997, the aggregate principal amount of all of the Notes was $32,075,127. The Senior Notes and Subordinated Notes originally were issued in July 1986 in the aggregate principal amounts of $3,500,000 and $8,000,000, respectively. The Junior Subordinated Notes originally were issued in December 1990 in the aggregate principal amount of $5,359,180 in exchange for shares of Junior Preferred. In December 1992 the Notes were amended to provide that until the obligations of the Corporation and its wholly owned subsidiary, Pamida, Inc. (the "Subsidiary"), under certain loan agreements have been paid in full, the quarterly interest payments on the Notes will be paid in kind (rather than in cash) by increasing the principal amount of each Note on the applicable quarterly payment date by the amount of accrued interest then being paid in kind. Such amendment of the Notes became necessary as a result of restrictions imposed by certain of the Subsidiary's lenders upon cash payments by the Subsidiary to the Corporation; such cash payments were the Corporation's only source of funds to pay interest in cash on the Notes, and the Corporation did not want to cause a default under the Notes as a result of its nonpayment of the required quarterly interest payments. Interest on the Notes paid in kind accrues at a rate which, in each case, is two percentage points higher than the applicable cash interest rate. Accordingly, the Notes currently bear interest at rates ranging from 15.5% to 16.25% per annum payable quarterly by increasing the principal amount of each Note. The Notes originally would have matured in 2001 but were further amended in March 1993 to change the maturity dates to August 31, 2003 for the Senior Notes, September 30, 2003 for the Junior Notes and December 31, 2003 for the Junior Subordinated Notes and to subordinate the Notes to the Corporation's guaranty of the Subsidiary's 11 3/4% Senior Subordinated Notes due March 15, 2003; such amendments were required as a condition of the Subsidiary's issuance and sale of such Senior Subordinated Notes. If the Notes remain outstanding and interest is paid in kind through the respective maturity dates in 2003, then the aggregate outstanding principal amount of the Notes at maturity will be $84,386,629. Upon maturity, the Notes are payable in cash.

      The Senior Notes, Subordinated Notes and Junior Subordinated Notes, respectively, may be amended with the written consent of the holder or holders of the particular series of such notes with an aggregate principal balance equal to over 50% of the aggregate principal balance of all the notes of such series then outstanding. 399 Venture Partners is the owner of $4,067,410 of the aggregate outstanding principal amount of the Senior Notes, $11,054,434 of the aggregate outstanding principal amount of the Subordinated Notes and $11,420,608 of the aggregate outstanding principal amount of the Junior Subordinated Notes as of September 1, 1997. Accordingly, 399 Venture Partners holds more than 50% of the aggregate outstanding principal amount of each series of the Notes; and, under the terms of the Notes, the Corporation with the consent of 399 Venture Partners has the power to amend the Notes.

      THE PREFERRED STOCK

      The Corporation has outstanding 513.95939 shares of Senior Preferred and 1,626.86016 shares of Junior Preferred. The Preferred Stock was issued on July 29, 1986 in connection with the Corporation's acquisition of the Subsidiary.

      The Corporation is obligated to redeem all outstanding shares of Preferred Stock on December 31, 2001 at a price per share equal to 25% of the book value of the Corporation's Preferred Stock and Common Stock immediately before the redemption divided by the number of shares of Preferred Stock then outstanding; provided, that the redemption price may not exceed the liquidation value of the Preferred Stock (the "Liquidation Value") which is $1,000 per share plus (i) any unpaid dividends added to such liquidation value as of a quarterly dividend payment date and not thereafter paid and (ii) any accrued dividends not previously added to such liquidation value. Subject to certain loan restrictions, the Corporation may, at any time, redeem all or any portion of the Preferred Stock outstanding at a price equal to the Liquidation Value; however, any optional redemption of fewer than all shares of Preferred Stock must be made pro rata among all of the holders of Preferred Stock.

      Each share of Senior Preferred and Junior Preferred entitles its holder to receive a quarterly dividend of 16.25% and 14.25% per annum, respectively, of the Liquidation Value from the date of issuance until redeemed. Any unpaid dividends are added to and become part of the Liquidation Value until paid in cash.

      The General Corporation Law of the State of Delaware, under which the Corporation is incorporated, generally allows a corporation to declare or pay a dividend only from its surplus or from the current or prior year's earnings. Due to an accumulated deficit, the Corporation has not declared or paid any cash dividends on the Preferred Stock since the quarterly dividend payable on November 30, 1995 and may pay cash dividends on the Preferred Stock in the future only to the extent that the Corporation satisfies the applicable statutory standards which include the Corporation's having a net worth equal to at least the aggregate par value of the outstanding Preferred Stock. Pursuant to the Restated Certificate, the dividend rate on the Preferred Stock increases cumulatively by 0.5% per quarter (with a maximum cumulative increase of 5%) on each quarterly dividend payment date on which the Preferred Stock dividends are not paid currently on a cumulative basis. Accordingly, for the quarterly dividend period ended August 31, 1997, dividends accrued on the Senior Preferred at the rate of 19.75% per annum and on the Junior Preferred at the rate of 17.75% per annum. At August 31, 1997, the total Preferred Stock dividend arrearage was $711,343, representing seven quarterly dividend payments at the applicable dividend rates.

      At August 31, 1997, the Liquidation Value (including accrued dividends) of the Preferred Stock was $2,852,162. If none of the Preferred Stock is redeemed and no dividends are paid on the Preferred Stock prior to the December 31, 2001 mandatory redemption date, the Liquidation Value of the Preferred Stock at such date including accrued dividends will be $6,559,873.

      REASONS FOR NOTE PAYMENT PROPOSAL AND RECLASSIFICATION PROPOSAL

      The outstanding Notes are part of a highly leveraged capital structure which restricts the Corporation's access to equity and other financial markets. The Corporation's highly leveraged capital structure also reduces the Subsidiary's ability to obtain competitive interest rates and favorable lease terms in real estate transactions which are critical to the financing and leasing of the new store locations required to enable the Subsidiary to pursue its store expansion program. Payment of the Notes in Common Stock and Nonvoting Common Stock as contemplated by the Note Payment Proposal would significantly improve the Corporation's capital structure. See "Unaudited Pro Forma Consolidated Financial Data."

      In addition, the payment of the outstanding Notes with shares of Common Stock and Nonvoting Common Stock would relieve the Corporation of the obligation to repay the Notes in 2003 as discussed above. See "Background - The Notes." Similarly, the change and reclassification of the Preferred Stock into Common Stock pursuant to the Reclassification Proposal would relieve the Corporation of the obligation to redeem the Preferred Stock (including the payment of accrued dividends) in December 2001.

      The transactions would relieve the Corporation of substantial amounts of compounding non-cash interest expense on the Notes and from earnings per share dilution caused both by the Preferred Stock dividends and by discount amortization on the Subordinated Notes and the Junior Subordinated Notes and on the Junior Preferred. Assuming a November 14, 1997 effective date for the Note Payment Proposal and the Reclassification Proposal, approximately $1,330,000 of interest expense, Preferred Stock dividends and discount amortization would be eliminated for the remainder of the current fiscal year. Scheduled interest and discount amortization on the Notes is $5,981,000, $6,958,000 and $8,119,000 for the fiscal years ending in 1999, 2000 and 2001, respectively. The scheduled provision for dividends and discount amortization on the Preferred Stock is $705,000, $845,000 and $1,016,000 for the fiscal years ending in 1999, 2000 and
2001, respectively. Based on the foregoing, the combined benefit of the Note and Preferred Stock transactions on net income available to common stockholders, assuming a continued effective tax rate of 38.29%, would be $4,462,000, $5,207,000 and $6,097,000 for the fiscal years ending in 1999, 2000 and 2001, respectively.

      Finally, under the terms of the Note Payment Proposal and Reclassification Proposal, the Corporation would convert the Notes and Preferred Stock into Common Stock and Nonvoting Common Stock at a rate which effectively ascribes a value to the Common Stock and Nonvoting Common Stock of $9.00 per share, which is substantially above the market price of the Common Stock at the time the Corporation and 399 Venture Partners entered into the Note Amendment Agreement and prior to public announcement of the proposals set forth in this Proxy Statement and above the currently negative book value of the Common Stock. The closing price of the Common Stock on the American Stock Exchange was $2.75 per share on July 21, 1997, the day before the Corporation and 399 Venture Partners entered into the Note Amendment Agreement and publicly announced the proposals set forth in this Proxy Statement. The closing price of the Common Stock was $4.125 per share on July 22, 1997, the day the Corporation and 399 Venture Partners entered into the Note Amendment Agreement and publicly announced the proposals set forth in this Proxy Statement. At the end of the Corporation's second fiscal quarter (August 3, 1997), the book value per share of the Common Stock was a deficit of $18.48. Accordingly, if the proposals set forth in this Proxy Statement are approved by the stockholders and effected, the Corporation would pay the Notes and reclassify the Preferred Stock at a rate which represents a premium of $6.25 per share to the Corporation over the closing price of the Common Stock on the day before the public announcement of the proposals and which is $27.48 per share over the negative book value of the Common Stock on August 3, 1997.

      APPOINTMENT OF SPECIAL COMMITTEE AND NEGOTIATIONS WITH
      399 VENTURE PARTNERS

      M. Saleem Muqaddam, a Vice President of 399 Venture Partners, has served on the Board of Directors of the Corporation since May 1993, and 399 Venture Partners and certain of its affiliates from time to time have been substantial holders of Notes and various equity interests in the Corporation since 1986. Management and the Board of Directors of the Corporation, including Mr. Muqaddam, have been discussing for several years the need to address the highly leveraged capital structure of the Corporation (see "Background-Reasons for Note Payment Proposal and Reclassification Proposal" above), and the Corporation's finance staff has analyzed possible alternative means for dealing with the capital structure issue. Independent investment bankers with whom the Corporation's finance staff has informally consulted over the last several years, as well as financial analysts and stockholders of the Corporation, similarly have encouraged the Corporation to seek a means by which the Corporation's capital structure could be improved.

      On January 5, 1996, upon the recommendation of management of the Corporation, the Board of Directors, at a meeting attended by all of the then directors of the corporation except Mr. Muqaddam (such other directors being L. David Callaway, III, Stuyvesant P. Comfort, Steven S. Fishman (Chairman of the Board and Chief Executive Officer of the Corporation), Robert D. Gordman, Peter
J. Sodini and Frank A. Washburn (Executive Vice President of the Corporation)), appointed a special committee of the Board of Directors (the "Special Committee"), composed of L. David Callaway, III and Peter J. Sodini, to oversee negotiations by management of the Corporation relating to an exchange of newly issued shares of Common Stock for outstanding Notes and to recommend to the Board of Directors the action to be taken by the Board of Directors with respect to any such exchange that may be negotiated by management of the Corporation. The Special Committee was authorized on behalf of the Corporation to engage an independent financial advisor to provide such analysis of a proposed exchange as the Special Committee may deem necessary or appropriate and, if requested by the Special Committee, to provide an opinion as to the fairness of any such exchange which may be negotiated by management of the Corporation. Mr. Callaway serves part time as Chief Executive Officer of Express Messenger Service, Inc., a company in which an affiliate of 399 Venture Partners is a substantial stockholder.

      However, at the end of fiscal 1996, the Subsidiary announced the closing of 40 stores in unprofitable or highly competitive markets and proceeded to implement such store closing program (including real estate dispositions) during the first part of fiscal 1997. Because management's attention was devoted to such store closing program and other extraordinary operational matters involving the Subsidiary (primarily relating to difficulties in implementing a new warehouse management software system and resulting problems in maintaining proper store-level inventories in the Corporation's remaining 144 stores) throughout much of fiscal 1997 and because management believed that the Corporation's financial performance and stock price during the first two quarters of fiscal 1997 were not conducive to the negotiation of a transaction relating to the Notes that would be in the best interests of the Corporation and the holders of its Common Stock, management of the Corporation did not actively pursue such a transaction during such time frame although the concept was periodically discussed by the Board of Directors on an informal basis.

      The Corporation completed fiscal 1997 with an improved second-half performance and negotiated an increase in the Subsidiary's operating line of credit and an extension of the maturity date of such credit facility. After the close of the fiscal year, at a meeting of the Board of Directors on March 6, 1997, Mr. Muqaddam indicated to the Board of Directors that, in light of improved conditions in the retail industry generally as compared with the preceding several years and the equity market's currently more favorable view of retail stocks in general, it appeared appropriate for the Corporation to actively pursue a plan for the elimination of the Notes and Preferred Stock as a first step in the possible further recapitalization of the Corporation. Mr. Muqaddam further indicated to the Board of Directors his expectation that 399 Venture Partners would be receptive to an appropriate proposal with respect to its Notes, although no specific terms were discussed. The Board then instructed management of the Corporation, in coordination with the Special Committee, to investigate further the possible exchange of the Notes and Preferred Stock for common equity in the Corporation.

      After consultation with the members of the Special Committee, the Corporation in April 1997 engaged Alex. Brown & Sons Incorporated ("Alex. Brown") to render financial advisory services to the Corporation relating to the possible restructuring of the Notes and Preferred Stock. Alex. Brown's services were to include, among other things, as necessary, a review and analysis of the Corporation's business, operations and financial projections, general capital restructuring advice, assistance in determining an appropriate capital structure for the Corporation, financial advice and advice as to the timing, nature and terms of any new securities, other consideration or other inducements to be offered in connection with the Note and Preferred Stock restructuring. In addition, Alex. Brown also agreed, if requested by the Board of Directors or the Special Committee, to render its opinion as to the fairness of the Note and Preferred Stock restructuring, from a financial point of view, to the current holders of Common Stock.

      Alex. Brown submitted a report to the Special Committee in mid-May 1997, and the report was made available to all of the members of the Board of Directors. Such report included a valuation of the Corporation based on various methodologies (consisting of the analysis of certain other publicly traded companies, the analysis of selected mergers and acquisitions, the discounted cash flow analysis and the stock trading analysis described below under "Background - Fairness Opinion"), a discussion and evaluation of various strategic alternatives (described below under "Background - Determinations of the Special Committee and Board of Directors") potentially available to the Corporation to assist it in achieving certain business goals, a debt capacity analysis of the Corporation and a recommendation that the Corporation pursue a de-leveraging of its capital structure. The business goals for the Corporation suggested by Alex. Brown in its report were capitalizing the Corporation correctly, raising new capital, pursuing a growth strategy through the opening of new stores, improving the competitiveness of the Corporation's stores, building greater identity for the "Pamida" name and market niche and maintaining corporate independence while increasing the number of its stores and total sales. The debt capacity analysis contained in the Alex. Brown report reviewed the capitalization of selected public companies in the general merchandise retail industry (named below under "Background - Fairness Opinion - Analysis of Certain Other Publicly Traded Companies"), various credit benchmarks based on credit agency ratings, and coverage ratios for a group of recent high-yield debt issues of selected retailers (Hills Stores, Jitney Jungle, Loehmann's, Inc., Marks Bros. Jewelers and Simmons Company). The Board of Directors discussed all aspects of the report by a conference telephone call with representatives of Alex. Brown at a meeting of the Board of Directors on May 22, 1997. All of the then members of the Board of Directors except Mr. Sodini (Messrs. Callaway, Comfort, Fishman, Muqaddam and Washburn) attended such meeting. The Board of Directors (exclusive of Messrs. Muqaddam and Sodini) then discussed the possible terms of a proposal for the payment of the Notes with shares of newly issued Common Stock and, after negotiations with Mr. Muqaddam concerning a valuation of the Common Stock for purposes of the Note payments which would be acceptable to 399 Venture Partners as the holder of a majority of the outstanding principal amount of each series of the Notes, by consensus proposed to Mr. Muqaddam the payment terms which ultimately constituted the Note Payment Proposal. Mr. Muqaddam advised the Board of Directors that such proposal would require consideration by a committee that oversees investments by 399 Venture Partners and a review of certain legal matters by counsel for 399 Venture Partners.

      Pending consideration of the Corporation's Note payment proposal by such investment committee, counsel for the Corporation prepared drafts of a proposed Note Amendment Agreement No. 3 and the exhibits thereto and a proposed Certificate of Amendment of the Restated Certificate which were submitted to the Board of Directors and counsel for 399 Venture Partners for review. On July 21, 1997, Mr. Muqaddam advised management of the Corporation that 399 Venture Partners had obtained the necessary approvals of the financial terms reflected in the Note Payment Proposal but would require as a condition of the consummation of the transaction the concurrent change and reclassification of the Corporation's Preferred Stock as reflected in the Reclassification Proposal. Revised versions of the Note Amendment Agreement No. 3 and the requisite amendments of the Restated Certificate reflecting such additional condition then were prepared and submitted to counsel for 399 Venture Partners and the Corporation's Board of Directors (including the members of the Special Committee) for their review and consideration.

      DETERMINATIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS

      At a meeting on July 22, 1997, the Special Committee by a unanimous vote determined that the Note Payment Proposal, the Reclassification Proposal, the Charter Amendment Proposals and the Stock Issuance Proposal taken together would be in the best interests of the Corporation and its stockholders and recommended that the Board of Directors take such actions as may be necessary to authorize and consummate the transactions contemplated by such proposals as soon as practicable. In reaching its conclusions, the Special Committee considered, among other things, the information, documents and matters referred to in (i) through (v) below. At a meeting of the Board of Directors held on July 22, 1997, immediately following such meeting of the Special Committee, the Board of Directors (with all members being present and Mr. Muqaddam abstaining because of his affiliation with 399 Venture Partners) approved the Note Payment Proposal, the Reclassification Proposal and the Charter Amendment Proposal and the transactions contemplated thereunder and determined that such proposals, if consummated, would be in the best interests of the Corporation and its stockholders and should be submitted to the stockholders of the Corporation for approval. All of the members of the Board of Directors other than Mr. Muqaddam (Messrs. Callaway, Comfort, Fishman, Sodini and Washburn) voted in favor of the Note Payment Proposal, the Reclassification Proposal and the Charter Amendment Proposal. In reaching such determinations, the Board of Directors considered the following material factors:

      (i) The May 1997 report of Alex. Brown with respect to the valuation of the Corporation and certain strategic alternatives potentially available to the Corporation (as further described below) and the July 1997 supplement to such report.

      (ii) Non-public information provided by the Corporation's management and the Corporation's financial, tax and legal advisors, which non-public information consisted of information concerning the present holders of the Notes and Preferred Stock, the effects on the Corporation's financial statements of the Notes and Preferred Stock if they remain outstanding, the anticipated accounting treatment of the proposed transactions, the anticipated effects of the proposed transactions on the Corporation's financial statements, the anticipated federal income tax consequences of the proposed transactions and various corporate, procedural and legal aspects of the proposed transactions.

      (iii)The reasons for the proposals described above. See "Background-Reasons for Note Payment Proposal and Reclassification Proposal."

      (iv) The oral opinion of Alex. Brown (subsequently confirmed in writing) given on or about July 17, 1997, that the transactions contemplated by the Note Payment Proposal and Reclassification Proposal are fair, from a financial point of view, to the holders of the presently outstanding Common Stock of the Corporation, together with a report to the Board of Directors as of July 17, 1997, in which Alex. Brown summarized certain pertinent information (described below in "Fairness Opinion") prepared by Alex.
Brown in reaching its conclusions.

      (v) Draft copies of the various transaction documents (consisting of the Note Amendment Agreement and its exhibits and a Certificate of Amendment of the Restated Certificate containing the Reclassification Proposal and the Charter Amendment Proposals).

      (vi) The recommendation of the Special Committee that the Board of Directors take such actions as may be necessary to authorize and consummate as soon as practicable the transactions contemplated by the proposals to which this Proxy Statement pertains.

In reaching such decisions, the Board of Directors considered all of the foregoing factors together and did not place greater relative weight on any one or more particular factors.

      Prior to its approval of the Note Payment Proposal and Reclassification Proposal, the Board of Directors also informally considered and rejected the following other strategic alternatives identified by Alex. Brown in its May 1997 report: (i) obtain new equity capital for the Corporation through the sale of newly issued Common Stock, (ii) obtain new equity capital for the Corporation through the sale of a new issue of convertible preferred stock, (iii) obtain new capital for the Corporation in the form of privately placed or publicly offered debt securities, (iv) sell the Corporation to an independent purchaser, (v) effect a buy-out of the Corporation's stockholders through an alliance with a financial partner and (vi) take no action with respect to the Notes and Preferred Stock. Alex. Brown indicated in its report that, if market conditions were appropriate and the Corporation were able to de-leverage its balance sheet without significant dilution, the optimal alternative would be the sale of newly issued Common Stock of the Corporation as a means of raising new equity capital to allow the Subsidiary to pursue a growth strategy and potentially to also reduce its debt. However, this alternative did not currently appear viable either to Alex. Brown or the Board of Directors because of the dilutive effect a stock sale would have at the then current price of the Corporation's Common Stock and because of the Corporation's present capital structure and recent financial performance. Alex. Brown therefore recommended that the Corporation's initial action with respect to a capital restructuring be a de-leveraging of the Corporation through transactions of the types contemplated by the Note Payment Proposal and the Reclassification Proposal.

      FAIRNESS OPINION

      Alex. Brown has delivered to the Board of Directors of the Corporation a written opinion (the "Fairness Opinion") as to the fairness to the present holders of Common Stock of the Corporation from a financial point of view of the Note Payment Proposal and Reclassification Proposal. The full text of the Fairness Opinion is attached hereto as Exhibit 1. Stockholders are urged to read the Fairness Opinion in its entirety. The summary of the Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Fairness Opinion attached hereto. Alex. Brown's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote.

      In connection with its opinion, Alex. Brown, among other things,  reviewed
(i)  the  Note  Amendment   Agreement,   (ii)  the  proposed  amendment  to  the
Corporation's Restated Certificate that would effect the change and reclassification of the outstanding Preferred Stock into Common Stock, (iii) certain publicly available financial information concerning the Corporation,
(iv) certain non-public information, including financial forecasts, concerning the Corporation, (v) the reported price and trading activity for the Common Stock and (vi) certain financial and stock market information for the Corporation and similar information for certain other public companies. In addition, Alex. Brown held discussions with members of the senior management of the Corporation regarding its business and prospects and performed such other studies and analyses and considered such other factors as Alex. Brown deemed appropriate.

      The following is a summary of the analyses performed and factors considered by Alex. Brown in connection with the rendering of the Fairness
Opinion:

      FINANCIAL POSITION. In rendering its opinion, Alex. Brown reviewed and analyzed the historical and current financial condition of the Corporation which included (i) an assessment of the Corporation's financial statements for its fiscal years ended on or about January 31, 1992-1997, (ii) an analysis of the Corporation's revenue, growth and operating performance trends, (iii) an assessment of the Corporation's leverage and preferred stock dividend obligations and related discount amortization, (iv) the Corporation's projected consolidated income statement for its fiscal year ending February 1, 1998, as adjusted to reflect the Note Payment Proposal and the Reclassification Proposal and (v) the Corporation's capitalization as of a recent date, as adjusted to give effect to the Note Payment Proposal and the Reclassification Proposal. Alex. Brown also reviewed financial forecasts provided by management of the Corporation indicating, among other things, the potential effects of the Note Payment Proposal and the Reclassification Proposal on the Corporation's income statements and balance sheets for future periods.

      STOCK TRADING ANALYSIS. Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for the Common Stock from September 18, 1990, the effective date of the Company's initial public offering, to July 17, 1997. In addition, for such period, Alex. Brown (i) reviewed the trading volume of the Common Stock at various prices, (ii) compared the closing per share market price of the Common Stock to the movement of prices of the Dow Jones Industrial Average, the S&P 500 and the Nasdaq composite average and (iii) compared the per share market price of the Common Stock to the proposed price per share for purposes of the Note Payment Proposal and the Reclassification Proposal. Alex. Brown noted that the Corporation generally underperformed the indices to which it was compared and that the Common Stock generally traded well below such proposed price per share. This information was presented to give the Board of Directors background information that is relevant to the Note Repayment Proposal and the Reclassification Proposal.

      ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. Alex. Brown's analysis included an examination of the Corporation's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to the Corporation to certain corresponding information from a group of 12 publicly traded discount retailers (consisting of Ames Department Stores, Dayton Hudson, Dollar General, Dollar Tree Stores, Duckwall-ALCO Stores, Family Dollar Stores, Fred's, Kmart Corporation, ShopKo Stores, Stage Stores, Venture Stores and Wal-Mart Stores (collectively, the "Selected Companies")). Such financial information included, among other things, (i) common equity market valuation,
(ii) capitalization ratios, (iii) operating performance, (iv) ratios of common equity market value as adjusted for debt and cash to revenues, earnings before interest expense and income taxes ("EBIT") and earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each for the latest reported twelve-month period as derived from publicly available information and
(v) ratios of common equity market prices per share to earnings per share ("EPS"). Alex. Brown noted that the total enterprise value (market capitalization for common equity plus debt and preferred stock less cash) to trailing twelve months revenues for the Selected Companies was a range of .10x to 2.51x, with a median of .58x, as compared to .43x for the Corporation, the multiple of total enterprise value to trailing twelve months EBIT for the Selected Companies was a range of 4.84x to 21.07x, with a median of 12.28x, as compared to 9.67x for the Corporation, the multiple of total enterprise value to trailing twelve months EBITDA for the Selected Companies was a range of 4.24x to 18.09x, with a median of 7.98x, as compared to 6.71x for the Corporation, and the per share market price as a multiple of trailing twelve months EPS, which was not meaningful for the Corporation, was a range of 10.01x to 36.18x, with a median of 21.96x, for the Selected Companies. The financial information used in connection with the analysis was based on the latest reported twelve-month period as derived from publicly available information and on estimated EPS for such period. In choosing the Selected Companies, Alex. Brown looked for four key elements: broadline retailing of many different products, large-size store format, discount or value price-point retailing and a small market focus. The Selected Companies in all cases satisfied a majority of the criteria. As a result of the foregoing procedures, Alex. Brown noted that the multiples for the Corporation were generally lower than the range of the multiples for the Selected Companies. In arriving at an implied value for the Common Stock, Alex. Brown valued the Corporation between the lower quartile and the median of the Selected Companies because of the Corporation's lower profitability margin and lower revenue growth as compared to the Selected Companies.

      ANALYSIS OF SELECTED MERGERS AND ACQUISITIONS. Alex. Brown reviewed the financial terms, to the extent publicly available, of 11 completed mergers and acquisitions since November 1993 in the retail area (the "Selected Transactions"). The Selected Transactions consisted of the acquisitions of Eckerd Corp. by J.C. Penney Co., Thrifty Payless Holdings by Rite Aid Corp., Big B by Revco D.S., Inc., Kash N' Karry Food Stores, Inc. by Food Lion, Inc., Fay's Inc. by J.C. Penney Co., Strawbridge & Clothier by May Department Stores, Broadway Stores by Federated Department Stores, R.H. Macy & Co. by Federated Department Stores, Hess Department Stores by Bon-Ton and Hook-SuperRx by Revco D.S., Inc. and the merger of Price Club and Costco Warehouse Co. Alex. Brown calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and applied them to the Corporation to arrive at an implied range of values for the Common Stock. Alex. Brown noted that the multiple of adjusted purchase price (value of consideration paid for common equity adjusted for debt, preferred stock and cash) to trailing twelve months revenues for the acquired company was a range of .22x to .78x, with a median of .49x, for the Selected Transactions, the multiple of adjusted purchase price to trailing twelve months EBIT for the acquired company was a range of 6.02x to 17.04x, with a median of 11.43x, for the Selected Transactions, and the multiple of adjusted purchase price to trailing twelve months EBITDA for the acquired company was a range of 4.02x to 21.98x, with a median of 9.53x, for the Selected Transactions. Alex. Brown further noted that the multiple of aggregate purchase price to trailing twelve months net income for the acquired company was a range of 6.41x to 19.97x, with a median of
16.58x,  for  the  Selected   Transactions.   All  multiples  for  the  Selected
Transactions were based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions during the period in which the Selected Transactions occurred. In arriving at an implied value for the Common Stock, Alex. Brown valued the Corporation between the lower quartile and the median of the companies acquired in the Selected Transactions because of the Corporation's lower profitability margin and lower revenue growth as compared to the Selected Companies.

      DISCOUNTED CASH FLOW ANALYSIS. Alex. Brown performed a discounted cash flow analysis for the Corporation. The discounted cash flow approach values businesses based on the current value of the future cash flow that the business will generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Alex. Brown used estimates of projected financial performance for the Corporation for the fiscal years 1998 through 2002, prepared by management of the Corporation. Alex. Brown aggregated the present value of the cash flows through 2002 with the present value of a range of terminal values. Alex. Brown discounted these cash flows at discount rates ranging from 16% to 20%. The terminal value was computed based upon projected EBITDA in fiscal year 2002 and a range of terminal multiples of 6.37x and 7.05x. Alex. Brown arrived at such discount rates based on its judgment of the weighted average cost of capital of publicly traded companies in the discount retail industry and arrived at such terminal values based on its review of the trading characteristics of the common stock of the Selected Companies. This analysis as applied to the current capital structure of the Corporation indicated a range of values of $6.76 to $11.15 per share.

      RELEVANT MARKET AND ECONOMIC FACTORS. In rendering its opinion, Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly in the discount store sector, and the current level of economic activity. Alex. Brown also considered the Corporation's liquidity, its stockholder base and recent transactions involving the conversion of securities.

      No company used in the analysis of the other publicly traded companies is identical to the Corporation. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Companies and the Corporation and other factors that would affect the public trading value of the Selected Companies.

      While the foregoing summary describes certain of the analyses and factors that Alex. Brown deemed material in its presentation to the Board of Directors, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances; and, therefore, the analytical process underlying such an opinion is not readily susceptible to summary description. Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Fairness Opinion. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of the Corporation. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, Alex. Brown expressed no opinion as to the prices at which shares of the Common Stock may trade at any future time.

      Alex. Brown did not independently verify any of the foregoing information and assumed the accuracy, completeness and fair presentation of such information. With respect to financial forecasts and other information relating to the prospects of the Corporation, Alex. Brown assumed that such forecasts and other information were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Corporation as to the likely future financial performance of the Corporation. In addition, Alex. Brown did not conduct a physical inspection of the properties or facilities or make an independent evaluation or appraisal of the assets of the Corporation, nor was it furnished with any such evaluation or appraisal.
Further, Alex. Brown's opinion was based on financial, economic, monetary, market and other conditions as of the date of the Fairness Opinion.

      Alex. Brown did not express any opinion as to the price at which the Common Stock would trade subsequent to the effectiveness of the Note Payment Proposal and Reclassification Proposal. Alex. Brown made no independent investigation of any legal matters affecting the Corporation and assumed the correctness of all legal advice given to the Corporation and the Board of Directors.

      Management of the Corporation, after consultation with the Special Committee, selected Alex. Brown to act as its financial advisor in connection with transactions of the type contemplated by the Note Payment Proposal and Reclassification Proposal and to render the Fairness Opinion on the basis of Alex. Brown's expertise in such matters and its familiarity with the industry and business of the Corporation. The Corporation agreed to pay Alex. Brown a fee of $100,000 for rendering such financial advisory services and an additional fee of $150,000 for rendering the Fairness Opinion. The Corporation also agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses in connection with its services to the Corporation. The Corporation has agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons against any losses, claims, damages, liabilities or expenses relating to Alex. Brown's engagement to render financial advisory services to the Corporation; provided, that the Corporation will not be liable for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have found in a final judgment to have arisen primarily from the negligence, willful or reckless misconduct or bad faith of the person seeking indemnification.

      In connection with Alex. Brown's engagement by the Corporation and the preparation of the Fairness Opinion, representatives of Alex. Brown met (i) with Frank A. Washburn, Executive Vice President and Chief Operating Officer of the Corporation, George R. Mihalko, Senior Vice President and Chief Financial Officer of the Corporation, Todd D. Weyhrich, Principal Accounting Officer of the Corporation, and David Nilsson, Manager of Treasury and Investor Relations of the Corporation, at the Corporation's office in Omaha on March 25, 1997, (ii) with Steven S. Fishman, Chairman of the Board and Chief Executive Officer of the Corporation, and Mr. Mihalko in New York on April 14, 1997 and (iii) with Messrs. Fishman, Mihalko and Nilsson at the Corporation's office in Omaha on May 8, 1997. In addition, representatives of Alex. Brown conferred by telephone with various members of the Corporation's management on numerous occasions from late March through mid-August of 1997.


                                   PROPOSAL 1

                      APPROVAL OF THE NOTE PAYMENT PROPOSAL

      The Corporation entered into the Note Amendment Agreement with 399 Venture Partners on July 22, 1997. Under the terms of the Note Amendment Agreement, a copy of which is attached to this Proxy Statement as Exhibit 2, shares of Common Stock and Nonvoting Common Stock would be issued in full payment of the Notes. The number of shares of Common Stock or Nonvoting Common Stock to be issued to a holder of a Note will be equal to the sum of the principal and accrued interest on such Note as of the effective date of payment, divided by nine (9) and rounded up to the next whole number. Assuming the Note Payment Proposal is approved by the stockholders and the transactions contemplated thereby are effected on November 14, 1997, approximately 634,876 shares of Common Stock and approximately 3,046,575 shares of Nonvoting Common Stock would be issued in full payment of the Notes, and 3,046,575 shares of Common Stock could be issued upon the subsequent conversion of such shares of Nonvoting Common Stock into shares of Common Stock. See "Proposal 4 - Approval of Stock Issuance" below. Because shares of Common Stock and Nonvoting Common Stock will be issued in payment of both the principal of and accrued interest on the Notes and because interest on the Notes will continue to accrue until the actual effective date of the Note Payment Proposal, the exact number of shares of Common Stock and Nonvoting Common Stock to be issued in connection with the Note Payment Proposal will depend upon the actual effective date of the Note Payment Proposal. The number of shares to be issued to a particular holder of Notes will be rounded up to the next whole share, and no fractional shares will be issued. See "Certain Effects of the Note Payment Proposal and Reclassification Proposal" below.

      The payment rate (one share for each $9.00 of principal and accrued interest as of the effective date of the Note Payment Proposal) was proposed by the Board of Directors (exclusive of Mr. Muqaddam) to 399 Venture Partners after the Board's receipt and review of the May 1997 report from Alex. Brown, negotiations with Mr. Muqaddam concerning a payment rate which would be acceptable to 399 Venture Partners as the majority Note holder and consideration of the financial effects of such payment rate, including the effect upon the present holders of Common Stock of the Corporation, and was subsequently accepted by 399 Venture Partners in July 1997. See "Background - Appointment of Special Committee and Negotiations with 399 Venture Partners" above. Such payment rate was not based upon a specific formula or other calculation and is not subject to any limitations, ceilings or adjustments. In arriving at such payment rate, in addition to its negotiations with Mr. Muqaddam, the Board considered the implied Common Stock price range contained in the May 1997 Alex. Brown report ($5.35 to $10.43, with a midpoint of $7.89) and also considered the prices at which the Common Stock had traded on the American Stock Exchange during the fiscal year ended February 2, 1997 (high of $3.25 and low of $1.50) and during the period from February 3, 1997 through May 21, 1997 (the day prior to the date on which the payment rate was proposed to 399 Venture Partners) (high of $3.50 and low of $2.00). On May 20, 1997 (the last day on which the Common Stock traded prior to the May 22, 1997 Note payment proposal), the high sales price was $3.50 and the low sales price was $3.375. The Board determined that the proposed payment rate of one share for each $9.00 of principal and accrued interest would enable the Corporation to issue its stock in payment of the Notes at a rate which ascribed a value per share to the Common Stock equal to more than 250% of the most recent trading price of the Common Stock and that such $9.00 value for payment rate purposes was well above the $7.89 midpoint of the implied Common Stock price range contained in the Alex. Brown report. The Board also determined that such payment rate was favorable to the present holders of Common Stock because it would permit the Corporation to issue significantly fewer shares in payment of the Notes, and thus would result in less dilution for the present holders of Common Stock, than would be required if the payment rate were based upon the then current stock market price for the Common Stock. Solely by way of illustration of the preceding sentence, if the August 31, 1997 aggregate principal amount of the Notes ($32,075,126) were paid with Common Stock valued at $9.00 per share for payment rate purposes, then only approximately 3,563,903 shares of Common Stock would be required to pay the Notes as compared with the 9,164,322 shares of Common Stock that would be required to pay the Notes if the high trading price of $3.50 per share on May 20, 1997 were used to determine the payment rate.

      If the payment of the Notes in shares of Common Stock would have the effect of causing any registered holder (or a group acting in concert as a partnership or other group of which the holder is a member) to become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Corporation representing 30% or more of the combined voting power of the outstanding securities of the
Corporation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors (hereinafter, a "30% Holder"), then any Notes held by such holder will be payable in shares of Nonvoting Common Stock in lieu of Common Stock. The Notes of all other holders will be payable in Common Stock. The Note Amendment Agreement provides that any person who would become a 30% Holder through the Note Payment Proposal will receive Nonvoting Common Stock in lieu of Common Stock to avoid triggering a possible mandatory redemption of certain debt issued by the Subsidiary. Specifically, the Subsidiary has outstanding $140,000,000 principal amount of 11 3/4% Senior Subordinated Notes due in 2003 (the "Subsidiary Debt"). Under the terms of the Subsidiary Debt, Pamida is obligated to make an offer to redeem the Subsidiary Debt if a person or group of persons becomes a 30% Holder. Issuance of Nonvoting Common Stock in lieu of Common Stock in payment of Notes held by any holder which would otherwise become a 30% Holder avoids triggering such possible mandatory redemption of the Subsidiary Debt. Based on the current beneficial ownership of Common Stock, Notes and Preferred Stock derived from statements filed under Section 13(d) or 13(g) of the Exchange Act and the Corporation's stock and note records, the Corporation expects that the only holder of Notes which will receive Nonvoting Common Stock in payment of Notes is 399 Venture Partners. 399 Venture Partners has expressed a preference for receiving Nonvoting Common Stock with the right to convert into Common Stock, and the terms of the Nonvoting Common Stock to be issued in connection with the Note Payment Proposal have been structured to allow for such conversion under certain conditions designed to avoid triggering the possible mandatory redemption of the Subsidiary Debt referred to above. See "Proposals 3A, 3B, 3C and 3D - Approval of Charter Amendments - Amend Conversion Terms of Nonvoting Common Stock" and "Proposal 4 - Approval of Stock Issuance" below. The Subsidiary Debt will not be paid or converted in connection with or otherwise affected by the transactions contemplated by the Note Payment Proposal or Reclassification Proposal.

      Except for the right to vote, shares of Nonvoting Common Stock will be equal in all respects to the Common Stock and will be convertible into the same number of shares of Common Stock under certain conditions. See "Proposals 3A, 3B, 3C and 3D - Approval of Charter Amendments - Amend Conversion Terms of Nonvoting Common Stock" and "Description of Common Stock and Nonvoting Common Stock" below.

      Under the terms of the Note Amendment Agreement, issuance of the Common Stock and Nonvoting Common Stock in payment of the Notes is conditioned upon the approval of the Note Payment Proposal and Charter Amendment Proposals 3A, 3B and 3C by the Corporation's stockholders and the effectiveness of the Reclassification Proposal.

      Upon satisfaction of these conditions, the amendments to the Notes contemplated by the Note Amendment Agreement will be effective, and the Notes will be automatically converted solely into the right to receive the applicable number of shares of Common Stock or Nonvoting Common Stock. Upon the surrender of the Notes by the holders thereof and the issuance of the Common Stock and Nonvoting Common Stock in payment of the Notes pursuant to the terms of the Note Amendment Agreement, the Notes will be canceled and the Corporation will be released from all its obligations and liabilities under the Notes.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOTE PAYMENT PROPOSAL AND THE TRANSACTIONS CONTEMPLATED THEREBY.


                                   PROPOSAL 2

                    APPROVAL OF THE RECLASSIFICATION PROPOSAL


      The Board of Directors of the Corporation has adopted a resolution that submits for stockholder approval at the Special Meeting an amendment of Section
4.2 of the Restated Certificate to change and reclassify the outstanding Preferred Stock of the Corporation into Common Stock. Under the terms of the proposed amendment of Section 4.2 of the Restated Certificate, the number of shares of Common Stock to be issued for the outstanding shares of Senior Preferred and Junior Preferred held by each holder thereof will be equal to the liquidation value of such holder's shares of Senior Preferred and Junior Preferred plus any unpaid Preferred Stock dividends not included in the liquidation value accrued as of the close of business on the effective date of the change and reclassification, divided by nine (9) and rounded up to the next whole number. A copy of the proposed amendment of Section 4.2 of the Restated Certificate that would effect such change and reclassification is attached hereto as Exhibit 3. See "Background - The Preferred Stock." Assuming that the Reclassification Proposal is approved by the stockholders and effected on November 14, 1997, approximately 329,162 shares of Common Stock would be issued upon the change and reclassification of the Preferred Stock into Common Stock. Because shares of Common Stock will be issued in respect of both the liquidation value of and accrued dividends on the Preferred Stock and because dividends will continue to accrue on the Preferred Stock until the actual effective date of the Reclassification Proposal,the exact number of shares of Common Stock to be issued in connection with the Reclassification Proposal will depend upon the actual effective date of the Reclassification Proposal. The number of shares to be issued to a particular holder of shares of Preferred Stock will be rounded up to the next whole share, and no fractional shares will be issued. See "Certain Effects of the Note Payment Proposal and Reclassification Proposal" below. The reclassification rate (one share of Common Stock for each $9.00 of Preferred Stock liquidation value plus unpaid Preferred Stock dividends not included in such liquidation value) is the same as and based solely upon the payment rate for the Notes and is not subject to any limitations, ceilings or adjustments. See "Proposal 1 - Approval of the Note Payment Proposal" above for a discussion of the payment rate for the Notes.


      The effective date (the "Effective Date") of the change and reclassification of the Preferred Stock into Common Stock will be the date a Certificate of Amendment to the Restated Certificate reflecting the amendment set forth in Exhibit 3 hereto is filed with the Secretary of State of Delaware. The Corporation intends to file such a Certificate of Amendment to the Restated Certificate with the Delaware Secretary of State promptly after stockholder approval of all of the proposals set forth in this Proxy Statement.

      At and after the Effective Date of the change and reclassification, holders of shares of Preferred Stock, upon surrender of a certificate or certificates for such shares to the Corporation, will be entitled to receive in replacement thereof a certificate representing the number of shares of Common Stock into which the aggregate number of shares of Preferred Stock represented by the certificate or certificates so surrendered will have been changed and reclassified. After the Effective Date, no holder of shares of Preferred Stock will have the right to vote on any matter submitted to a vote of the holders of Common Stock until the Corporation has issued to such holder a certificate for the shares of Common Stock into which such shares of Preferred Stock will have been changed and reclassified. Unless and until the certificate or certificates representing shares of Preferred Stock have been surrendered to the Corporation, no dividends or other distributions payable to holders of Common Stock as of a record date at or after the Effective Date will be paid to any holder of such certificate or certificates. Subject to the effect of applicable laws, after the surrender of any such certificate for shares of Preferred Stock, there will be paid to the record holder of the shares of Common Stock issued in replacement of such certificate, without interest, (i) the amount of dividends or other distributions with a record date at or after the Effective Date but prior to such surrender theretofore paid with respect to such shares of Common Stock and
(ii) on the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Date but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Common Stock. From and after the Effective Date, the stock transfer books of the Corporation with respect to the Preferred Stock will be closed, and no transfer of any of such shares thereafter will be made. If, after the Effective Date, certificates for shares of Preferred Stock are presented to the Corporation for transfer, then such certificates will be cancelled and replaced by certificates issued in the name of the transferee representing the appropriate number of shares of Common Stock.

      If the change and reclassification of the Preferred Stock into Common Stock is effected, the Common Stock issued to current holders of Preferred Stock will not have the rights, preferences and privileges of the Preferred Stock, including (i) the right to receive preferential cumulative dividends, (ii) the right, upon any liquidation, dissolution or winding up of the Corporation, to receive the liquidation value of the Preferred Stock before any distribution or other payment is made with respect to the Common Stock or (iii) the redemption rights described above. See "Background - The Preferred Stock." However, if the reclassification is effected, the Common Stock issued to the current holders of Preferred Stock will entitle the holder thereof to vote on all matters submitted to a vote of stockholders. See "Description of Common Stock and Nonvoting Common Stock" below. The Preferred Stock currently has no voting rights, except in connection with an amendment or waiver of the rights of the Preferred Stock under the Restated Certificate or as provided by law.

      Implementation of the Reclassification Proposal is conditioned upon stockholder approval of all of the proposals set forth in this Proxy Statement (other than Proposal 3D). Accordingly, even if the Reclassification Proposal is approved by the stockholders, if the Note Payment Proposal, Charter Amendment Proposals 3A, 3B and 3C and the Stock Issuance Proposal are not approved by the stockholders, then the Reclassification Proposal will not be effected.

      THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  FOR  THE  RECLASSIFICATION
PROPOSAL.


                           PROPOSALS 3A, 3B, 3C AND 3D

                         APPROVAL OF CHARTER AMENDMENTS


      The Board of Directors of the Corporation has adopted a resolution that submits for stockholder approval at the Special Meeting amendments to the Restated Certificate that would (A) increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000, (B) increase the number of authorized shares of Nonvoting Common Stock from 2,000,000 to 4,000,000, (C) amend the conversion terms of the Nonvoting Common Stock and delete certain obsolete provisions and (D) reduce the number of authorized shares of Junior Preferred to 1,627 and delete certain obsolete provisions. Each of such four proposed amendments will be voted upon separately at the Special Meeting. However, if all of Proposals 3A (the increase in the number of shares of Common Stock), 3B (the increase in the number of shares of Nonvoting Common Stock) and 3C (the amendment of the conversion terms of the Nonvoting Common Stock) are not approved by the stockholders, then the Note Payment Proposal and the Reclassification Proposal will not be effected.


      INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND NONVOTING COMMON STOCK (PROPOSALS 3A AND 3B) AND REDUCE NUMBER OF AUTHORIZED SHARES OF JUNIOR PREFERRED (PROPOSAL 3D)


      Section 4.1 of the Restated Certificate currently authorizes 12,007,501 shares of capital stock, consisting of 514 shares of Senior Preferred, 6,987 shares of Junior Preferred, 10,000,000 shares of Common Stock and 2,000,000 shares of Nonvoting Common Stock.

      If Proposal 3A is approved, then Section 4.1 of the Restated Certificate will be amended to increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000.

      If Proposal 3B is approved, then Section 4.1 of the Restated Certificate will be amended to increase the number of authorized shares of Nonvoting Common Stock from 2,000,000 to 4,000,000.

      If Proposal 3D is approved, then Section 4.1 of the Restated Certificate will be amended to reduce the number of authorized shares of Junior Preferred from 6,987 to 1,627 (the number of shares currently outstanding) and certain obsolete provisions of such Section 4.1 will be deleted. If the Reclassification Proposal becomes effective, the Corporation will have no shares of Preferred Stock outstanding, and the authorization of shares of Preferred Stock will have no further relevance because the Restated Certificate will contain no provisions setting forth the terms of the Preferred Stock or otherwise providing for the establishment of any such terms.

      The text of the proposed amendment of Section 4.1 of the Restated Certificate that would effect the increase in the numbers of authorized shares of Common Stock and Nonvoting Common Stock, reduce the number of authorized shares of Junior Preferred and delete the obsolete provisions is attached hereto as Exhibit 4. Such amendment also will correspondingly change the total number of shares of stock which the Corporation is authorized to issue. The provisions to be deleted from Section 4.1 are a definition of "Preferred Stock" which is no longer applicable, a reference to the "Class A Common Stock" of the Corporation which no longer exists and a provision relating to a stock split which was completed in 1990. These provisions are proposed to be deleted from the Restated Certificate because they no longer have any applicability to the Corporation's stock. The obsolete provisions which will be deleted from Section 4.1 also appear in Exhibit 4.


      As of August 31, 1997, 5,004,942 shares of Common Stock were issued and outstanding, and no shares of Nonvoting Common Stock were issued and outstanding. In addition, 345,042 shares of Common Stock are reserved for issuance under the Pamida Holdings Corporation 1992 Stock Option Plan. As described below in "Certain Effects of the Note Payment Proposal and Reclassification Proposal," assuming the transactions contemplated by the Note Payment Proposal and Reclassification Proposal are approved by the stockholders and effected on November 14, 1997, a total of 4,010,613 shares of Common Stock and Nonvoting Common Stock would be issued. Based on the current beneficial ownership of Common Stock, Notes and Preferred Stock of the Corporation derived from statements filed under Section 13(d) or 13(g) of the Exchange Act, the Corporation's stock and note records and other sources which the Corporation considers reliable, approximately 5,968,980 shares of Common Stock and 3,046,575 shares of Nonvoting Common Stock would be issued and outstanding immediately after the Note Payment Proposal and Reclassification Proposal become effective, and approximately 3,046,575 shares of Common Stock would be reserved for issuance upon the future conversion of the Nonvoting Common Stock.

      The proposed amendment to the Restated Certificate represented by Proposal 3B is required to provide sufficient shares of Nonvoting Common Stock to effect the transactions contemplated by the Note Payment Proposal.

      Although the Corporation currently has enough authorized shares of Common Stock to effect the Note Payment Proposal and Reclassification Proposal, the issuance of the number of shares of Common Stock required to effect such proposals (and the reservation of shares to be issued upon the conversion of shares of Nonvoting Common Stock) would leave the Corporation with only approximately 640,000 unreserved shares of Common Stock authorized and available for issuance in the future for other purposes.


      The Board of Directors of the Corporation believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such appropriate purposes as may be determined from time to time by the Board of Directors. Proposal 3A would accomplish such increase. The Board of Directors believes that having additional shares authorized and available for issuance or reservation will give the Corporation greater flexibility in considering potential future actions involving the issuance of stock, including without limitation capital raising transactions, additional employee stock options or awards, acquisitions of other businesses in exchange for stock and stock dividends or splits. The Corporation has no current plans to effect any such potential actions and no pending arrangements to issue any of the additional shares of Common Stock that would be authorized as a result of the proposed amendment to the Restated Certificate (Proposal 3A). The Board of Directors does not intend to seek further stockholder approval prior to the issuance of any of the newly authorized shares of Common Stock or Nonvoting Common Stock, unless required by law, the Restated Certificate or the rules of any stock exchange upon which the stock may be listed. Under the provisions of Article Eleventh of the Restated Certificate, with certain exceptions (relating to pro rata stock splits or stock dividends, dividend reinvestment plans in which all stockholders may participate and normal compensatory employee stock options or rights), the Corporation cannot issue any Common Stock to any person who would be, after giving effect to such issuance, the beneficial owner of more than 5% of the Common Stock without the affirmative vote of the holders of Common Stock which represent at least a majority of the aggregate voting power of all outstanding shares of Common Stock, excluding the shares of Common Stock owned by such person, voting together as a single class. See "Proposal 4 - Approval of Stock Issuance" below.


      The newly authorized shares of Common Stock will have voting and other rights identical to those of the currently authorized shares of Common Stock. The newly authorized shares of Nonvoting Common Stock will have rights identical to those of the currently authorized shares of Nonvoting Common Stock, except that if Proposal 3C is approved the conversion terms described below will replace the conversion terms presently contained in the Restated Certificate. Under the Restated Certificate, holders of Common Stock or Nonvoting Common Stock do not have preemptive rights. See "Description of Common Stock and Nonvoting Common Stock" below. Any issuance of additional shares of Common Stock or Nonvoting Common Stock could have a dilutive effect on existing holders of Common Stock.

      The additional authorized shares of Common Stock and Nonvoting Common Stock could, under certain circumstances, have the effect of rendering more difficult or discouraging an attempt to acquire control of the Corporation. However, the Board of Directors is not aware of any such attempt and has no present intention to authorize the issuance of Common Stock or Nonvoting Common Stock for anti-takeover purposes.

      AMEND CONVERSION TERMS OF NONVOTING COMMON STOCK (PROPOSAL 3C)

      No shares of Nonvoting Common Stock are currently outstanding. However, as described above, shares of Nonvoting Common Stock may be issued if the transactions contemplated by the Note Payment Proposal are approved by the stockholders and effected. Specifically, if payment of the Notes in shares of Common Stock would have the effect of causing any holder (or a group of which such holder is a member) to become a 30% Holder, then any Notes held by such holder will be payable in shares of Nonvoting Common Stock in lieu of Common Stock. The Note Amendment Agreement provides that any person who would become a 30% Holder through the Note Payment Proposal will receive Nonvoting Common Stock in lieu of Common Stock to avoid triggering the mandatory redemption of the Subsidiary Debt. Under the terms of the Subsidiary Debt, Pamida is obligated to make an offer to redeem the Subsidiary Debt if a person or group of persons becomes a 30% Holder. Issuance of Nonvoting Common Stock in lieu of Common Stock in payment of Notes held by any holder which otherwise would become a 30% Holder avoids triggering the possible mandatory redemption of the Subsidiary Debt. See "Proposal 1 - Approval of Note Payment Proposal" above.


      Under the terms of the proposed amendment of Section 4.3 of the Restated Certificate approved by the Board of Directors, the text of which is attached hereto as Exhibit 5, each holder of shares of Nonvoting Common Stock will be entitled to convert into the same number of shares of Common Stock any or all of such holder's shares of Nonvoting Common Stock if (i) such conversion would not have the effect of causing such holder (or a group of which such holder is a member) to become a 30% Holder; provided, however, that if immediately prior to a transfer of shares of Nonvoting Common Stock to a transferee holder, the transferor of such shares would have been a 30% Holder if its holdings of Nonvoting Common Stock were deemed converted into shares of Common Stock, then the transferee holder of such shares of Nonvoting Common Stock will not have the right to convert such shares of Nonvoting Common Stock into shares of Common Stock until the sixty-first day after the date of the transfer, or (ii) the Subsidiary Debt is not outstanding and has not been replaced with a debt issue with comparable provisions requiring redemption or otherwise imposing
requirements   or  restrictions  on  the  Corporation  or  the  issuer  of  such replacement debt issue in the event a person or group becomes a 30% Holder. Accordingly, such proposed amendment to the Restated Certificate (Proposal 3C) would permit conversion of the Nonvoting Common Stock into Common Stock when such conversion would not trigger the possible mandatory redemption of the Subsidiary Debt.


      The Restated Certificate presently permits the conversion of shares of Nonvoting Common Stock (of which none currently are outstanding) into the same number of shares of Common Stock upon the occurrence or expected occurrence of a Conversion Event. A Conversion Event presently is defined in the Restated Certificate to mean (a) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933, as amended, and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Exchange Act) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors (provided, that such sale has been approved by the Corporation's Board of Directors or a committee thereof), (c) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Exchange
Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Nonvoting Common Stock being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors, (d) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Exchange Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent of the outstanding securities of any class of voting securities of the Corporation and (e) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the Exchange Act) in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors (provided, that the transaction has been approved by the Corporation's Board of Directors or a committee thereof). For purposes of such definition, "person" includes any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and other entity or organization. If Proposal 3C becomes effective, the conversion terms of the Restated Certificate described in this paragraph will be replaced by the conversion terms discussed in the preceding paragraph and set forth in Exhibit 5 to this Proxy Statement.


      If the Reclassification Proposal is approved by the stockholders, then the proposed amendment of Section 4.3 of the Restated Certificate (Exhibit 5 to this Proxy Statement) also will delete certain obsolete provisions of such Section
4.3 relating to the Preferred  Stock.  The provisions to be deleted from Section
4.3 if the Reclassification Proposal is approved relate to dividends on the Preferred Stock and to payments to be made to holders of Preferred Stock in the event of the liquidation of the Corporation. These provisions (which appear in
Exhibit 5) are proposed to be deleted from the Restated Certificate if the Reclassification Proposal is approved by the stockholders because the Reclassification Proposal will completely eliminate the Corporation's Preferred Stock.


      Implementation of the Charter Amendment Proposals is conditioned upon stockholder approval of all of the proposals set forth in this Proxy Statement, except that the Charter Amendment Proposals may be effected even if the Reclassification Proposal is not approved by the stockholders if the Corporation and 399 Venture Partners waive the change and reclassification of the Preferred Stock as a condition to the effectiveness of the Note Payment Proposal. The failure of the stockholders to approve Charter Amendment Proposals 3A, 3B and 3C will preclude implementation of the Note Payment Proposal and Reclassification Proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE CHARTER AMENDMENT PROPOSALS.


                                   PROPOSAL 4

                           APPROVAL OF STOCK ISSUANCE

      Under the provisions of Article Eleventh of the Restated Certificate, with certain exceptions (relating to pro rata stock splits or stock dividends, dividend reinvestment plans in which all stockholders may participate and normal compensatory employee stock options or rights), the Corporation cannot issue any Common Stock to any person who would be, after giving effect to such issuance, the beneficial owner of more than 5% of the Common Stock without the affirmative vote of the holders of Common Stock which represent at least a majority of the aggregate voting power of all outstanding shares of Common Stock, excluding the shares of Common Stock owned by such person, voting together as a single class.

      As discussed above under "Proposal 1-Approval of the Note Payment Proposal," the Corporation expects that 399 Venture Partners will receive shares of Nonvoting Common Stock in payment of its Notes.

      If 399 Venture Partners receives shares of Nonvoting Common Stock in payment of its Notes and subsequently desires to convert such shares into shares of Common Stock (the only difference between the two classes of stock being voting rights; see "Description of Common Stock and Nonvoting Common Stock" below), then the Corporation would not be permitted to issue shares of Common Stock to 399 Venture Partners without complying with the provisions of Article Eleventh of the Restated Certificate described above because of the ownership percentage represented by such shares. The same restrictions would be applicable to an assignee of the shares of Nonvoting Common Stock issued to 399 Venture Partners because of the ownership percentage represented by such shares.

      399 Venture Partners agreed to accept shares of Nonvoting Common Stock in payment of its Notes upon the condition that such shares would be convertible into shares of Common Stock upon the terms and conditions described above under "Proposals 3A, 3B, 3C and 3D - Approval of Charter Amendments - Amend Conversion Terms of Nonvoting Common Stock" and set forth in Exhibit B to the Note Amendment Agreement (see Exhibit 2 to this Proxy Statement). Accordingly, at the Special Meeting the Board of Directors will seek approval from the holders of Common Stock other than 399 Venture Partners for the issuance of the shares of Common Stock to which 399 Venture Partners or an assignee of such corporation would be entitled if it elects to convert its shares of Nonvoting Common Stock into Common Stock at a time when 399 Venture Partners or such assignee is or, because of such conversion would become, the beneficial owner of more than 5% of the Common Stock.

      Assuming that the Note Payment Proposal becomes effective on November 14, 1997, 399 Venture Partners will receive approximately 3,046,575 shares of Nonvoting Common Stock in payment of its Notes. Such shares would represent 100% of the Nonvoting Common Stock then outstanding. Pursuant to the Restated Certificate, as proposed to be amended (see "Proposals 3A, 3B, 3C and 3D - Approval of Charter Amendments" above), each share of Nonvoting Common Stock would be convertible into one share of Common Stock upon satisfaction of the conditions contained in the Restated Certificate as so proposed to be amended. If 399 Venture Partners is permitted to and elects to effect such conversion (and assuming no change in the numbers of shares of Common Stock outstanding), then 399 Venture Partners would beneficially own approximately 43.86% of the total number of shares of Common Stock expected to be outstanding after the consummation of the transactions contemplated by the Note Payment Proposal and the Reclassification Proposal. Such percentage of ownership of Common Stock in all likelihood would give 399 Venture Partners effective control of the Corporation. If an assignee of 399 Venture Partners is permitted to and elects to effect such conversion (and assuming (i) no change in the numbers of shares of Common Stock outstanding and (ii) that such assignee did not beneficially own any other shares of Common Stock), then such assignee would beneficially own approximately 33.79% of the total number of shares of Common Stock expected to be outstanding after the consummation of the transactions contemplated by the Note Payment Proposal and the Reclassification Proposal.

      The Board of Directors has directed that Proposals 1, 2, 3A, 3B, 3C and 4 be submitted to the stockholders of the Corporation entitled to vote thereon subject to the condition that the failure of the stockholders of the Corporation to approve all of such proposals will preclude the implementation of any of the proposals and the transactions contemplated thereby, except that the Note Payment Proposal and the Charter Amendment Proposals may be effected even if the Reclassification Proposal is not approved by the stockholders of the Corporation if the Corporation and 399 Venture Partners waive the change and reclassification of the Preferred Stock as a condition to the effectiveness of the Note Payment Proposal. If the Stock Issuance Proposal is not approved by the stockholders of the Corporation, the Board of Directors and 399 Venture Partners could waive approval of the Stock Issuance Proposal as a condition of the implementation of the Note Payment Proposal, the Reclassification Proposal and the Charter Amendment Proposals.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE STOCK ISSUANCE PROPOSAL.


                       CERTAIN EFFECTS OF THE NOTE PAYMENT
                     PROPOSAL AND RECLASSIFICATION PROPOSAL

      Assuming all of the proposals set forth in this Proxy Statement are approved by the stockholders of the Corporation and a November 14, 1997 effective date for the Note Payment Proposal and Reclassification Proposal, a total of approximately 4,010,613 shares of Common Stock and Nonvoting Common Stock would be issued in payment of the Notes and in connection with the change and reclassification of the Preferred Stock. Of such total, approximately 634,876 shares of Common Stock and approximately 3,046,575 shares of Nonvoting Common Stock will be issued in payment of the Notes, and approximately 329,162 shares of Common Stock will be issued upon the change and reclassification of the Preferred Stock into Common Stock. Based on the current beneficial ownership of Common Stock, Notes and Preferred Stock of the Corporation derived from statements filed under Section 13(d) or 13(g) of the Exchange Act, the Corporation's stock and note records and other sources which the Corporation considers reliable, approximately 5,968,980 shares of Common Stock and 3,046,575 shares of Nonvoting Common Stock would be issued and outstanding immediately after the Note Payment Proposal and Reclassification Proposal become effective, and approximately 3,046,575 shares of Common Stock would be reserved for issuance upon conversion of the Nonvoting Common Stock. Because shares of Common Stock and Nonvoting Common Stock will be issued in payment of both the principal of and accrued interest on the Notes and shares of Common Stock will be issued in respect of both the liquidation value of and accrued dividends on the Preferred Stock and because interest on the Notes and dividends on the Preferred Stock will continue to accrue until the actual effective date of the Note Payment Proposal and the Reclassification Proposal, the exact number of shares of Common Stock and Nonvoting Common Stock to be issued in connection with the Note Payment Proposal and the Reclassification Proposal will depend upon such effective date.

      If the Note Payment Proposal and Reclassification Proposal are effected, the Corporation's annual interest expense will be reduced substantially and Preferred Stock dividend accruals will be eliminated. If the Note Payment Proposal and Reclassification Proposal are effected on November 14, 1997, then the benefit to net income available for common stockholders for fiscal 1998, assuming an effective tax rate of 38.29%, would be an increase of $821,000. See "Background - Reasons for Note Payment Proposal and Reclassification Proposal" above.

      Based on a Schedule 13G filed by Citicorp as of December 31, 1996 and additional information obtained by the Corporation, 399 Venture Partners owns 907,387 or 18.13% of the issued and outstanding shares of Common Stock. 399 Venture Partners owns no shares of Preferred Stock. 399 Venture Partners has advised the Corporation that there has been no change in its ownership of Common Stock since December 31, 1996. 399 Venture Partners is the owner of $4,067,410 of the aggregate outstanding principal amount of the Senior Notes, $11,054,434 of the aggregate outstanding principal amount of the Subordinated Notes and $11,420,608 of the aggregate outstanding principal amount of the Junior Subordinated Notes as of September 1, 1997. Based on this information and assuming a November 14, 1997 effective date for the Note Payment Proposal, 399 Venture Partners would receive approximately 3,046,575 shares of Nonvoting Common Stock in payment of the Notes held by 399 Venture Partners. Combining the shares of Nonvoting Common Stock which would be issued to 399 Venture Partners in payment of its Notes with the shares of Common Stock currently owned by 399 Venture Partners, 399 Venture Partners would beneficially own approximately 43.86% of the total number of shares of Common Stock and Nonvoting Common Stock expected to be outstanding after the consummation of the transactions contemplated by the Note Payment Proposal and Reclassification Proposal, assuming a November 14, 1997 effective date. The shares of Nonvoting Common Stock received by 399 Venture Partners would be convertible into shares of Common Stock under the terms described above in "Proposals 3A, 3B, 3C and 3D - Approval of Charter Amendments - Amend Conversion Terms of Nonvoting Common Stock."

      If 399 Venture Partners were to convert all of its shares of Nonvoting Common Stock into shares of Common Stock (if such conversion is permitted by the Restated Certificate; see "Proposals 3A, 3B, 3C and 3D - Approval of Charter Amendments - Amend Conversion Terms of Nonvoting Common Stock" above), then 399 Venture Partners would beneficially own approximately 43.86% of the total number of shares of Common Stock (assuming such conversion) expected to be outstanding after the consummation of the transactions contemplated by the Note Payment Proposal and the Reclassification Proposal, assuming a November 14, 1997 effective date. While 399 Venture Partners will not be permitted to convert its shares of Nonvoting Common Stock into Common Stock to the extent that such conversion would result in a change of control for purposes of the Subsidiary Debt (see "Proposals 3A, 3B, 3C and 3D - Approval of Charter Amendments - Amend Conversion Terms of Nonvoting Common Stock" above), the conversion of such shares of Nonvoting Common Stock into Common Stock by 399 Venture Partners at a time when such conversion is permitted in all likelihood would given 399 Venture Partners effective control of the Corporation as a result of its percentage ownership of the Common Stock then assumed to be outstanding.

      The issuance of shares of Common Stock as contemplated by the Note Payment Proposal and Reclassification Proposal would have a dilutive effect on the voting power of the currently outstanding shares of Common Stock. The shares of Common Stock currently outstanding would represent (i) approximately 83.85% of the total number of shares of Common Stock which would be outstanding assuming a November 14, 1997 effective date and assuming 399 Venture Partners is the only person receiving Nonvoting Common Stock pursuant to either proposal and (ii) approximately 55.51% of the total number of shares of Common Stock which would be outstanding assuming such effective date and conversion of all Nonvoting Common Stock issued to 399 Venture Partners.


         FEDERAL INCOME TAX CONSEQUENCES AND ACCOUNTING TREATMENT OF THE
               RECLASSIFICATION PROPOSAL AND NOTE PAYMENT PROPOSAL

      FEDERAL INCOME TAX CONSEQUENCES

      Reclassification Proposal. The Reclassification Proposal, if consummated, will be a tax-free reorganization for the Corporation and will have no direct tax impact on the Corporation.

      Note Payment Proposal. The difference, if any, between the recorded value of the Notes and the fair market value of the Common Stock and Nonvoting Common Stock issued in payment of the Notes as of the effective date of the Note Payment Proposal, as contemplated by the Note Payment Proposal, would cause a taxable gain on extinguishment of indebtedness for the Corporation which will be taxed as ordinary income for federal income tax purposes. As of August 3, 1997, the Corporation had net operating loss carryforwards (NOLs) and other previously unrecognized tax attribute carryforwards approximating $8,900,000 and tax credit carryforwards approximating $1,973,000. The amount of income taxes attributable to the taxable income created by the consummation of the Note Payment Proposal would be reduced by existing net operating loss and tax credit carryforwards.

      ACCOUNTING TREATMENT

      For financial statement purposes, any gain on extinguishment of the Notes held by persons other than 399 Venture Partners would be reflected on the Corporation's Statement of Operations as an extraordinary item (net of related taxes), separate from the operating results of the Corporation. Any gain related to the payment of Notes owned by 399 Venture Partners with Nonvoting Common Stock would be considered to be a capital transaction; accordingly, such gain, net of taxes, would be recorded directly to additional paid-in capital on the Corporation's financial statements. Any gain on the Preferred Stock reclassification as Common Stock will be accounted for as a capital transaction.


             DESCRIPTION OF COMMON STOCK AND NONVOTING COMMON STOCK

      COMMON STOCK

      The holders of Common Stock are entitled to one vote for each share of Common Stock on all matters submitted to a vote of stockholders and have cumulative voting rights in the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding up of the Corporation, the holders of Common Stock are entitled to share ratably in all assets of the Corporation which are legally available for distribution to its stockholders, after payment of all debts and other liabilities of the Corporation and subject to the prior rights of the holders of any Senior Preferred and Junior Preferred then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights of holders of Common Stock are subject to the rights and preferences of the Senior Preferred and the Junior Preferred.


      If all of the proposals presented in this Proxy Statement are effected, no Senior Preferred or Junior Preferred will remain outstanding, and the Corporation does not intend to reissue any shares of Senior Preferred or Junior Preferred.

      NONVOTING COMMON STOCK

      The Nonvoting Common Stock generally is identical in all respects to the Common Stock; however, the holders of Nonvoting Common Stock have no right to vote on any matters to be voted on by the Corporation's stockholders except that such holders have the right in certain cases specified in the Restated Certificate to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization, in which shares of Nonvoting Common Stock would receive or be exchanged for consideration different on a per share basis from the consideration received with respect to or in exchange for shares of Common Stock or would otherwise be treated differently from shares of Common Stock. Under Delaware law, the Nonvoting Common Stock has voting rights in certain special circumstances but generally has no right to vote in the election of directors of the Corporation.

      If the Charter Amendment Proposal is approved at the Special Meeting and effected, shares of Nonvoting Common Stock will be convertible into the same number of shares of Common Stock under the terms described above in "Proposals 3A, 3B, 3C and 3D - Approval of Charter Amendments - Amend Conversion Terms of Nonvoting Common Stock."


                          INTERESTS OF CERTAIN PERSONS

      As described above, based on a Schedule 13G filed by Citicorp as of December 31, 1996 and additional information obtained by the Corporation, 399 Venture Partners currently owns approximately 18.13% of the issued and outstanding shares of Common Stock and, as of September 1, 1997, owned $26,542,452 of the aggregate outstanding principal amount of the Notes. Based on this information and assuming a November 14, 1997 effective date for the Note Payment Proposal, 399 Venture Partners would beneficially own approximately 43.86% of the total number of shares of Common Stock and Nonvoting Common Stock expected to be outstanding after the consummation of the transactions contemplated by the Note Payment Proposal and Reclassification Proposal. See "Certain Effects of the Note Payment Proposal and Reclassification Proposal" above. M. Saleem Muqaddam, a member of the Board of Directors of the Corporation, is a Vice President of 399 Venture Partners.

      According to a Schedule 13D amended through January 21, 1994, Natasha Partnership, of which Nathalie P. Comfort is the sole general partner, owns 11.47% of the issued and outstanding shares of Common Stock. William T. Comfort, the husband of Nathalie P. Comfort and a limited partner in Natasha Partnership, is the Chairman of 399 Venture Partners and owns 175.26266 shares of Junior Preferred. Stuyvesant P. Comfort, a director of the Corporation, is the son of William T. Comfort and Nathalie P. Comfort. See "Outstanding Securities and Voting Rights" above.


                                 OTHER BUSINESS

      As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Special Meeting. As to other business, if any, that properly may come before the Special Meeting, the Board of Directors intends that Proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the Proxies.


                              STOCKHOLDER PROPOSALS

      As stated in the Corporation's Proxy Statement for the 1997 annual meeting of its stockholders, stockholder proposals intended to be presented at the 1998 annual meeting of stockholders of the Corporation must be received by the Corporation not later than November 26, 1997 for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.


                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

      The following Unaudited Pro Forma Consolidated Financial Data (the "Pro Forma Financial Data") reflects (i) the issuance of shares of Common Stock and Nonvoting Common Stock in payment of the Notes at the rate of one share for each $9.00 of outstanding principal of and accrued interest on the Notes (the Note Payment Proposal) and (ii) the effect of changing and reclassifying all of the Preferred Stock into shares of Common Stock at the rate of one share for each $9.00 of liquidation value and accrued dividends (the Reclassification Proposal). The following Unaudited Pro Forma Consolidated Statement of Operations for the year ended February 2, 1997 and the six months ended August 3, 1997 gives effect to the Note Payment Proposal and Reclassification Proposal (collectively, the "Transactions") as if they had occurred on January 29, 1996 and excludes the one-time extraordinary gain to be recognized on the effective date of the Transactions. The Unaudited Pro Forma Balance Sheet gives effect to the Transactions as if they had occurred on August 3, 1997 and includes the one-time extraordinary gain to be recognized on the effective date of the Transactions.

      If the Transactions are consummated, the actual number of shares of Common Stock and Nonvoting Common Stock which will be issued will differ somewhat from the shares assumed in the Pro Forma Financial Data. The effective date of the Transactions, if consummated, will occur at a date later than the dates assumed for the Pro Forma Financial Data, and the principal of and accrued interest on the Notes and the liquidation value of and accrued dividends on the Preferred Stock will be greater than the amounts assumed because of the additional accrual of interest and dividends to the effective date of the Transactions. The Pro Forma Financial Data do not purport to represent what the Corporation's results of operations actually would have been if the Transactions had occurred as of the dates indicated or what such results will be for any future periods.

      The Pro Forma Financial Data is based upon assumptions that the Corporation believes are reasonable and should be read in conjunction with the Consolidated Financial Statements of the Corporation and the accompanying notes thereto which are incorporated by reference in this document.

                                        Unaudited Pro Forma Financial Data
                                       (In thousands, except per share data)

                                             STATEMENT OF OPERATIONS


                                                Year Ended, February 2, 1997          Six Months Ended August 3, 1997
                                            ------------------------------------    ------------------------------------
                                                        Pro Forma                               Pro Forma
                                            Historical  Adjustment     Pro Forma    Historical  Adjustment     Pro Forma
                                            ----------  ----------     ---------    ----------  ----------     ---------
Sales ...................................   $  633,189                 $ 633,189    $  307,781                 $ 307,781
Cost of goods sold ......................      479,099                   479,099       233,011                   233,011
                                            ----------                 ---------    ----------  ----------     ---------
Gross profit ............................      154,090                   154,090        74,770                    74,770

Expenses
  Selling, general and administrative ...      125,105                   125,105        64,249                    64,249
  Interest ..............................       29,781      (4,473)(1)    25,308        15,417      (2,457)(1)    12,960
                                            ----------  ----------     ---------    ----------  ----------     ---------
                                               154,886      (4,473)      150,413        79,666      (2,457)       77,209
                                            ----------  ----------     ---------    ----------  ----------     ---------

(Loss) income before provision for
  income taxes ..........................         (796)      4,473         3,677        (4,896)      2,457        (2,439)
Income tax (provision) benefit ..........           --      (1,408)(2)    (1,408)           --         934 (2)       934
                                            ----------  ----------     ---------    ----------  ----------     ---------
Net (loss) income .......................         (796)      3,065         2,269        (4,896)      3,391        (1,505)
Less provision for preferred dividends
  and discount amortization .............          391        (391)(1)        --           270        (270)(1)        --
                                            ----------  ----------     ---------    ----------  ----------     ---------
Net (loss) income available for
  common shares .........................   $   ($,187) $    3,456     $   2,269    $   (5,166) $    3,661        (1,505)
                                            ==========  ==========     =========    ==========  ==========     =========

Net(loss) earnings per common share: ....       ($0.24)                    $0.26        ($1.03)                   ($0.17)
                                            ==========  ==========    ==========    ==========  ==========     =========
Weighted average shares outstanding          5,004,942   3,825,264 (3) 8,830,206     5,004,942   3,825,264 (3) 8,830,206
                                            ==========  ==========    ==========    ==========  ==========     =========


(1) To reflect the reduction of interest expense, preferred dividends and discount amortization resulting from the Transactions as follows:

                                                            Interest Expense
                                                  ------------------------------------
                                                    Year Ended,      Six Months Ended,
                                                  February 2, 1997    August 3, 1997
                                                  ----------------   -----------------

      13.50% Senior Promissory Notes ................. $  723              $  397
      14.00% Subordinated Promissory Notes ...........  2,035               1,120
      14.25% Junior Subordinated Promissory Notes ....  1,555                 858
      Discount amortization ..........................    160                  82
                                                       ------              ------
                                                       $4,473              $2,457
                                                       ======              ======

                                                         Preferred Dividends and
                                                         Discount  Amortization
                                                       --------------------------

      16.25% Senior Cumulative Preferred Stock ....... $   90              $   65
      14.25% Junior Cumulative Preferred Stock .......    252                 180
      Discount amortization ..........................     49                  25
                                                       ------              ------
                                                       $  391              $  270
                                                       ======              ======


(2) To reflect pro forma income tax expense at the expected effective rate. No income tax benefit on losses was recorded for the year ended February 2, 1997 and the six months ended August 3, 1997 due to uncertainty regarding the potential utilization of certain tax loss carryforwards. Had the Transactions occurred on January 29, 1996, a substantial portion of the Company's net operating loss and tax credit carryforwards would have been utilized at that time. Therefore, on a pro forma basis, income tax (provision) benefit is shown at the expected effective rate.

(3) To reflect the issuance of Common Stock and Nonvoting Common Stock in payment of the Notes and from reclassification of the PreferredStock at face or liquidation value and including accrued interest and dividends.


                                                Notes     Preferred Stock     Total
                                              ---------   ---------------   ---------
      Book value as of August 3, 1997 .......   $30,045       $1,900
      Accrued interest and dividends ........       858          587
      Unamortized discount ..................       796          241
                                              ---------      -------
      Redemption value as of August 3, 1997 .    31,699        2,728
      Transaction value per common share ....       /$9          /$9
                                              ---------      -------
      Common shares to be issued ............ 3,522,178      303,086        3,825,264



                       Unaudited Pro Forma Financial Data
                      (In thousands, except per share data)

                                  BALANCE SHEET

                                                           August 3,    Pro Forma
    Assets                                                    1997     Adjustments (1)  Pro Forma
                                                           ---------   -----------      ---------
Current assets:
  Cash .................................................   $   8,485   $      (500)(2)  $   7,985
  Accounts receivable, less allowance
    for doubtful accounts of $50 in both years .........       7,679                        7,679
  Merchandise inventories ..............................     147,240                      147,240
  Prepaid expense ......................................       3,624                        3,624
                                                           ---------                    ---------
     Total current assets ..............................     167,028          (500)       166,528
  Property, buildings and equipment, net ...............      43,494                       43,494
  Leased property under capital leases, net ............      26,417                       26,417
  Deferred financing costs .............................       3,098                        3,098
  Other assets .........................................      20,244                       20,244
                                                           ---------   -----------      ---------
                                                             260,281          (500)       259,781
                                                           =========   ===========      =========
     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable .....................................      53,315                       53,315
  Loan and security agreement ..........................      47,210                       47,210
  Accrued compensation .................................       4,320                        4,320
  Accrued interest .....................................       7,217          (858)         6,359
  Store closing reserve ................................       2,158                        2,158
  Other accrued expenses ...............................      13,499                       13,499
  Income taxes - deferred and current payable ..........      11,867                       11,867
  Current maturities of long-term debt .................          47                           47
  Current obligations under capital leases .............       1,749                        1,749
                                                           ---------   -----------      ---------
     Total current liabilities .........................     141,382          (858)       140,524

  Long-term debt, less current maturities ..............     170,386       (30,045)       140,341
  Obligations under capital leases,
    less current obligations ...........................      33,140                       33,140
  Other long-term liabilities ..........................       5,355                        5,355
  Commitments and contingencies                                   --                           --
  Preferred stock subject to mandatory redemption
    and reserve for dividends payable ..................       2,487        (2,487)            --
  Common shareholders' equity:
    Common stock, $.01 par value; ......................          50            38             88
  Additional paid-in capital ...........................         968        31,666         32,134
                                                                              (500)(2)
  Accumulated deficit ..................................     (93,487)        1,686        (91,801)
                                                           ---------   -----------      ---------
  Total common shareholders' deficit ...................     (92,469)       32,890        (59,579)
                                                           ---------   -----------      ---------
                                                           $ 260,281   $      (500)     $ 259,781
                                                           =========   ===========      =========


(1) To reflect the issuance of Common Stock and Nonvoting Common Stock in payment of the Notes and from reclassification of the Preferred Stock at face or liquidation value and including accrued interest and dividends, and the extraordinary gain on the extinguishment of debt, net of the related income tax effect. The extraordinary gain is based upon the recent stock market value of the Corporation's Common Stock, whereas the actual extraordinary gain will be based on the fair market value of the Common Stock and Nonvoting Common Stock upon issuance.


                                                         Notes    Preferred Stock    Total
                                                        -------   ---------------   -------
      Carrying value at August 3, 1997 ...............  $30,903        $2,487       $33,390

      Fair value of common stock exchanged assuming
          a current market value of $6.00 per share ..   21,133         1,819        22,952
                                                        -------        ------       -------
      Pre-tax gain ...................................    9,770           668        10,438
      Less:  Income taxes ............................       --            --            --
                                                        -------        ------       -------
      Net gain .......................................    9,770           668        10,438
      Less:  Capital transaction .....................    8,084           668         8,752
                                                        -------        ------       -------
      Extraordinary gain .............................  $ 1,686        $   --       $ 1,686
                                                        =======        ======       =======


 A majority of the Notes is held by an entity (399 Venture Partners) having a significant equity interest in the Corporation. In accordance with APB No. 26, "Early Extinquishment of Debt" the gain on such portion of the transactions is considered a capital transaction recorded directly to Additional Paid-In Capital, net of tax. The income tax effect of the note payment transaction is calculated assuming the utilization of the net operating loss and tax credit carryforwards. The reclassification of the Preferred Stock is a tax-free reorganization.

(2)   Reflects estimated transaction costs of $500.


                           INCORPORATION BY REFERENCE

      The Corporation's Annual Report on Form 10-K for the fiscal year ended February 2, 1997 accompanies this Proxy Statement. The following sections of such Form 10-K are incorporated in this Proxy Statement by reference:

      1.    Financial Statements and Supplementary Data.
      2.    Management's Discussion and Analysis  of  Financial   Condition  and
            Results of Operations.

      The Corporation's Quarterly Report on Form 10-Q for the quarter ended August 3, 1997 also accompanies this Proxy Statement and is incorporated herein by reference. The Corporation also incorporates herein by reference its Form 8-K Current Report with a July 22, 1997 Date of Report.


      Dated October 14, 1997





                                        BY ORDER OF THE BOARD OF DIRECTORS,



                                        FRANK A. WASHBURN,  SECRETARY










      THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 2, 1997, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. WRITTEN REQUESTS FOR SUCH FORM 10-K SHOULD BE DIRECTED TO DAVID NILSSON, MANAGER OF INVESTOR RELATIONS, PAMIDA HOLDINGS CORPORATION, POST OFFICE BOX 3856, OMAHA, NEBRASKA 68103-0856.

                                                                       EXHIBIT 1




                         ALEX. BROWN & SONS INCORPORATED
                           1290 Avenue of the Americas
                                   10th Floor
                            New York, New York 10104



                                                     Dated as of August 18, 1997




Board of Directors of Pamida Holdings Corporation
8800 "F" Street
Omaha, Nebraska  68127

Dears Sirs:

      Pamida Holdings Corporation (the "Company") has entered into that certain Note Amendment Agreement No. 3, dated as of July 22, 1997 (the "Amendment") between the Company and 399 Venture Partners, Inc. ("Venture"), which amends the "Notes" (as defined in the Amendment). Pursuant to the Amendment, each of the Notes shall be amended to be payable solely in shares of the Company's stock, with one share of either Common Stock or Nonvoting Common Stock of the Company to be issued for each $9.00 of outstanding principal and accrued interest on the Notes. Such issuance will be effected as is provided in the "Allonge to Promissory Note", the form of which is attached as Exhibit A to the Amendment. Pursuant to the Amendment, the Allonge to Promissory Note shall become effective upon, and shall be dated as of, the date of stockholder approval of the transactions contemplated by the Allonge to Promissory Note and the requisite number of shares and amendment to the terms of the Nonvoting Common Stock (substantially in the form of Exhibit B to the Amendment) to be issued in connection with transactions contemplated by the Amendment and the Allonge to Promissory Note.

      Further, the holders (the "Preferred Holders") of a majority of the issued and outstanding shares of the Company's 16.25% Senior Cumulative Preferred Stock, par value $1.00 per share, and 14.25% Junior Cumulative Preferred Stock, par value $1.00 per share (collectively the "Preferred Stock"), have voted their shares of Preferred Stock by written consents (the "Written Consents") to approve the amendment of Section 4.2 of ARTICLE FOURTH of the Company's Restated Certificate of Incorporation (the "Amended Section") so that such Section 4.2 of ARTICLE FOURTH shall read in its entirety as set forth in the Written Consents. Pursuant to the Amended Section, upon the effectiveness thereof, each outstanding share of Preferred Stock shall be changed and reclassified into the number of shares of Common Stock equal to the Liquidation Value (as defined in the Amended Section) of such shares of Preferred Stock divided by nine and rounded up to the next whole number. The transactions contemplated by the Allonge to Promissory Note are subject to the effectiveness of the Amended Section.

      The transactions contemplated by the Amendment and the Amended Section are referred to herein as the "Transaction". The holders of the Company's outstanding Common Stock are referred to herein as the "Common Stockholders". You have requested our opinion as to whether the Transaction is fair, from a financial point of view, to the Common Stockholders, in their capacity as such.

      Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with recapitalizations, mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We are rendering the opinion set forth herein to the Board of Directors of the Company in connection with the Transaction and will receive a fee for such services and have received fees for rendering other financial advisory services to the Company.

      In connection with our opinion, we have reviewed the Amendment, the Amended Section and the documents referred to therein, certain publicly available financial information concerning the Company, certain non-public information, including financial forecasts, furnished to us concerning the Company, and the Preliminary Proxy Statement filed with the Securities and Exchange commission on August 18, 1997 (the "Preliminary Proxy Statement") pertaining to the Transaction. We have also held discussions with members of the senior management of the Company regarding its business and prospects. In addition, we have (i) reviewed the reported price and trading activity for the common stock of the Company, (ii) reviewed certain financial and stock market information for the Company, and similar information for certain other companies whose securities are publicly traded, and (iii) performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

      We have not independently verified the information described above, and for purposes of this opinion, and with your consent, have assumed the accuracy, completeness and fair presentation thereof. With respect to financial forecasts and other information relating to the prospects of the Company, we have assumed that such forecasts and other information were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company as to the likely future financial performance of the Company. In addition, we have not conducted a physical inspection of the properties or facilities or made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on financial, economic, monetary, market, and other conditions as they exist and can be evaluated as of the date of this letter. We are not expressing any opinion as to the price at which the Company's Common Stock will trade subsequent to the Transaction. We have made no independent investigation of any legal matters affecting the Company and have assumed the correctness of all legal advice given to the Company and the Board of Directors of the Company.

      Alex. Brown & Sons Incorporated did not participate in negotiating the terms of the Transaction and received no instruction to, and did not, seek or solicit alternative transactions.

      Our opinion expressed herein was prepared for the use of the Board of Directors of the Company and does not constitute a recommendation to any stockholders as to how such stockholder should vote. We hereby consent to the inclusion of this opinion in its entirety as an exhibit to any proxy statement distributed in connection with the Transaction.

      Based upon and subject to the foregoing, it is our opinion that as of the date of this letter, the Transaction is fair, from a financial point of view, to the Common Stockholders.

                                        Very truly yours,

                                        ALEX. BROWN & SONS INCORPORATED



                                                                       EXHIBIT 2


                         NOTE AMENDMENT AGREEMENT NO. 3

      THIS NOTE AMENDMENT AGREEMENT NO. 3, dated as of July 22, 1997, is between PAMIDA HOLDINGS CORPORATION, a Delaware corporation (the "Company"), and 399 VENTURE PARTNERS, INC., a Delaware corporation ("Venture").

                                      * * *

      As of the date of this Agreement, the Company has outstanding $5,315,118.09 principal amount of 13.5% Senior Promissory Notes (the "Senior Notes"), $14,551,384.79 principal amount of 14% Subordinated Promissory Notes (the "Subordinated Notes") and $10,974,758.55 principal amount of 14.25% Junior Subordinated Promissory Notes (the "Junior Subordinated Notes"). The Senior Notes, Subordinated Notes and Junior Subordinated Notes are collectively referred to herein as the "Notes". Venture holds more than 50% of the aggregate outstanding principal amount of the Senior Notes, more than 50% of the aggregate outstanding principal amount of the Subordinated Notes and more than 50% of the aggregate outstanding principal amount of the Junior Subordinated Notes. Venture and the Company have the power to amend the Notes pursuant to paragraph 6 of each of the Notes. Venture and the Company now desire to further amend all of the Notes, as previously amended pursuant to a Note Amendment Agreement dated as of December 18, 1992, between the Company and Court Square Capital Limited, and a Note Amendment Agreement No. 2 dated as of March 1, 1993 between the Company and Venture (formerly known as Citicorp Investments Inc.), pursuant to this Agreement.

      THEREFORE, the parties hereto agree as follows:

      SECTION 1. AMENDMENT OF NOTES. Each of the Notes shall be amended to be payable solely in shares of the Company's stock in accordance with the provisions of the following sentence of this Section 1. One share of either Common Stock of the Company ("Common Stock") or Nonvoting Common Stock of the Company ("Nonvoting Common Stock") shall be issued for each $9.00 of outstanding principal and accrued interest as provided in the "Allonge to Promissory Note" in the form of Exhibit A hereto (the "Allonge") which shall become effective upon satisfaction of certain conditions as provided in Section 4 hereof.

      SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Venture that, subject to approval by the Company's stockholders as provided in Section 4 hereof, the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by the Company; and that execution and delivery by the Company of this Agreement and the issuance of shares of Common Stock or Nonvoting Common Stock as contemplated by the Allonge do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrances upon the Company's capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body (other than in connection with certain state and federal securities laws) pursuant to the Company's Restated Certificate of Incorporation, as amended, or the Company's Revised Bylaws, as amended, or any law, statute, rule, regulation, instrument, order, judgment or decree to which the Company or any of its subsidiaries or any of their respective properties is subject, or any agreement or instrument to which the Company or any of its subsidiaries is a party or any of their respective properties is subject. The Company further represents and warrants to Venture that the authorized equity capital of the Company as of the date hereof consists of 10,000,000 shares of Common Stock, par value $.01 per share, of which 5,004,942 shares are issued and outstanding, 514 shares of 16.25% Senior Cumulative Preferred Stock, par value $1.00 per share (the "Senior Preferred"), of which 513.95939 shares are issued and outstanding, 6,987 shares of 14.25% Junior Cumulative Preferred Stock, par value $1.00 per share (the "Junior Preferred"), of which 1,626.86016 shares are issued and outstanding, and 2,000,000 shares of Nonvoting Common Stock, par value $.01 per share, no shares of which are issued and outstanding; that, except for 345,042 shares of Common Stock reserved for issuance under the Pamida Holdings Corporation 1992 Stock Option Plan and except as contemplated hereby, there are no outstanding rights to acquire shares of the Company through options, warrants, conversion rights or otherwise; that the liquidation value (as determined pursuant to the terms of the Restated Certificate of Incorporation of the Company as in effect as of the date hereof) for the Senior Preferred and the Junior Preferred, respectively, was $669,300.42 and $2,058,471.04 as of May 31, 1997; and that, as of the date hereof, the Company has outstanding $5,315,118.09 principal amount of Senior Notes, $14,551,384.79 principal amount of Subordinated Notes and $10,974,758.55 principal amount of Junior Subordinated Notes. The Company further represents and agrees that it shall not issue any additional shares of capital stock prior to the effective date of the amendments to the Notes effected by the Allonge as determined pursuant to Section 4 hereof, other than issuances of shares under the Pamida Holdings Corporation 1992 Stock Option Plan, without the prior written consent of Venture.

      SECTION 3. REPRESENTATIONS AND WARRANTIES OF VENTURE. Venture hereby represents and warrants to the Company that it is the sole and lawful owner of $3,915,677.52 of the aggregate outstanding principal amount of the Senior Notes, $10,629,263.60 of the aggregate outstanding principal amount of the Subordinated Notes and $10,974,758.55 of the aggregate outstanding principal amount of the Junior Subordinated Notes as of the date hereof; that it has full right and lawful authority, without the consent of anyone whose consent has not been given, to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby; and that M. Saleem Muqaddam has authority to execute and deliver this Agreement and to carry out its terms on behalf of Venture.

      SECTION 4. CONDITIONS TO EFFECTIVENESS OF AMENDMENT. The amendments to the Notes effected by the Allonge shall become effective upon the satisfaction of all of the following conditions: (i) the requisite approval by the Company's stockholders pursuant to the Company's Restated Certificate of Incorporation of the transactions contemplated by the Allonge and the concurrent authorization by the Company's stockholders pursuant to the General Corporation law of the State of Delaware of the requisite number of shares of the Common Stock and the requisite number of shares and amendment to the terms of the Nonvoting Common Stock (substantially in the form of Exhibit B hereto) to be issued in connection with such transactions, (ii) the change and reclassification of each outstanding share of Senior Preferred and each outstanding share of Junior Preferred (collectively, the "Preferred Stock") into the number of shares of Common Stock of the Company equal to the liquidation value of the Preferred Stock (as determined pursuant to the terms of the Restated Certificate of Incorporation of the Company as in effect as of the date hereof) plus any unpaid Preferred Stock dividends not included in the liquidation value accrued as of the close of business on the effective date of the change and reclassification divided by nine and, on an individual shareholder basis, rounded up to the next whole number, and (iii) the receipt by the Company of a favorable opinion from Alex. Brown & Sons, Incorporated as to the fairness of the transactions contemplated by the Allonge and the change and reclassification of the Preferred Stock to the present holders of Common Stock of the Company. If all of the conditions referred to in the preceding sentence are not satisfied on or prior to December 31, 1997, then this Agreement shall be null and void and of no further force or effect.

      SECTION 5. NO COMMISSIONS. Each party represents and agrees that no commission or other remuneration has been or will be paid or given directly or indirectly for soliciting the execution or delivery of this Amendment or the transactions contemplated hereby.

      SECTION 6. SECURITIES LAW RESTRICTIONS. The shares of Nonvoting Common Stock or Common Stock to be issued to Venture either initially or upon conversion of Nonvoting Common Stock shall be restricted securities within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and shall bear an appropriate legend. Venture agrees that such shares may be transferred only pursuant to Rule 144 under the Securities Act or another available exemption from registration under the Securities Act if, in the opinion of counsel to the Company, such other exemption is available. All other holders of Notes will receive unrestricted shares of Common Stock provided that they have continually held the Notes for at least two years (calculated in accordance with Rule 144) and have not been affiliates of the Company for at least three months as of the effective date of the Allonge.

      SECTION 7. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

      SECTION  8.  DESCRIPTIVE  HEADINGS.   The  descriptive  headings  of  this
Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      SECTION 9. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of Delaware.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                        PAMIDA HOLDINGS CORPORATION


                                        By:/S/ STEVEN S. FISHMAN
                                           Steven S. Fishman, Chairman of
                                           the Board and Chief Executive Officer


                                           399 VENTURE PARTNERS, INC.


                                        By:/S/ M. SALEEM MUQADDAM
                                           M. Saleem Muqaddam, Vice President



                                    EXHIBIT A



                           ALLONGE TO PROMISSORY NOTE

      The Promissory Note ("Promissory Note") of Pamida Holdings Corporation (the "Company") described below is hereby amended by this Allonge to Promissory Note which shall form part of the Promissory Note and shall supersede the terms and conditions of the Promissory Note to the extent inconsistent herewith.

      1. PAYMENT. The entire outstanding principal balance of this Promissory Note as of the date hereof (including amounts previously added to the principal balance in payment of interest) ("Principal") and interest accrued under this Promissory Note from the most recent Quarterly Payment Date through the date immediately preceding the date hereof as set forth below ("Interest") shall be due and payable on the date hereof in the number of shares of Common Stock (or Nonvoting Common Stock if Section 2 hereof is applicable) of the Company calculated as follows: The number of shares to be issued in full payment of all of the Company's obligations under this Promissory Note shall equal the sum of the Principal and Interest divided by nine (9) and rounded up to the next whole number.

      2. NONVOTING COMMON STOCK. Notwithstanding the provisions of Section 1 hereof, if the payment of this Promissory Note in shares of Common Stock together with the contemporaneous payment in shares of Common Stock of other presently outstanding promissory notes of the Company held by the holder of this Promissory Note would have the effect of causing the registered holder (or a group acting in concert as a partnership or other group of which the holder is a member) to become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing 30% or more of the combined voting power of the outstanding securities of the Company ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors, then this Promissory Note shall be payable in shares of Nonvoting Common Stock (as constituted as of the close of business on the date hereof) in lieu of Common Stock. Except for such right to vote, shares of Nonvoting Common Stock shall be equal in all respects to the Common Stock and shall be convertible into the same number of shares of Common Stock under certain conditions.

      3. AUTOMATIC CONVERSION. Effective on the date hereof, this Promissory Note automatically and without further action being required shall be deemed converted solely into the right to receive the applicable number of shares of Common Stock or Nonvoting Common Stock, as the case may be, as calculated in accordance with this Allonge to Promissory Note; and the registered holder of this Promissory Note thereafter shall have no rights under this Promissory Note except to receive such number of shares.

      4. DISCHARGE AND CANCELLATION. This Promissory Note is hereby discharged, and the Company shall be forever released from all its obligations and liabilities under this Promissory Note, subject only to issuance of such shares of Common Stock or Nonvoting Common Stock, as the case may be, which shall be delivered to the registered holder upon surrender of this Promissory Note (including this Allonge to Promissory Note) to the Company for cancellation and will not be reissued.

      5. NO STOCKHOLDER RIGHTS. Nothing contained in this Promissory Note shall be construed as conferring upon the registered holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or with respect to any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or interest shall hereafter be payable or accrued in respect of this Note or the interest represented hereby or the shares obtainable hereunder until, and only to the extent that, this Promissory Note shall have been surrendered and shares shall have been issued to the registered holder in accordance with the terms of this Allonge to Promissory Note.

      6. PLACE OF TENDER. Tender of this Promissory Note (including this Allonge to Promissory Note) is to be made at the offices of the Company, Pamida Holdings Corporation, 8800 "F" Street, Omaha, Nebraska 68127-1574, Attention:
Chief Financial Officer or to such other address as specified by prior written notice from the Company to the registered holder of this Promissory Note. Shares of Common Stock will be delivered to the registered holder promptly upon such tender at such holder's address as set forth on the records of the Company.

      7. GOVERNING LAW. This Promissory Note shall be governed by and construed in accordance with the laws of Delaware, excluding that body of law relating to conflict of laws.

      8. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Promissory Note. Except where otherwise indicated, all references herein to sections refer to sections hereof.

      9. DEFINITIONS. For purposes of this Allonge to Promissory Note, "Common Stock" means Common Stock of the Company, and "Nonvoting Common Stock" means Nonvoting Common Stock of the Company.

      IN WITNESS WHEREOF, the Company has executed and delivered this Allonge to Promissory Note on _________________, 1997.

                                        PAMIDA HOLDINGS CORPORATION


                                        By:________________________________
                                           Steven S. Fishman, Chairman of the
                                           Board and Chief Executive Officer


This Allonge to Promissory Note amends the Promissory Note described below:

Series:
Date:
Registered Holder:
Principal (including amounts
added in payment of interest):
Interest:
Total Principal and Interest:
Shares to be issued in full payment of this Promissory Note
      Number of shares:
      Class:


Endorsed and Tendered
for Exchange in Accordance
with this Allonge to Promissory Note


____________________________________
Registered Holder

By:_________________________________

Its:________________________________

Date:_______________________________


                                    EXHIBIT B

                             NONVOTING COMMON STOCK

      Part 4 of Section 4.3 of Article Fourth of the Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

      Part 4.  CONVERSION.

      4A.   CONVERSION OF NONVOTING COMMON STOCK.

            Each holder of shares of Nonvoting Common Stock shall be entitled to convert into the same number of shares of Common Stock any or all of such holder's shares of Nonvoting Common Stock if (i) such conversion would not have the effect of causing such holder (or a group acting in concert as a partnership or other group of which such holder is a member) to become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Corporation representing 30% or more of the combined voting power of the outstanding securities of the Corporation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors (hereinafter, a "30% Holder"); provided, however, that, notwithstanding the foregoing provisions of this clause (i), if immediately prior to a transfer of shares of Nonvoting Common Stock to a transferee holder, the transferor of such shares would have been a 30% Holder if its holdings of Nonvoting Common Stock were deemed converted into shares of Common Stock, then the transferee holder of such shares of Nonvoting Common Stock shall not have the right to convert such shares of Nonvoting Common Stock into shares of Common Stock until the sixty-first day after the date of the transfer, or (ii) the 11 3/4% Senior Subordinated Notes due 2003 of Pamida, Inc., a Delaware corporation (the "Senior Subordinated Notes") are not outstanding and have not been replaced with a debt issue with comparable provisions requiring redemption or otherwise imposing requirements or restrictions on the Corporation or the issuer of such replacement debt issue in the event a person or group becomes a 30% Holder. For purposes of this Part 4, a "person" shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization, or other entity or organization.

      4B.   CONVERSION PROCEDURE.

            (i) Each conversion of shares of Nonvoting Common Stock into shares of Common Stock pursuant to Part 4A above shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares of Nonvoting Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of Nonvoting Common Stock represented by such certificate or certificates into shares of Common Stock. Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted shares of Nonvoting Common Stock as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

            (ii) Promptly after the surrender of such certificates and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions (a) the certificate or certificates for the shares of Common Stock issuable upon such conversion and (b) a certificate representing any shares of Nonvoting Common Stock which were represented by the certificate or certificates surrendered to the Corporation in connection with such conversion but which were not converted.

            (iii)The issuance of certificates for shares of Common Stock upon conversion of shares of Nonvoting Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

            (iv) The Corporation at all times shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of shares of Nonvoting Common Stock, such number of shares of Common Stock as may be issuable upon the conversion of all outstanding shares of Nonvoting Common Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens, and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance).

            (v) The Corporation shall not close its books against the transfer of shares of Nonvoting Common Stock or shares of Common Stock issued or issuable upon conversion of shares of Nonvoting Common Stock in any manner which would interfere with the timely conversion of shares of Nonvoting Common Stock.

            (vi) If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock or Nonvoting Common Stock, then the outstanding shares of the other of such classes of stock shall be proportionately subdivided or combined in a similar manner.



                                                                       EXHIBIT 3


Text  of  Proposed   Amendment  to  Section  4.2  of  Restated   Certificate  of
Incorporation of Pamida Holdings Corporation.

                     4.2 RECLASSIFICATION OF PREFERRED STOCK

            Upon the effectiveness of this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation (the "Effective Date"), each outstanding share of Senior Preferred and each outstanding share of Junior Preferred shall be changed and reclassified, without any other action being required on the part of the respective holders thereof, into the number of shares of Common Stock of the Corporation calculated as follows: The number of shares of Common Stock to be issued for the outstanding shares of Senior Preferred and Junior Preferred held by each holder thereof shall be equal to the Liquidation Value of such holder's shares of Senior Preferred and Junior Preferred divided by nine (9) and rounded up to the next whole number. The "Liquidation Value" of each share of Senior Preferred or Junior Preferred shall mean the Liquidation Value as determined pursuant to the terms of Section 4.2 of Article Fourth of the Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the Effective Date plus any unpaid dividends not included in the Liquidation Value accrued from the most recent Dividend Reference Date (as such term is defined in the Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the Effective Date) to the close of business on the Effective Date.

            At and  after  the  Effective  Date,  holders  of  shares  of Senior
      Preferred  and  Junior  Preferred,  upon  surrender  of a  certificate  or certificates for such shares to the Corporation, shall be entitled to receive in replacement thereof a certificate representing the number of shares of Common Stock of the Corporation into which the aggregate number of shares of Senior Preferred or Junior Preferred represented by the certificate or certificates so surrendered shall have been changed and reclassified pursuant to the preceding paragraph of this Section 4.2. From and after the Effective Date, until surrendered and replaced in accordance with this paragraph, each such certificate representing shares of Senior Preferred or Junior Preferred shall be deemed for all corporate purposes to represent the number of shares of Common Stock of the Corporation into which such shares of Senior Preferred or Junior Preferred shall have been changed and reclassified pursuant to the preceding paragraph of this
      Section 4.2; provided, however, that the rights of the holders of such certificates representing shares of Senior Preferred or Junior Preferred
      (i) to vote and (ii) to receive dividends and distributions, if any, payable to holders of Common Stock of the Corporation shall be governed by the following provisions of this paragraph. After the Effective Date, no holder of shares of Senior Preferred or Junior Preferred shall have the right to vote on any matter submitted to a vote of the holders of Common Stock of the Corporation until the Corporation, in accordance with the provisions of this paragraph, has issued to such holder a certificate for the shares of Common Stock of the Corporation into which such shares of Senior Preferred or Junior Preferred shall have been changed and reclassified pursuant to the preceding paragraph of this Section 4.2. Unless and until the certificate or certificates representing shares of Senior Preferred or Junior Preferred have been surrendered to the Corporation as contemplated in this paragraph, no dividends or other distributions payable to holders of Common Stock of the Corporation as of a record date at or after the Effective Date shall be paid to any holder of such certificate or certificates. Subject to the effect of unclaimed property, escheat, and other applicable laws, after the surrender of any such certificate for shares of Senior Preferred or Junior Preferred, there shall be paid to the record holder of the shares of Common Stock of the Corporation issued in replacement of such certificate, without interest,
      (i) the amount of dividends or other distributions with a record date at or after the Effective Date but prior to such surrender theretofore paid with respect to such shares of Common Stock of the Corporation and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Date but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Common Stock of the Corporation. From and after the Effective Date, the stock transfer books of the Corporation with respect to the Senior Preferred and the Junior Preferred shall be closed, and no transfer of any of such shares thereafter shall be made. If, after the Effective Date, certificates for shares of Senior Preferred or Junior Preferred are presented to the Corporation for transfer, then such certificates shall be cancelled and replaced by certificates issued in the name of the transferee representing the appropriate number of shares of Common Stock of the Corporation as provided in this paragraph.



                                                                       EXHIBIT 4


      Text of Proposed Amendment to Section 4.1 of Restated Certificate of Incorporation of Pamida Holdings Corporation.



                                  4.1 GENERAL

            The total number of shares of stock which the Corporation has authority to issue is 29,002,141 consisting of:

            (i) 514 shares of 16.25% Senior Cumulative Preferred Stock, par value $1.00 per share (the "Senior Preferred");

            (ii) 1,627 shares of 14.25% Junior  Cumulative  Preferred Stock, par value $1.00 per share (the "Junior Preferred");

            (iii)25,000,000  shares of Common  Stock, par value  $.01  per share
                 (the "Common Stock"); and

            (iv) 4,000,000  shares of Nonvoting Common Stock, par value $.01 per share (the "Nonvoting Common Stock").



                                      * * *

               Obsolete Provisions to be Deleted from Section 4.1:

      "The Senior Preferred and the Junior Preferred are collectively referred to in this ARTICLE FOURTH as the "Preferred Stock".

      The Common Stock previously was designated in this Certificate of Incorporation as "Class A Common Stock" and previously was referred to in this ARTICLE FOURTH as "Class A Common". All remaining references in this ARTICLE FOURTH to Class A Common shall mean Common Stock.

      When this Section 4.1, as amended, becomes effective (the "Effective Time"), and without any further action being required on the part of the Corporation or its stockholders, each share of Common Stock (formerly Class A Common) then outstanding automatically shall be split up and changed into five
(5) shares of Common Stock. Each certificate outstanding at the Effective Time which prior to the Effective Time represented one or more shares of Common Stock thereafter shall continue to represent the same number of shares of Common Stock; and the Corporation promptly after the Effective Time shall issue to each holder of record of Common Stock at the close of business on the day immediately preceding the day on which the Effective Time occurs an additional certificate representing the additional shares of Common Stock to which such holder shall be entitled by reason of the split-up and change of the Common Stock provided for in this paragraph. However, notwithstanding the foregoing provisions of this paragraph, such split-up shall be effected in such a manner as to eliminate fractional interests in shares of the Common Stock; accordingly, there shall be issued to each holder of Common Stock who is entitled to receive additional shares of Common Stock as a result of such split-up that number of shares of Common Stock which will result in the total number of shares of Common Stock held by such holder being a whole number of shares of Common Stock equal to (i) five (5) times the number of shares of Common Stock held by such holder immediately prior to the Effective Time less (ii) any fraction of a share of Common Stock which would result from such multiplication; and in lieu of the fraction of a share referred to in the preceding clause (ii), promptly after the Effective Time the Corporation shall pay to such holder in cash an amount equal to such fraction multiplied by $16.00."




                                                                       EXHIBIT 5



Text  of  Proposed   Amendment  to  Section  4.3  of  Restated   Certificate  of
Incorporation  of Pamida Holdings Corporation.



                   4.3 COMMON STOCK AND NONVOTING COMMON STOCK

            Except as otherwise provided in this Section 4.3 or as otherwise required by applicable law, all shares of Common Stock and Nonvoting Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations, and restrictions.

            Part 1.  VOTING RIGHTS.

            Except as otherwise provided in this Section 4.3 or in ARTICLE ELEVENTH or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, and the holders of Nonvoting Common Stock shall have no right to vote on any matters to be voted on by the Corporation's stockholders; provided, that the holders of Nonvoting Common Stock shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization, in which shares of Nonvoting Common Stock would receive or be exchanged for consideration different on a per share basis from the consideration received with respect to or in exchange for shares of Common Stock or would otherwise be treated differently from shares of Common Stock, except that shares of Nonvoting Common Stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or in exchange for the Common Stock so long as (i) such non-voting securities are convertible into voting securities on the same terms as Nonvoting Common Stock is convertible into Common Stock under
      Part 4 of this Section 4.3 and (ii) all other consideration is equal on a per share basis.

            Part 2.  DIVIDENDS

            As and when dividends are declared or paid thereon, whether in cash, property, or securities of the Corporation, the holders of Common Stock and the holders of Nonvoting Common Stock shall be entitled to participate in such dividends ratably on a per share basis; provided, that (i) if dividends are declared which are payable in shares of Common Stock or Nonvoting Common Stock, then dividends shall be declared which are payable at the same rate on both classes of stock, the dividends payable in shares of Common Stock shall be payable to holders of Common Stock, and the dividends payable in shares of Nonvoting Common Stock shall be payable to holders of Nonvoting Common Stock and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Nonvoting Common Stock, at such holder's request, dividends consisting of non-voting securities of the Corporation which are otherwise identical to such voting securities and which are convertible into or exchangeable for such voting securities on the same terms as Nonvoting Common Stock is convertible into Common Stock under
      Part 4 of this Section 4.3.

            Part 3.  LIQUIDATION.

            Except as otherwise provided by applicable law or by the Restated Certificate of Incorporation of the Corporation or any amendments thereto, in the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock and the holders of Nonvoting Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock and Nonvoting Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

            Part 4.  CONVERSION.

      4A.   CONVERSION OF NONVOTING COMMON STOCK.

            Each holder of shares of Nonvoting Common Stock shall be entitled to convert into the same number of shares of Common Stock any or all of such holder's shares of Nonvoting Common Stock if (i) such conversion would not have the effect of causing such holder (or a group acting in concert as a partnership or other group of which such holder is a member) to become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Corporation representing 30% or more of the combined voting power of the outstanding securities of the Corporation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors (hereinafter, a "30% Holder"); provided, however, that, notwithstanding the foregoing provisions of this clause (i), if immediately prior to a transfer of shares of Nonvoting Common Stock to a transferee holder, the transferor of such shares would have been a 30% Holder if its holdings of Nonvoting Common Stock were deemed converted into shares of Common Stock, then the transferee holder of such shares of Nonvoting Common Stock shall not have the right to convert such shares of Nonvoting Common Stock into shares of Common Stock until the sixty-first day after the date of the transfer, or (ii) the 11 3/4% Senior Subordinated Notes due 2003 of Pamida, Inc., a Delaware corporation (the "Senior Subordinated Notes") are not outstanding and have not been replaced with a debt issue with comparable provisions requiring redemption or otherwise imposing requirements or restrictions on the Corporation or the issuer of such replacement debt issue in the event a person or group becomes a 30% Holder. For purposes of this Part 4, a "person" shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization, or other entity or organization.

      4B.   CONVERSION PROCEDURE.

            (i) Each conversion of shares of Nonvoting Common Stock into shares of Common Stock pursuant to Part 4A above shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares of Nonvoting Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of Nonvoting Common Stock represented by such certificate or certificates into shares of Common Stock. Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted shares of Nonvoting Common Stock as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

            (ii) Promptly after the surrender of such certificates and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions (a) the certificate or certificates for the shares of Common Stock issuable upon such conversion and (b) a certificate representing any shares of Nonvoting Common Stock which were represented by the certificate or certificates surrendered to the Corporation in connection with such conversion but which were not converted.

            (iii)The issuance of certificates for shares of Common Stock upon conversion of shares of Nonvoting Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

            (iv) The Corporation at all times shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of shares of Nonvoting Common Stock, such number of shares of Common Stock as may be issuable upon the conversion of all outstanding shares of Nonvoting Common Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens, and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance).

            (v) The Corporation shall not close its books against the transfer of shares of Nonvoting Common Stock or shares of Common Stock issued or issuable upon conversion of shares of Nonvoting Common Stock in any manner which would interfere with the timely conversion of shares of Nonvoting Common Stock.

            (vi) If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock or Nonvoting Common Stock, then the outstanding shares of the other of such classes of stock shall be proportionately subdivided or combined in a similar manner.

            Part 5.  AMENDMENT AND WAIVER.

            No amendment or waiver of any provision of this Section 4.3 shall be effective without the prior approval of the holders of a majority of the then outstanding shares of Nonvoting Common Stock voting as a separate class."


                                      * * *

               Obsolete Provisions to be Deleted from Section 4.3:

      Deletion from Part 2:

            "The rights of the holders of Common Stock and Nonvoting Common Stock to receive dividends are subject to the provisions of the Preferred Stock, but the holders of Preferred Stock shall not be entitled to receive any dividends in excess of those to which they shall be entitled pursuant to the Restated Certificate of Incorporation of the Corporation or any amendments thereto."


      Deletions from Part 3:

            "after payment shall have been made to the holders of Preferred Stock of the full amounts to which they shall be entitled pursuant to the Restated Certificate of Incorporation of the Corporation or any amendments thereto,"

            "to the exclusion of the holders of Preferred Stock,"





                                      PROXY


                           PAMIDA HOLDINGS CORPORATION
     PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 14, 1997


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby  constitutes and appoints Steven S. Fishman,  Frank
A. Washburn, and George R. Mihalko, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all stock of Pamida Holdings Corporation (the "Corporation") standing in the name of the undersigned at the special meeting of stockholders of the Corporation to be held at the office of the Corporation, 8800 "F" Street, Omaha, Nebraska, at 8:30 a.m. on November 14, 1997, and at any adjournments thereof, on the matters set forth on the reverse side hereof and on any other matters that properly may come before such meeting or any adjournments thereof.

      THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE MATTERS SET FORTH ON THE REVERSE SIDE HEREOF.

      The undersigned hereby ratifies and confirms all that any of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of Special Meeting of Stockholders of the Corporation to be held on November 14, 1997, the Proxy Statement of the Corporation for such Special Meeting, and copies of the Annual Report of the Corporation on Form 10-K for the fiscal year ended February 2, 1997, and the Quarterly Report of the Corporation on Form 10-Q for the quarterly period ended August 3, 1997.


(TO BE SIGNED ON REVERSE SIDE)                              (SEE REVERSE SIDE)

1. Approval of Note Amendment Agreement No. 3 between the Corporation and 399 Venture Partners, Inc. and the transactions contemplated thereby.

            FOR                     AGAINST                      ABSTAIN
            [ ]                       [ ]                          [ ]


2. Approval of an amendment to the Restated Certificate of Incorporation of the Corporation to change and reclassify all of the outstanding shares of Preferred Stock of the Corporation into shares of Common Stock of the Corporation.

            FOR                     AGAINST                      ABSTAIN
            [ ]                       [ ]                          [ ]



3A. Approval of an amendment to the Restated Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock of the Corporation.

            FOR                     AGAINST                      ABSTAIN
            [ ]                       [ ]                          [ ]



3B. Approval of an amendment to the Restated Certificate of Incorporation of the Corporation to increase the number of authorized shares of Nonvoting Common Stock of the Corporation.

            FOR                     AGAINST                      ABSTAIN
            [ ]                       [ ]                          [ ]



3C. Approval of an amendment to the Restated Certificate of Incorporation of the Corporation to amend the conversion terms of the Nonvoting Common Stock of the Corporation.

            FOR                     AGAINST                      ABSTAIN
            [ ]                       [ ]                          [ ]



3D. Approval of an amendment to the Restated Certificate of Incorporation of the Corporation to reduce the number of authorized shares of Junior Cumulative Preferred Stock of the Corporation.

            FOR                     AGAINST                      ABSTAIN
            [ ]                       [ ]                          [ ]



4. Approval of issuance of shares of Common Stock of the Corporation to 399 Venture Partners, Inc. or its assignee upon the future conversion of shares of Nonvoting Common Stock of the Corporation issued to 399 Venture Partners, Inc.

            FOR                     AGAINST                      ABSTAIN
            [ ]                       [ ]                          [ ]




------------------------           -------------------------          ----------
Signature of Shareholder           Signature if Held Jointly             Date


Note: Please sign exactly as name appears  above.  When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. Corporations, partnerships, and limited liability companies should sign in their names by an authorized officer, partner, member, or manager.

                             Washington, D.C. 20549
                                    FORM 10-K

              Annual Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                   For the fiscal year ended February 2, 1997
                         Commission File Number 1-10619

                           PAMIDA HOLDINGS CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Delaware                           47-0696125
     (State or other jurisdiction of       (IRS Employer Identification
      incorporation or organization)        Number)

         8800 "F" Street, Omaha, Nebraska                    68127
     (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code: (402) 339-2400

Securities Registered Pursuant to Section 12(b) of the Act:

          Title of Each                   Name of Each Exchange
              Class                        on Which Registered
          -------------                  -----------------------
          Common Stock                   American Stock Exchange

 Securities Registered Pursuant to Section 12(g) of the Act:

                                      NONE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     The aggregate market value of the voting stock held by non-affiliates of the registrant as of April 15, 1997, was $10,899,162 based upon the closing price for such stock on the American Stock Exchange on such date.

     Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date:

                                                 Outstanding at
             Class of Stock                      April 15, 1997
             --------------                     ----------------
              Common Stock                      5,004,942 shares

     Documents Incorporated by Reference: Portions of the registrant's proxy statement dated March 26, 1997, for the annual meeting of the registrant's stockholders to be held on May 22, 1997, are incorporated by reference into Part III.
                                     PART I

Item 1. BUSINESS.

      FORWARD-LOOKING STATEMENTS

     This 10-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by the Company pursuant to the safe-harbor provisions of the 1995 Act. In connection with these safe-harbor provisions, this 10-K contains certain forward-looking statements which reflect management's current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. The statements are based on many assumptions and factors including sales results, expense levels, competition and interest rates as well as other risks and uncertainties inherent in the Company's business, capital structure and the retail industry in general. Any changes in these factors could result in significantly different results. The Company further cautions that the forward-looking information contained herein is not exhaustive or exclusive. The Company does not undertake to update any forward-looking statements which may be made from time to time by or on behalf of the Company.

      GENERAL.

     Pamida Holdings Corporation conducts its mass merchandise retail business through its wholly owned subsidiary, Pamida, Inc., a Delaware corporation. Unless the context indicates otherwise, the terms "Pamida" and "Company" refer collectively to Pamida Holdings Corporation, its direct and indirect subsidiaries and their predecessors, and "Holdings" refers only to Pamida Holdings Corporation.

     Holdings is a Delaware corporation incorporated in 1986 to acquire all of the capital stock of Pamida, Inc. which, directly since 1981 and through a predecessor prior to 1981, had been engaged in the mass merchandise retail business since 1963. The capital stock of Pamida, Inc. is the only significant asset of Holdings, and Holdings has no material operations of its own.

     On January 19, 1996, the Company announced its intention to close 40 stores located in unprofitable or highly competitive markets. Store closing sales began on January 29, 1996, and the Company completed all of such store closings during the second quarter of the fiscal year ended February 2, 1997. References in this Form 10-K to the "40 Closed Stores" mean such 40 stores.


      STORES.

     At February 2, 1997, Pamida operated 148 mass merchandise retail stores located in 148 small towns (having an average population of approximately 5,500) in 15 Midwestern, North Central and Rocky Mountain states. Pamida's strategic objective is to be the dominant mass merchandise retailer in the communities it serves. The Company believes that it holds the leading market position in over 80% of the communities in which its stores are located.

     Pamida stores generally are located in small towns, normally county seats, where there often is little or no competition from another major mass merchandise retailer and which the Company considers to be either too small to support more than one major mass merchandise retailer (thereby creating a potential barrier to entry by a major competitor) or too small to attract competitors whose stores generally are designed to serve larger populations. At February 2, 1997, 119 of the Company's 148 stores faced no direct local competition from other major mass merchandise retailers.

     The Company's stores average approximately 29,000 square feet of sales area and range in size from approximately 6,000 to 51,000 square feet of sales area. At February 2, 1997, Pamida's stores had an aggregate sales area of approximately 4,348,000 square feet.

     The following table indicates the states in which Pamida's stores were located as of February 2, 1997:

     STATE                                                        TOTAL
     -----                                                        -----
     Minnesota.....................................................  29
     Iowa..........................................................  26
     Nebraska......................................................  15
     Wisconsin.....................................................  14
     Michigan.....................................................   12
     Ohio.........................................................   10
     Wyoming.......................................................   9
     North Dakota..................................................   7
     South Dakota..................................................   7
     Montana.......................................................   7
     Indiana.......................................................   4
     Kansas........................................................   3
     Kentucky .....................................................   2
     Illinois......................................................   2
     Missouri .....................................................   1
                                                                    ---
                                                                    148
                                                                    ===

     The following tables show the number of the Company's store openings, relocations and closings and the aggregate year-end store sales area by fiscal year since fiscal 1993:

                                   Fiscal Year Ended
                        1997    1996    1995    1994    1993

Beginning of year ...    144     184     173     178     178
  Stores opened in
    new markets .....      6       7      17       8       9
  Stores relocated in
    existing markets       2       3      --      --      --
  Stores closed .....     (4)    (10)     (6)    (13)     (9)
                         ---     ---     ---     ---     ---
End of year .........    148     184     184     173     178
Less 40 Closed Stores    ===     (40)    ===     ===     ===
                                 ---
                                 144
                                 ===

                                  Fiscal Year Ended
                        1997    1996    1995    1994    1993

Square feet of
  store sales area
  at year-end (in
  millions)             4.35    5.22    5.09    4.68    4.75
Less 40 Closed Stores          (1.09)
                               ------
                                4.13

     Pamida regularly evaluates all of its stores and from time to time closes stores which no longer meet its standards for sales, profitability, selling area or other applicable criteria.

      STORE EXPANSION PROGRAM.

     Pamida's store expansion program is subject to the Company's ability to negotiate satisfactory leases, to the ability of prospective landlords to obtain financing for new store buildings and to various zoning, site acquisition, environmental, traffic, construction and other contingencies. Three new stores, two of which are replacement stores, are expected to commence operations this year.

     Pamida has identified numerous communities which are potential sites for the Company's prototype stores and in which Pamida believes it can achieve a leading market position, although there is no assurance that Pamida will open stores in such communities or on any particular time schedule.

     In October 1996 the Company agreed to lease a new 200,000 square foot distribution facility to be located in Lebanon, Indiana. Construction of this new facility is underway, and the facility is expected to be completed and operational during the second quarter of the current year.


     Pamida believes that its existing distribution facilities (including the new Lebanon, Indiana facility), senior and middle management staff and corporate infrastructure are sufficient to accommodate the Company's anticipated growth.

     The Company typically invests approximately $1,450,000 to $1,750,000 in a new prototype store. Such expenditures consist primarily of approximately $1,000,000 to $1,200,000 for the initial store inventory, a portion of which is financed by vendor trade credit, and approximately $450,000 to $550,000 for store fixtures and equipment. Because of the redeployment of store fixtures and equipment from the 40 Closed Stores to new stores, the Company expects store fixture and equipment expense to be limited to approximately $250,000 per new store for fiscal 1998. In most cases, building and land costs of approximately $1,450,000 to $1,750,000 per store are financed by unaffiliated developers who lease the real estate to Pamida. To expedite the construction process, Pamida occasionally may construct stores on sites which it acquires, with the expectation that it subsequently will enter into sale-leaseback transactions with respect to such stores with unaffiliated investors.

      SALES AND MERCHANDISING.

     Pamida's merchandising policy is to provide customers with one-stop family shopping convenience and to feature nationally advertised brand-name products as well as some private-label merchandise at attractive prices. Pamida operates its stores on a self-service, primarily cash-and-carry basis and runs weekly advertised promotions throughout the year. All of Pamida's stores accept bank credit cards, which accounted for 14.2% of total store sales during the fiscal year ended February 2, 1997.

     Pamida's typical customers are price-conscious families across the income spectrum. To effectively serve such customers, the Company's stores are open seven days a week for an average of at least 75 hours per week.

     Pamida's two basic merchandise divisions are softlines and hardlines. The softlines division includes men's, women's, children's and infants' clothing, footwear, accessories and jewelry. The hardlines division includes categories such as health and beauty aids, automotive accessories, housewares, cleaning supplies, hardware, paint, sporting goods, toys, stationery, small appliances and electronic items, videos, compact discs and tapes, lawn and garden supplies, linens and other domestics, cameras and accessories, pet supplies and some food and candy items.

     The Company currently owns and operates pharmacies in 41 of its larger stores, and eight of Pamida's other stores contain prescription pharmacies leased to and operated by independent pharmacists. The pharmacies have proved to be effective in building customer loyalty and attracting customers who are likely to purchase other items in addition to prescription drugs. Pamida intends, whenever feasible in light of regulatory and personnel considerations and where space permits, to include a pharmacy in each of its new prototype stores and to add pharmacies to existing stores.

     During the fiscal year ended February 2, 1997, the hardlines division accounted for approximately 72% of Pamida's total sales, while the apparel division and the pharmacies accounted for 23% and 5%, respectively, of Pamida's total sales.

     Among the methods that the Company employs to build customer loyalty and satisfaction are weekly advertised specials, competitive pricing, clean and orderly stores, friendly well-trained personnel, a liberal return policy and a wide variety of special customer services (such as wheelchairs for the elderly and handicapped, restroom facilities and water fountains, seating benches, speedy check-out lanes and expedited check cashing and raincheck and layaway processing) offered under various customer-oriented themes such as "We Care" and "We're Listening". Pamida places special emphasis on maintaining a strong in-stock position in all merchandise categories, particularly with respect to sale items.

     Pamida's business, like that of most other mass merchandise retailers, is seasonal. First quarter sales (February through April) are lower than sales during the other three fiscal quarters, while fourth quarter sales (November through January) in recent years have increased to approximately 30% of the full year's sales and normally involve a greater proportion of higher margin merchandise.


      ADVERTISING AND PROMOTION.

     The Company's extensive advertising primarily utilizes colorful weekly circulars developed by a centralized advertising department at Pamida's headquarters. Such circulars advertise brand-name and other merchandise at significant price reductions and are inserted into local newspapers or mailed directly to customers. Pamida also uses local shoppers publications and coupon books. During fiscal 1997, Pamida spent approximately $11,618,000 (net of promotional allowances provided by vendors) on advertising, which represented approximately 1.8% of fiscal 1997 sales.


      PURCHASING AND DISTRIBUTION.

     Pamida maintains a centralized buying, merchandising and store planning staff at its executive offices. The merchandising department includes two general merchandise managers, five hardlines divisional merchandise managers and three apparel divisional merchandise managers. Each of the divisional merchandise managers supervises from five to seven buyers. Members of the Company's experienced buying staff regularly attend major trade shows, visit both domestic and overseas markets and meet with vendor representatives at the Company's headquarters.

     The merchandise in the Company's stores is purchased from over 3,000 primary manufacturers and suppliers and numerous other vendors. Centralized purchasing enables Pamida to more effectively control inventory shrinkage and to take advantage of promotional programs and volume discounts offered by certain vendors. The Company continuously seeks to optimize merchandise costs, including promotional allowances offered by its suppliers. Pamida also has centralized the management of returned merchandise, which enables the Company to most effectively secure vendor credits and refunds with respect to such merchandise.

     The Company's point-of-sale data capture equipment located in its stores provides current information to Pamida's buyers to assist them in managing inventories, effecting prompt reorders of popular items, eliminating slow-selling merchandise and reducing markdowns.

     Seaway Importing Company, a wholly owned subsidiary of Pamida, Inc., imports a wide variety of merchandise, including sporting goods, pet supplies, toys, electronic items, apparel, hair care items, painting supplies, automotive items and hardware, for sale in Pamida's stores.

     During fiscal 1997, approximately 76% of Pamida's merchandise was supplied to the stores through Pamida's own distribution centers, while the remaining merchandise was supplied directly to the stores by manufacturers or distributors.

      COMPETITION.

     The mass merchandise retail business is highly competitive. The Company's stores generally compete with supermarkets, drug and specialty stores, mail order and catalog merchants and, in some communities, department stores and other mass merchandise retailers. Competitors consist both of independent stores and of regional and national chains, some of which have substantially greater resources than the Company. The type and degree of competition and the number of competitors which Pamida's stores face vary significantly by market.

     Pamida believes that the principal areas of competition in the mass merchandise retail industry are store location, price, merchandise variety and quality and customer service, although numerous other factors also affect the competitive position of any particular store. Among the methods that the Company employs to build customer loyalty and satisfaction are weekly advertised specials, competitive pricing, clean and orderly stores, friendly well-trained personnel, a liberal return policy and a wide variety of special customer services offered under themes such as "We Care" and "We're Listening".

     Pamida stores generally are located in small towns, normally county seats, where there often is little or no competition from another major mass merchandise retailer and which may be either too small to support more than one major mass merchandise retailer (thereby creating a potential barrier to entry by a major competitor) or too small to attract competitors whose stores generally are designed to serve larger populations. The Company believes that, in terms of sales, it is the leading mass merchandise retailer in over 80% of the communities in which its stores are located.

     At February 2, 1997, 119 of Pamida's 148 stores were located in communities in which there was no direct local competition from other major mass merchandise retailers. As of that date, Kmart, Alco, Wal-Mart, Target and ShopKo had stores in 16, 11, 6, 2 and 1 communities, respectively, where Pamida stores are located; however, because some of these communities have more than one of such competitors, only 29 Pamida stores face direct local competition from such retail chains. In recent years the Company's business strategy has been to focus its store expansion program on communities with less likelihood of the entry of a new major competitor, but there can be no assurance that in the future major competitors will not open additional stores in the Company's markets.

     Merchandise prices generally are established on a zone basis at Pamida's executive offices, although store managers are given discretion to adjust prices of key items to meet local competition and to match a competitor's advertised prices. Zone pricing allows the Company to establish prices at different levels in different trade territories, based primarily on competitive conditions within such territories, rather than having a uniform pricing structure throughout the entire chain. Pamida conducts a continuous program of competitor price comparisons that enables the Company to make merchandise price adjustments, when necessary, to assure that the Company maintains a competitive position.

      EMPLOYEES.

     As of February 2, 1997, Pamida had approximately 5,700 employees, of whom approximately 2,800 were full-time and 2,900 were part-time. The number of employees varies on a seasonal basis. None of Pamida's employees are represented by a labor union, and the Company believes that its relations with its employees are good.

     At February 2, 1997, the average length of service of the Company's management staff was as follows:

                                     Average
                                      Years
                                             Number     of Service
                                             ------     ----------
Top Management                                  2          15.3
Senior Vice Presidents and Vice Presidents     16           5.7
District Managers                              12          20.3
Pharmacy District Supervisors                   3           4.9
Store Managers                                148          10.7
Pharmacy Managers                              41           3.1


     Pamida's human resources department is responsible for company-wide salary and wage administration, as well as all benefit-plan administration. The human resources department works closely with store operations in the development and administration of Pamida's store-level employee training programs. In addition, Pamida has an ongoing program for the development of management personnel to fill positions in all facets of the Company's operations and makes a concerted effort to identify and train potential successors for all of its key middle and senior managers.

Item 2.  PROPERTIES.

     At February 2, 1997, the Company owned 20 of its 148 store buildings, while its remaining 128 stores operated in leased premises. A substantial majority of the Company's leases have renewal options, with approximately 49% of the leases having unexpired current terms of five years or more. The following table provides information relating to the remaining lease terms for the Company's leased stores at February 2, 1997:


          Lease Expiring             Number of Leased Stores
       During the Period (1)                 2/02/97


          1/97 to 12/98                         5
          1/99 to 12/00                         5
          1/01 to 12/02                        10
          1/03 to 12/04                         8
            After 12/04                       100
                                              ---
               Total                          128
                                              ===
---------------
(1) Includes renewal options.


     Pamida's management believes that the physical condition of the Company's stores generally is very good. All of the Company's stores are continuously updated to conform to Pamida's operating and merchandising standards.

     The Company's general offices and one of its two distribution centers are located in a 215,000 square foot building in Omaha, Nebraska, owned by the Company. This facility contains approximately 135,000 square feet of warehouse space and approximately 80,000 square feet of office space.

     Pamida's primary distribution center is a 336,000 square foot "flow-through" facility situated on a 22-acre tract of land in Omaha approximately one mile from the distribution center described above. This facility, which is owned by Pamida, serves primarily as a redistribution center for bulk shipments and promotional merchandise on which cost savings can be realized through quantity purchasing. Pamida also owns an additional 10-acre tract of land adjacent to such distribution center which would permit that facility to be further expanded by almost 60%.

     In October 1996, the Company agreed to lease a new 200,000 square foot distribution facility to be located in Lebanon, Indiana. Construction of this new facility, currently is underway, and the facility is expected to be operational during the second quarter of the current year. This distribution facility will replace the 100,000 square foot warehouse facility previously operated by the Company in the Milwaukee, Wisconsin area, which was closed and the lease terminated in December 1996 due to eminent domain action by the City of Glendale, Wisconsin. Under the Wisconsin administrative code, Pamida has up to two years to file a claim for "Actual and Reasonable Moving Expenses" in connection with the Company's relocation to Lebanon, Indiana. The Lebanon facility also will be used as a redistribution center for bulk shipments and promotional merchandise.

     Pamida also has a warehouse facility in Omaha which contains approximately 41,000 square feet of space and is located immediately adjacent to the Company's general offices. This warehouse, which is owned by Pamida, is used for the processing of merchandise to be returned to vendors and by the advertising department in connection with its printing operations.

     In addition to its retail stores, distribution centers and warehouse facility, Pamida's tangible assets include inventories, warehouse and store fixtures and equipment, merchandise handling equipment, office and data processing equipment, motor vehicles and an airplane.

Item 3.  LEGAL PROCEEDINGS.

     Pamida is a party to a number of lawsuits incidental to its business, the outcome of which, both individually and in the aggregate, is not expected to have a material adverse effect on the Company's operations or financial condition.

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         None.

                                      * * *

EXECUTIVE OFFICERS OF THE REGISTRANT.

     The present executive officers of Holdings are Steven S. Fishman (Chairman of the Board, President and Chief Executive Officer) Frank A. Washburn (Executive Vice President, Chief Operating Officer and Secretary), and George R. Mihalko (Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary). Information concerning such executive officers appears in the following paragraphs:

     Mr. Fishman, age 46, has served as President and Chief Executive Officer of Holdings and Pamida, Inc. since April 1993 and as Chairman of the Board of Holdings and Pamida, Inc. since August 1993. From 1988 to March 1993, Mr. Fishman was employed by Caldor, Inc. as Senior Vice President and General Merchandise Manager-Homelines. Mr. Fishman has been a director of Holdings since 1993 and also is a director of Pamida, Inc.

     Mr. Washburn, age 48, has served as Chief Operating Officer of Holdings and Pamida, Inc. since March 1997, Executive Vice President of Holdings since September 1995 and Executive Vice President of Pamida, Inc. since February 1995. Mr. Washburn previously served as Senior Vice President - Human Resources of Pamida, Inc. from 1993 to 1995 and as Vice President - Human Resources of
Pamida, Inc. from 1987 to 1993. Mr. Washburn also serves as Secretary of Holdings and Pamida Inc. Mr. Washburn joined Pamida's predecessor in 1965. Mr. Washburn has been a director of Holdings since 1995 and also is a director of Pamida, Inc.

     Mr. Mihalko, age 42, has served as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Holdings and Pamida, Inc. since September 1995. From February 1993 to September 1995, Mr. Mihalko was employed by Pier 1 Imports, Inc. as Vice President and Treasurer. From July 1990 to February 1993, Mr. Mihalko was employed by Burlington Northern Railroad as Assistant Treasurer.

     The executive officers of Holdings may be removed from their respective positions as such officers at any time by the Board of Directors of Holdings, subject to any rights which they may have under employment agreements with the Company.

                                     PART II

Item  5.  MARKET  FOR  REGISTRANT'S  COMMON  EQUITY  AND  RELATED
            STOCKHOLDER MATTERS.

     The Common Stock of Holdings has been listed and traded on the American Stock Exchange since September 18, 1990. Prior to that date, no market existed for such Common Stock.

     The high and low sales prices for the Common Stock of Holdings on the American Stock Exchange for fiscal 1997 and fiscal 1996 are as follows:

      Fiscal 1997:                  High          Low

     4th Quarter                  2 5/16        1 1/2
     3rd Quarter                  2 3/8         1 5/8
     2nd Quarter                  3 1/4         2 1/8
     1st Quarter                  3 1/4         2 1/8


      Fiscal 1996:                  High          Low

      4th Quarter                 4 3/16        2 1/2
      3rd Quarter                 4 5/8         2 1/4
      2nd Quarter                 6             4
      1st Quarter                 7 3/4         6

     As of March 24, 1997 there were 297 record holders of the Common Stock of Holdings.

     Holdings has never declared or paid any cash dividends on its Common Stock and does not intend to pay any such dividends in the foreseeable future. The obligations of Pamida, Inc. under certain of its financing arrangements are guaranteed by Holdings. Such financing arrangements presently prohibit the payment of dividends by Holdings on its Common Stock and also significantly restrict the ability of Pamida, Inc. to pay dividends or make other distributions to Holdings.

Item 6.  SELECTED FINANCIAL DATA.

                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
         (Dollar amounts in thousands - except per share and other data)

                                                                 Fiscal Years Ended
                                            ----------------------------------------------------------------
                                            February 2,   January 28,   January 29,  January 30,  January 31,
                                               1997 (1)     1996          1995         1994         1993
                                            -----------   -----------   -----------  -----------  -----------
INCOME STATEMENT DATA:
Sales ...................................   $ 633,189     $ 736,315     $ 711,019    $ 656,910    $ 622,941

Gross profit ............................     154,090       177,688       177,367      158,906      154,695
Selling, general and
   administrative expenses ..............     125,105       151,096       143,585      133,921      124,225
                                            ---------     ---------     ---------    ---------    ---------
Operating income ........................      28,985        26,592        33,782       24,985       30,470
Interest expense ........................      29,781        29,526        27,367       26,588       25,147
Long-lived asset write-off ..............          --        78,551            --           --           --
Store closing costs .....................          --        21,397            --           --           --
                                            ---------     ---------     ---------    ---------    ---------
(Loss) income before provision for income
   taxes and extraordinary item .........        (796)     (102,882)        6,415       (1,603)       5,323
Income tax (benefit) provision ..........          --        (7,863)        3,500          427        3,061
                                            ---------     ---------     ---------    ---------    ---------

(Loss) income before extraordinary item .        (796)      (95,019)        2,915       (2,030)       2,262
Extraordinary item ......................          --           371            --       (4,943)          --
                                            ---------     ---------     ---------    ---------    ---------

Net (loss) income .......................        (796)      (94,648)        2,915       (6,973)       2,262
Less preferred dividends
   and discount amortization ............         391           362           361          359          357
                                            ---------     ---------     ---------    ---------    ---------

Net (loss) income available
   for common shares ....................   $  (1,187)    $ (95,010)    $   2,554    $  (7,332)   $   1,905
                                            =========     =========     =========    =========    =========

Weighted average number of common and
   common equivalent shares outstanding     5,004,942     5,034,536     5,024,745    4,999,984    4,999,984
                                            =========     =========     =========    =========    =========

Net (loss) earnings per common share:
   (Loss) earnings before extraordinary
     item .............................     $    (.24)    $  (18.94)    $     .51    $    (.48)   $     .38
   Extraordinary item .................            --     $     .07            --         (.99)          --
                                            ---------     ---------     ---------    ---------    ---------

   Net (loss) earnings per common share     $    (.24)    $  (18.87)    $     .51    $   (1.47)   $     .38
                                            =========     =========     =========    =========    =========

BALANCE SHEET DATA:
    Working capital .....................   $  28,673     $  34,082     $  46,725    $  41,323    $  16,515
    Total assets ........................     269,188       258,525       354,367      314,621      309,629
    Long-term debt ......................     168,000       163,746       162,505      160,315      132,006
    Obligations under capital leases ....      33,999        36,559        43,050       35,618       37,164
    Redeemable preferred stock ..........       1,875         1,826         1,779        1,734        1,690
    Common shareholders' (deficit) equity     (87,303)      (86,116)        8,876        6,322       13,654

OTHER DATA:
    Team Members ........................       5,700         7,200         7,200        6,100        5,900
    Number of stores ....................         148           184           184          173          178
    Retail square feet (in millions) ....        4.35          5.22          5.09         4.68         4.75

(1)  Represents a 53 week year.


Item  7.  MANAGEMENT'S   DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS.


                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                          (Dollar amounts in thousands)


       YEAR ENDED FEBRUARY 2, 1997 COMPARED TO YEAR ENDED JANUARY 28, 1996

     SALES - As discussed in Note O to the financial statements, the Company closed forty stores at the end of fiscal 1996 in unprofitable or highly competitive markets which did not fit the Company's niche market strategy. Consequently, the Company experienced a planned decrease in total sales for fiscal 1997 of $103,126 or 14.0% compared to fiscal 1996 due primarily to the reduced number of stores. During fiscal 1997 the Company opened eight new prototype stores, of which six are located in new markets and two were relocations; the Company also closed two stores, resulting in a net increase in selling area during the fiscal year of approximately 216,000 square feet (not including changes relating to the forty stores closed as of fiscal year end
1996) to a total of 4,348,000 square feet. As of February 2, 1997, the Company's store base included 35 of the Company's most recent store prototype, which represented 28.7% of the Company's total selling square feet.

     Comparable store sales during the 53-week fiscal 1997 period decreased by $8,893 or 1.5% from the 52-week fiscal 1996 period. Comparable store sales on a 53-week to 53-week basis decreased by 2.6%. Sales were affected primarily by slowed warehouse distributions to stores as a result of the implementation of a new warehouse inventory management system initiated in the first quarter of fiscal 1997. The slowed distributions caused a deterioration of merchandise in-stock positions in most of the Company's stores, resulting in lost sales. While implementation of the warehouse system was largely completed by August 1996, and in-stock positions at the stores improved thereafter, sales remained below management expectations due to reduced customer traffic continuing in the third and fourth quarters. Comparable sales also were affected during much of the year by low-margin clearance sales in fiscal 1996 which were not necessary at the same level in fiscal 1997. However, beginning late in the holiday shopping season and continuing through fiscal year end, sales improved as the Company demonstrated to customers its improved in-stock position in all product categories.

     The Company experienced substantial comparable store sales increases in fiscal 1997 in several merchandise categories, the most dramatic of which were in the pharmacy prescription, junior apparel, grocery and ready-to-wear areas. Comparable store sales gains also were generated in the hosiery, team sports, camera, stationery, health aids and bath categories. The Company experienced comparable store sales decreases in several categories. The largest dollar decreases on a comparable store basis were in the electronics, automotive, misses bottoms, men's shoes, electrical and appliance areas. Management believes that subtle adjustments made to the Company's softlines strategy at the end of fiscal 1996 to meet customer demand for a deeper selection of basic apparel had a positive impact on sales and margins in softlines during fiscal 1997.

     GROSS PROFIT - Gross profit dollars were affected by the reduced number of stores in operation during fiscal 1997 as compared to fiscal 1996. The Company's merchandise gross profit as a percentage of sales improved to 27.8% in fiscal 1997 from 26.8% in fiscal 1996. However, this improvement was diluted by additional costs related to the implementation of the new warehouse inventory management system discussed above. Warehouse costs increased to $13,457 from $11,066 last year and increased as a percent of sales to 2.1% from 1.5% last year. Delivery costs decreased to $7,637 in fiscal 1997 from $8,845 last year and amounted to 1.2% of sales in both years. Accordingly, gross profit decreased by $23,598, or 13.3%, to $154,090 in fiscal 1997 from $177,688 in fiscal 1996 but, as a percentage of sales, increased to 24.3% in fiscal 1997 from 24.1% in fiscal 1996.

     SELLING, GENERAL AND ADMINISTRATIVE expense decreased $25,991, or 17.2%, to $125,105 in fiscal 1997 from $151,096 in fiscal 1996. As a percentage of sales, selling, general and administrative expense decreased to 19.8% from 20.5% last year. This reduction was largely attributable to reductions in store level expenses. Store payroll, controllable and occupancy expenses accounted for 64.2% of the total decrease in selling, general and administrative expense and decreased by 14.5%, 17.5% and 13.9%, respectively. Selling, general and administrative expense also was positively impacted by a 28.9% reduction in advertising costs which accounted for 18.2% of the gross decrease in selling, general and administrative expense. All of these areas of expense were impacted by the elimination of costs related to the forty stores which were closed as of the end of fiscal 1996. Selling, general and administrative expense also was impacted by an 11.0% decrease in corporate general and administrative costs which accounted for 11.3% of the gross decreases in selling, general and administrative expense. The major components of this decrease were decreases in the net costs of insurance, professional fees, management bonuses and related fringe benefits.

     Selling, general and administrative expense also was positively impacted by the elimination of amortization of goodwill and favorable leasehold interests resulting from the write-off of these items in the fourth quarter of fiscal 1996. The decreases in selling, general and administrative expense were offset by a $1,246 reduction in other income which was attributable largely to one-time gains realized in fiscal 1996, primarily from the sale of idle transportation company assets.

     The Company is continuing to focus on controlling selling, general and administrative expenses. Store operating expenses as a percent of sales are anticipated to remain relatively constant in fiscal 1998. Certain expense categories are anticipated to increase somewhat as a percent of sales due to more normal clearance activity and expected increases in interest expense, information systems costs, store payroll expenses (due to federally mandated minimum wage increases) and incentive compensation. The Company expects to begin to realize operating efficiencies from systems enhancements in the warehouse and distribution areas in fiscal 1998 and in the merchandising areas beginning in the second half of fiscal 1999. Further expense leveraging is expected in future years through internal growth as well as the addition of new stores.

     INTEREST expense increased marginally by $255 or 0.9% for fiscal 1997 compared to fiscal 1996. The increase in interest expense for fiscal 1997 was attributable primarily to higher usage of the revolving line of credit and to the outstanding promissory notes of the Company which require quarterly compounding interest payments to be paid in kind. These increases were largely offset by decreased interest related to lower average outstanding capitalized lease obligations in fiscal 1997 compared to fiscal 1996.

     INCOME TAX PROVISION - No income tax benefit on losses for fiscal 1997 will be recorded until the Company can establish with a reasonable degree of certainty the potential utilization of certain tax loss carry forwards from prior year store closing charges. The effective tax rate in fiscal 1996 was 7.6% and was impacted by the non-deductible amortization and write-off of goodwill and the reserves recorded to offset the deferred tax assets.


      YEAR ENDED JANUARY 28, 1996 COMPARED TO YEAR ENDED JANUARY 29, 1995


WRITE-OFF OF LONG-LIVED ASSETS AND STORE CLOSING CHARGE.

     During fiscal 1996, weak trends in the retail industry combined with increasing competition lowered the operating results of the Company. While operating results in the first three quarters of the year were behind plan, management focused on strategies to achieve its plan during the important fourth quarter season.

     During the fourth quarter, management reviewed its expectations for near- and long-term performance of the Company, revised its earnings projections and reassessed the recoverability of the Company's long-lived assets.

     As explained in Note N to the financial statements, in the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No.121 "Accounting For the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" (SFAS 121). This financial accounting standard requires the Company to perform an analysis of the recoverability of the net book value of long-lived assets. The Company analyzed cash flows on an individual store basis to assess recoverability of store level long-lived assets including allocated goodwill. As a result of this analysis, impairment totaling $27,228 on a pre-tax basis was indicated at certain stores.

     The Company also analyzed the value of its remaining goodwill and favorable leasehold interests not impaired under the store-level SFAS 121 analysis using its historical method under Accounting Principles Board Opinion No. 17 (APB 17) and determined that such remaining amounts also were impaired. The APB 17 analysis projected a fifteen-year forecast period and produced $5,186 of aggregate undiscounted adjusted net income, including projected adjusted net losses for fiscal 1997 of $4,522, which included interest expense of $26,242 paid in cash and interest payable `in kind' (PIK) of $4,453, and for fiscal 1998 of $2,863, which included cash interest expense of $26,581 and PIK interest of $5,121. For fiscal 1999, the Company projected adjusted net income of approximately $967, which included cash interest expense of approximately $26,581 and PIK interest of $5,889. Due to the uncertainty of projections beyond 1999, this level of adjusted net income was assumed to continue for each of the remaining fiscal years in the projection period. Accordingly, a non-cash pre-tax charge totaling $51,323 was recorded as indicated in Note N to the financial statements.

     Also, management's fourth quarter review of individual stores' operations and cash flows resulted in the identification of forty unprofitable or competitive market stores which did not fit the Company's niche market strategy. Consequently, a pre-tax charge totaling $21,397 was recorded at January 28, 1996 to cover the costs necessary to close these stores as indicated in Note O to the financial statements.

     SALES for fiscal 1996 increased $25,300 or 3.6% compared to fiscal 1995. Comparable store sales decreased $4,160 or 0.7%. Excluding the forty stores closed as of the end of fiscal 1996, comparable store sales increased by 0.1%. During fiscal 1996 the Company opened ten new prototype stores of which seven were located in new markets and three were relocations. The Company also closed ten stores (excluding the 40 stores identified to be closed as discussed above), resulting in a net increase in selling area of approximately 126,000 square feet. The openings and closings of stores over the last two fiscal years has resulted in a net increase in sales of $33,662.

     The modest overall sales increases were affected by weak consumer demand which was generally experienced throughout the retail industry. Management believes that the Company's geographical niche market positioning combined with its ability to distribute quality merchandise on a more timely basis tempered these generally weak retail trends. The Company experienced substantial sales increases in several merchandise categories, the most dramatic of which were in the housewares, prescriptions, junior apparel and bath and floor areas. Substantial sales gains also were generated in paper, cleaning and seasonal categories. The Company experienced sales declines in several softlines categories, primarily women's apparel.

     The initial operating results of the seven new prototype stores and three relocated prototype stores opened during fiscal 1996 exceeded the Company's original sales projections and reflected the success of the Company's niche market positioning and merchandising strategies. At fiscal year end 1996, twenty-seven new format stores were in operation, representing 14.7% of all stores and 18.3% of total Company selling square feet.

     GROSS PROFIT increased $321 or 0.2% in fiscal 1996 compared to fiscal 1995 and, as a percentage of sales, decreased from 24.9% in fiscal 1995 to 24.1% in fiscal 1996. The decline in gross profit percent in fiscal 1996 compared to fiscal 1995 was attributable primarily to the increased markdown activity which was necessary to counter sluggish customer demand during most of the year and to meet customers' pricing expectations during this difficult period for the retail industry. Markdown expense increased by 23.8% over such expense in fiscal 1995. During fiscal 1996, the Company experienced margin dollar increases due to higher sales in several merchandise categories, most notably stationery, prescriptions, bath and floor and seasonal. While the Company experienced margin dollar decreases in several softlines categories, they were concentrated primarily in the women's apparel and fashion areas.

     SELLING,  GENERAL AND ADMINISTRATIVE  expense increased $7,511 or 5.2% from fiscal 1995. As a percentage of sales, selling, general and administrative expense increased from 20.2% in fiscal 1995 to 20.5% in fiscal 1996. Approximately 40% of the total gross increase in selling, general and administrative expense was attributable to increases in corporate general administrative costs. Payroll and fringe benefits costs increased by approximately 13% due to the effect of a full year's salary for the merchandising, real estate and other corporate personnel added in fiscal 1995 as well as the costs related to information systems personnel added during fiscal 1996 to support the new systems implementations to enhance efficiencies in warehouse, distribution and merchandising. In addition, professional fees increased approximately 54% due primarily to information systems and strategic planning consulting costs as well as increases in legal fees related to new store construction and financing.

     In addition to the corporate general and administrative cost changes, advertising expenses as a percent of sales increased from 2.0% to 2.2% due to increases in the costs of paper and postage. This accounted for approximately 25% of the gross increase in selling, general and administrative expense. Store controllable expenses increased by 8%, which also accounted for approximately 25% of the gross increase in selling, general and administrative expense. The change in store controllable expense was due primarily to increases in the costs of security equipment rentals, charge card processing fees (due to increased credit card sales volume), utilities and inventory counting (as a result of changes in procedures to allow for detailed SKU level counts). Store controllable costs were partially reduced by decreases in supplies, travel and entertainment costs. Store fixed costs as a percent of sales increased from 2.8% to 3.0% due primarily to increases in rent expense. These increases in selling, general and administrative expense were offset in part by an increase in other income resulting primarily from the sale of idle transportation assets.

     INTEREST expense increased $2,159 or 7.9% for fiscal 1996 compared to fiscal 1995. The increase in interest expense for fiscal 1996 was attributable primarily to higher usage of the revolving line of credit in fiscal 1996 and to the outstanding promissory notes of the Company which require quarterly compounding interest payments to be paid in kind. The Company also had higher average outstanding capitalized lease obligations in fiscal 1996 compared to fiscal 1995.

     INCOME  TAX  PROVISION  - The  effective  tax rate was 7.6% in fiscal  1996 compared to 54.6% in fiscal 1995. The effective tax rate for fiscal 1996 was impacted by the non-deductible amortization and write-off of goodwill and the reserve recorded to offset the deferred tax assets. In fiscal 1995, the effective tax rate was higher than the normal statutory rates primarily as a result of non-deductible goodwill amortization.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's business is seasonal with first quarter sales (February through April) being lower than sales during the other three quarters, while fourth quarter sales (November through January) have represented approximately 30% of the full year's retail sales in recent years and normally involve a greater proportion of higher margin sales.

     The Company has satisfied its seasonal liquidity requirements primarily through a combination of funds provided from operations and from a revolving credit facility. Funds used by operating activities totaled $11,577 in fiscal
1997, and funds provided from operations totaled $4,967 in fiscal 1996 and $3,816 in fiscal 1995. The change in cash flow from operating activities from fiscal 1996 to fiscal 1997 was primarily the result of planned net increases in inventory and other operating assets and decreases in accounts payable and other operating liabilities. These decreases in cash flow were offset in part by changes in deferred income taxes. The positive change in cash flow from operating activities from fiscal 1995 to fiscal 1996 was primarily the result of net decreases in inventory and accounts payable. These increases in cash flow were offset in part by current and deferred tax payable changes, principally as a result of the store closing charge, the changes in profitability of the continuing operations and changes in other operating assets and liabilities.

     Effective March 17, 1997, the term of Pamida, Inc.'s (Pamida) committed Loan and Security Agreement (the Agreement) was extended to March 2000 and the maximum borrowing limit of the facility was increased to $95,000 from $70,000, which had been the limit throughout fiscal 1997. Prior to March 17, 1997, borrowings under the Agreement bore interest at a rate which was 0.75% per annum greater than the applicable prime rate. Effective March 17, 1997, borrowings under the Agreement bear interest at a rate which is tied to the applicable prime rate or the London Interbank Offered Rate (LIBOR), generally at Pamida's discretion. The amounts Pamida is permitted to borrow are determined by a formula based upon the amount of Pamida's eligible inventory from time to time. Such borrowings are secured by security interests in all of the current assets (including inventory) of Pamida and by liens on certain real estate interests and other property of Pamida. The Company and two subsidiaries of Pamida have guaranteed the payment and performance of Pamida's obligations under the Loan and Security Agreement and have pledged some or all of their respective assets, including the stock of Pamida owned by the Company, to secure such guarantees.

     The Agreement contains provisions imposing operating and financial restrictions on the Company. Certain provisions of the Agreement require the maintenance of specified amounts of tangible net worth (as defined) and working capital (as defined) and the achievement of specified minimum amounts of cash flow (as defined). Other restrictions in the Agreement and those provided under the Indenture relating to the Senior Subordinated Notes will affect, among other things, the ability of Pamida to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, create liens, enter into leases, sell assets or engage in mergers or acquisitions, make capital expenditures and make investments. These covenants currently have not had an impact on the Company's ability to fully utilize the revolving credit facility. However, certain of the covenants, such as those which restrict the ability of the Company to incur indebtedness or encumber its property or which impose restrictions on or otherwise limit the Company's ability to engage in sale-leaseback transactions, may at some future time prevent the Company from pursuing its store expansion program at the rate that the Company desires.

     Obligations under the Agreement were $57,115 at February 2, 1997 and $31,588 at January 28, 1996. As noted above, this facility expires in March 2000, and the Company intends to refinance any outstanding balance by such date. Borrowings under the Agreement are senior to the Senior Subordinated Notes of the Company. The Company had long-term debt and obligations under capital leases of $201,999 at February 2, 1997 and $200,305 at January 28, 1996. The Company's ability to satisfy scheduled principal and interest payments under such obligations in the ordinary course of business is dependent primarily upon the sufficiency of the Company's operating cash flow. At February 2, 1997, the Company was in compliance with all covenants contained in its various financing agreements.

     On December 18, 1992, the promissory notes of the Company were amended effective as of December 1, 1992 to provide that, until the obligations of Pamida and the Company under certain of Pamida's credit agreements have been repaid, the quarterly interest payments on the promissory notes of the Company will be paid in kind. Pamida paid the Company $315 in fiscal 1996 under a tax-sharing agreement to enable the Company to pay quarterly dividends to its preferred stockholders. During fiscal 1996, the Company received $967 from Pamida under a tax-sharing agreement as a reimbursement for certain tax benefits derived by Pamida. Such remittance, along with $18 from the exercise of certain stock options, was used by the Company to redeem Subordinated Promissory Notes as described in Note L to the financial statements, to repay intercompany balances totaling $29, and to pay quarterly dividends on preferred stock. Since the Company conducts no operations of its own, the only cash requirement of the Company relates to preferred stock dividends in the aggregate annual amount of approximately $316; and Pamida is expressly permitted under its existing credit facilities to pay dividends to the Company to fund such preferred stock dividends. However, the General Corporation Law of the State of Delaware, under which the Company and Pamida are incorporated, allows a corporation to declare or pay a dividend only from its surplus or from the current or the prior year's earnings. Due to the accumulated deficit resulting primarily from the store closings and the write-off of goodwill and other long-lived assets recognized in the fourth quarter of fiscal 1996, the Company and Pamida did not declare or pay any cash dividends in fiscal 1997 and may pay cash dividends in ensuing years only to the extent that the Company and Pamida satisfy the applicable statutory standards which include the Company's having a net worth equal to at least the aggregate par value of the preferred stock which amounts to $2. The cumulative dividend rate on the preferred stock increases by 0.5% per quarter (with a maximum aggregate increase of 5%) on each quarterly dividend payment date on which the preferred stock dividends are not paid currently on a cumulative basis. Any unpaid dividends are added to the liquidation value until paid in cash. Such nonpayment of preferred stock dividends does not accelerate the redemption rights of the preferred stockholders.

     The Company made capital expenditures of $4,947 in fiscal 1997 compared to $9,265 during fiscal 1996. The Company plans to open three new stores in fiscal 1998 and will consider additional opportunities for new store locations as they arise. Total capital expenditures are expected to be approximately $9,500 in fiscal 1998. The Company expects to fund these expenditures from cash flow from its operations. The costs of buildings and land for new store locations are expected to be financed by operating or capital leases with unaffiliated landlords. The Company's expansion program also will require inventory of approximately $1,000 to $1,200 for each new market store, which the Company expects to finance through trade credit, borrowings under the Agreement and cash flow from operations.

     The recent changes to the Agreement, along with expected improvements in the Company's cash flow from operations, should provide adequate resources to meet the Company's near term liquidity requirements. On a long-term basis, the Company's expansion will require continued investments in store locations, working capital and distribution and infrastructure enhancements. The Company expects to continue to finance some of these investments through leases from unaffiliated landlords, trade credit, borrowings under the Agreement and cash flow from operations but ultimately will need to explore additional sources of funds which may include capital structure changes. Currently, it is not possible for the Company to predict with any certainty either the timing or the availability of such additional financing.

INFLATION

     The Company uses the LIFO method of inventory valuation in its financial statements; as a result, the cost of merchandise sold approximates current costs. The Company's rental expense is generally fixed and, except for small amounts of percentage rents and rentals adjusted by cost-of-living increases tied to the Consumer Price Index or interest rates, has not been affected by inflation.

FORWARD-LOOKING STATEMENTS

     This management's discussion and analysis contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by the Company pursuant to the safe-harbor provisions of the 1995 Act. In connection with these safe-harbor provisions, this management's discussion and analysis contains certain forward-looking statements which reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including sales results, expense levels, competition and interest rates as well as other risks and uncertainties inherent in the Company's business, capital structure and the retail industry in general. Any changes in these factors could result in significantly different results. The Company further cautions that the forward-looking information contained herein is not exhaustive or exclusive. The Company does not undertake to update any forward-looking statements which may be made from time to time by or on behalf of the Company.

Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.


                  PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                         INDEPENDENT AUDITORS' REPORT





INDEPENDENT AUDITORS' REPORT
Board of Directors
Pamida Holdings Corporation
Omaha, Nebraska



     We have audited the consolidated balance sheet of Pamida Holdings Corporation and subsidiary as of February 2, 1997, and the related consolidated statements of operations, common stockholders' equity and cash flows for each of the years ended February 2, 1997 and January 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated balance sheet of Pamida Holdings Corporation and subsidiary as of January 28, 1996, and the related consolidated statements of operations, common stockholders' equity and cash flows for the year ended January 28, 1996, were audited by other auditors, whose report, dated March 26, 1996, expressed an unqualified opinion on those statements and included an explanatory paragraph that described the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pamida Holdings Corporation and subsidiary as of February 2, 1997, and the results of their operations and their cash flows for each of the years ended February 2, 1997 and January 29, 1995 in conformity with generally accepted accounting principles.





/s/ DELOITTE & TOUCHE LLP

    Omaha, Nebraska
    March 7, 1997
    (March 17, 1997 as to Note E)

                       REPORT OF INDENPENDENT ACCOUNTANTS



Board of Directors
Pamida Holdings Corporation
Omaha, Nebraska

We have audited the accompanying consolidated balance sheet of Pamida Holdings Corporation and Subsidiary as of January 28, 1996, and the related consolidated statements of operations, common stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pamida Holdings Corporation and Subsidiary as of January 28, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note N to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of."



/s/ Coopers & Lybrand L.L.P.

Chicago, Illinois
March 26, 1996



                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollar amounts in thousands, except per share data)

                                                                Years Ended
                                                  -----------------------------------------
                                                  February 2,    January 28,    January 29,
                                                     1997            1996           1995
                                                  (53 Weeks)      (52 Weeks)     (52 Weeks)
                                                  -----------    -----------    -----------

Sales .........................................   $   633,189    $   736,315    $   711,019
Cost of goods sold ............................       479,099        558,627        533,652
                                                  -----------    -----------    -----------
Gross profit ..................................       154,090        177,688        177,367
                                                  -----------    -----------    -----------
Expenses:
    Selling, general and administrative .......       125,105        151,096        143,585
    Interest ..................................        29,781         29,526         27,367
    Long-lived asset write-off ................            --         78,551             --
    Store closing costs .......................            --         21,397             --
                                                  -----------    -----------    -----------
                                                      154,886        280,570        170,952
                                                  -----------    -----------    -----------
(Loss) income before provision for income
    taxes and extraordinary item ..............          (796)      (102,882)         6,415
Income tax (benefit) provision ................            --         (7,863)         3,500
                                                  -----------    -----------    -----------
(Loss) income before extraordinary item .......          (796)       (95,019)         2,915
Extraordinary item ............................            --            371             --
                                                  -----------    -----------    -----------
Net (loss) income .............................          (796)       (94,648)         2,915
Less provision for preferred dividends and
    discount amortization .....................           391            362            361
                                                  -----------    -----------    -----------
Net (loss) income available for
    common shares .............................   $    (1,187)   $   (95,010)   $     2,554
                                                  ===========    ===========    ===========
Net (loss) earnings per common share:
    (Loss) earnings before extraordinary item.    $      (.24)   $    (18.94)   $      0.51
    Extraordinary item.........................            --            .07             --
                                                  -----------    -----------    -----------
    Net (loss) earnings per common share.......   $      (.24)   $    (18.87)   $      0.51
                                                  -----------    -----------    -----------


                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
              (Dollar amounts in thousands, except per share data)

                                                                                     February 2,    January 28,
ASSETS                                                                                 1997            1996
                                                                                     ----------     -----------
Current assets:
    Cash .........................................................................   $     6,973    $     7,298
    Accounts receivable, less allowance for doubtful accounts of $50 in both years         6,919          9,049
    Merchandise inventories ......................................................       157,490        150,837
    Prepaid expenses .............................................................         2,993          2,953
    Property held for sale .......................................................         1,748          2,218
                                                                                     -----------    -----------
       Total current assets ......................................................   $   176,123    $   172,355

Property, buildings and equipment, (net) .........................................        42,403         44,153
Leased property under capital leases, less accumulated
    amortization of $14,604 and $13,496, respectively ............................        27,713         30,977
Deferred financing costs .........................................................         3,176          3,809
Other assets .....................................................................        19,773          7,231
                                                                                     -----------    -----------
                                                                                     $   269,188    $   258,525
                                                                                     ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable .............................................................   $    54,245    $    63,087
    Loan and security agreement ..................................................        57,115         31,588
    Accrued compensation .........................................................         3,860          5,923
    Accrued interest .............................................................         7,668          6,992
    Store closing reserve ........................................................         4,521          7,818
    Other accrued expenses .......................................................        10,112         10,823
    Income taxes - deferred and current payable ..................................         8,101          8,861
    Current maturities of long-term debt .........................................            47          1,334
    Current obligations under capital leases .....................................         1,781          1,847
                                                                                     -----------    -----------
       Total current liabilities .................................................       147,450        138,273

Long-term debt, less current maturities ..........................................       168,000        163,746
Obligations under capital leases, less current obligations .......................        33,999         36,559
Reserve for dividends ............................................................           342             --
Other long-term liabilities ......................................................         4,825          4,237
Commitments and contingencies ....................................................            --             --
Preferred stock subject to mandatory redemption:
    16-1/4% senior cumulative preferred stock, $1 par value;
       514 shares authorized, issued and outstanding .............................           514            514
    14-1/4% junior cumulative preferred stock, $1 par value;
       6,986 shares authorized; 1,627 shares issued and outstanding;
       redemption amount of $1,627, less unamortized discount ....................         1,361          1,312
Common shareholders' equity:
    Common stock, $.01 par value; 10,000,000 shares authorized; 5,004,942
       shares issued and outstanding in both years ...............................            50             50
    Additional paid-in capital ...................................................           968            968
    Accumulated deficit ..........................................................       (88,321)       (87,134)
                                                                                     -----------    -----------
       Total common shareholders' deficit ........................................       (87,303)       (86,116)
                                                                                     -----------    -----------
                                                                                     $   269,188    $   258,525
                                                                                     ===========    ===========


                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                          (Dollar amounts in thousands)

                                                                                            Retained
                                                                Nonvoting    Additional     Earnings
                                                    Common       Common       Paid-in     (Accumulated
                                                    Shares        Stock       Capital       Deficit)
                                                   ----------   ----------   ----------    ----------
Balance at January 30, 1994 ...........            $       41   $        9   $      950    $   15,322
    Net income ........................                    --           --           --         2,915
    Amortization of discount on 14-1/4%
       junior cumulative preferred ....                    --           --           --           (45)
    Cash dividends to preferred
       stockholders ...................                    --           --           --          (316)
    Conversion of nonvoting common
       stock to common shares .........                     9           (9)          --            --
                                                   ----------   ----------   ----------    ----------

Balance at January 29, 1995 ...........                    50           --          950         7,876
    Net loss ..........................                    --           --           --       (94,648)
    Amortization of discount on 14-1/4%
       junior cumulative preferred ....                    --           --           --           (47)
    Cash dividends to preferred
       stockholders ...................                    --           --           --          (315)
    Stock sold under incentive stock
       option plan ....................                    --           --           18            --
                                                   ----------   -----------   ---------    ----------

Balance at January 28, 1996 ...........                    50           --          968       (87,134)
    Net loss ..........................                    --           --           --          (796)
    Amortization of discount on 14-1/4%
       junior cumulative preferred ....                    --           --           --           (49)
    Accrued dividends for preferred
       stockholders ...................                    --           --           --          (342)
                                                   ----------   ----------   ----------    ----------

Balance at February 2, 1997 ...........            $       50   $       --   $      968    $  (88,321)
                                                   ==========   ==========   ==========    ==========


                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (Dollar amounts in thousands)

                                                                                     Years Ended
                                                                      -----------------------------------------
                                                                      February 2,    January 28,    January 29,
                                                                         1997            1996           1995
                                                                      (53 Weeks)      (52 Weeks)     (52 Weeks)
                                                                      -----------    -----------    -----------
Cash flows from operating activities:
Net (loss) income .................................................   $      (796)   $   (94,648)   $     2,915
       Adjustments to  reconcile  net (loss)  income to net cash from  operating activities:
           Depreciation and amortization ..........................        11,658         15,345         14,962
           Provision (credit) for LIFO inventory valuation ........           874           (585)          (675)
           Provision (credit) for deferred income taxes ...........         3,305         (6,647)        (1,555)
           Noncash interest expense ...............................         4,313          3,756          3,315
           Accretion of original issue debt discount ..............           160            154            149
           Gain on disposal of assets .............................           (56)          (982)           (58)
           Stock incentive benefits ...............................            --             --             84
           Deferred retirement benefits ...........................          (125)            13             37
           Extraordinary item .....................................            --           (371)            --
           Long-lived assets write-off ............................            --         78,551             --
           Store closing costs ....................................        (3,726)        21,397             --
           (Increase) decrease in merchandise inventories .........        (7,527)         4,532        (30,951)
           Increase in other operating assets .....................        (5,622)        (3,847)          (486)
           Increase (decrease) in accounts payable ................        (8,842)        (6,749)         8,153
           Increase (decrease) in income taxes payable ............        (3,250)        (4,607)         3,942
           Increase (decrease) in other operating liabilities......        (1,943)          (345)         3,984
                                                                      -----------    -----------    -----------
       Total adjustments ..........................................       (10,781)        99,615            901
                                                                      -----------    -----------    -----------
       Net cash from operating activities .........................       (11,577)         4,967          3,816

Cash flows from investing activities:
    Proceeds from disposal of assets ..............................           917          1,163            980
    Principal payments received on notes receivable ...............            16             15             14
    Assets acquired for sale ......................................          (391)            --             --
    Capital expenditures ..........................................        (4,947)        (9,265)       (12,888)
    Construction notes receivable .................................        (5,845)        (4,412)            --
                                                                      -----------    -----------    -----------
       Net cash from investing activities .........................       (10,250)       (12,499)       (11,894)
                                                                      -----------    -----------    -----------
Cash flows from financing activities:
    Borrowings under loan and security agreement net ..............        25,527         10,986         12,417
    Principal payments on other long-term debt ....................        (1,335)          (193)          (177)
    Dividends paid on preferred stock .............................            --           (315)          (316)
    Principal payments on promissory notes ........................            --           (641)        (1,029)
    Payments for deferred finance costs ...........................           (54)           (13)          (200)
    Principal payments on capital lease obligations ...............        (2,636)        (2,071)        (1,894)
    Proceeds from sale of stock ...................................            --             18             --
                                                                      -----------    -----------    -----------
           Net cash from financing activities .....................        21,502          7,771          8,801
                                                                      -----------    -----------    -----------
    Net (decrease) increase in cash ...............................          (325)           239            723
    Cash at beginning of year .....................................         7,298          7,059          6,336
                                                                      -----------    -----------    -----------
    Cash at end of year ...........................................   $     6,973    $     7,298    $     7,059
                                                                      ===========    ===========    ===========

                                       20

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid (received) during the year for:
       Interest.....................................................  $    24,804    $    25,691    $    24,021
       Income taxes:
           Payments to taxing authorities...........................          386          3,622          1,785
           Refunds received from taxing authorities.................         (442)          (231)          (672)
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
    Capital lease obligations incurred when the Company entered
       into lease agreements for new store facilities and equipment.  $        11    $       620    $     9,721
    Capital lease obligations terminated............................           --            154             --
    Amortization of discount on junior cumulative preferred stock
       recorded as a direct charge to retained earnings.............           49             47             45
    Payment of interest in kind by increasing the
       principal amount of the notes................................        4,313          3,702          3,263
    Provision for dividends payable.................................          342             --             --
    Conversion of 919,587 shares of nonvoting common
       stock, $.01 par value, to common stock
           Common stock.............................................           --             --              9
           Nonvoting common stock...................................           --             --             (9)



                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (Dollar amounts in thousands - except per share data)



A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Pamida Holdings Corporation (the "Company") was formed for the sole purpose of acquiring Pamida, Inc. ("Pamida") through a merger in a leveraged buy-out transaction which was consummated on July 29, 1986.

     CONSOLIDATION - The consolidated financial statements include the results of operations, account balances and cash flows of the Company and its wholly-owned subsidiary, Pamida, and of Seaway Importing Company ("Seaway") and Pamida Transportation Company, wholly-owned subsidiaries of Pamida. All material intercompany accounts and transactions have been eliminated in consolidation.

     FISCAL YEAR - All references in these financial statements to fiscal years are to the calendar year in which the fiscal year ends.

     LINE OF BUSINESS - Through Pamida, the Company is engaged in the operation of retail discount stores in a fifteen-state Midwestern, North Central and Rocky Mountain area. Seaway imports primarily seasonal merchandise for sale to Pamida. Pamida Transportation Company operated as a contract carrier for Pamida until July 1995, at which time independent contractors were engaged to provide all transportation needs of the Company. Due to the similarity in nature of the Company's businesses, the Company considers itself to be a single business segment.

     CASH FLOW REPORTING - For purposes of the statement of cash flows, the Company considers all temporary cash investments purchased with a maturity of three months or less to be cash equivalents. There were no temporary investments at February 2, 1997 and January 28, 1996.

     MERCHANDISE INVENTORIES - Substantially all of the Company's inventory is stated at the lower of cost (last-in, first-out) or market.

     PROPERTY, BUILDINGS AND EQUIPMENT - Property, buildings and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives. Buildings and building improvements are generally depreciated over 8-40 years, while store, warehouse and office equipment, vehicles and aircraft equipment are generally depreciated over 3-10 years. Leasehold improvements are depreciated over the life of the lease or the estimated life of the asset, whichever is shorter.

     LEASED PROPERTY UNDER CAPITAL LEASES - Noncancellable financing leases are capitalized at the estimated fair value of the leasehold interest and are amortized on the straight-line method over the terms of the leases.

     LONG-LIVED ASSETS - When facts and circumstances indicated potential impairment, the Company evaluates the recoverability of assets carrying values, including goodwill, using estimates of future cash flows over remaining assets lives. When impairment is indicated, any impairment loss in measured by the excess of carrying values over fair values.

     DEFERRED FINANCING COSTS AND ORIGINAL ISSUE DEBT DISCOUNT - Deferred financing costs are being amortized using the straight-line method over the terms of the issues which approximates the effective interest method. Original issue debt discount is being amortized using the effective interest method over the terms of the issues.

     PRE-OPENING EXPENSES - Costs related to opening new stores are expensed as incurred.

     EARNINGS PER SHARE - Earnings per share were calculated using the weighted average common shares and dilutive common share equivalents outstanding during the year using the treasury stock method.

     MANAGEMENT'S USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     STOCK-BASED COMPENSATION - The Company accounts for its stock-based compensation under the provisions of Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25).

     RECLASSIFICATIONS - Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation.

B.  MERCHANDISE INVENTORIES

     Total inventories would have been higher at February 2, 1997 and January 28, 1996 by $6,574 and $5,700, respectively, had the FIFO (first-in, first-out) method been used to determine the cost of all inventories. On a FIFO basis, net income (loss) before extraordinary item would have been $78, $(95,604) and $2,666, respectively, for fiscal years 1997, 1996, and 1995. During fiscal years 1997, 1996, and 1995, certain inventory quantities were reduced resulting in a liquidation of certain LIFO layers carried at costs which were lower than the cost of current purchases, the effect of which increased net income by $116, $125, and $102, respectively.

C.  PROPERTY, BUILDINGS AND EQUIPMENT

     Property, buildings and equipment consists of:

                                 Feb. 2,   Jan. 28,
                                  1997       1996
                                --------   --------
Land and land improvements ..   $  4,013   $  3,943
Buildings and building
  improvements...............     22,076     21,578
Store, warehouse and office
  equipment..................     59,668     55,638
Vehicles and aircraft
  equipment..................      1,513      1,578
Leasehold improvements ......     16,497     15,362
                                 103,767     98,099
Less accumulated depreciation
  and amortization ..........     61,364     53,946
                                --------   --------
                                $ 42,403   $ 44,153
                                ========   ========

D.  OTHER ASSETS

     Other assets consist of:
                                 Feb. 2,   Jan. 28,
                                  1997       1996
                                --------   --------
Construction notes receivable.  $ 10,257   $  2,767
Unamortized software
  costs, net .................     7,541      3,357
Other ........................     1,975      1,107
                                --------   --------
                                $ 19,773   $  7,231
                                ========   ========


E.  FINANCING AGREEMENTS

     Effective March 17, 1997, the term of Pamida's committed Loan and Security Agreement (the Agreement) was extended to March 2000 and the maximum borrowing limit of the facility was increased to $95,000 from $70,000, which had been the limit throughout fiscal 1997. Prior to March 17, 1997, borrowings under the Agreement bore interest at a rate which was 0.75% per annum greater than the applicable prime rate. Effective March 17, 1997, borrowings under the Agreement bear interest at a rate which is tied to the applicable prime rate or the London Interbank Offered Rate (LIBOR), generally at Pamida's discretion. The amounts Pamida is permitted to borrow under the Agreement are determined by a formula based upon the amount of Pamida's eligible inventory from time to time. Such borrowings of Pamida under the Agreement are secured by security interests in substantially all of the current assets (including inventory) of Pamida and by liens on certain real estate interests and other property of Pamida. The Company and two subsidiaries of Pamida have guaranteed payment and performance of Pamida's obligations under the Agreement and have pledged some or all of their respective assets, including the stock of Pamida owned by the Company, to secure such guarantees.

     The Agreement contains provisions imposing operating and financial restrictions on the Company. Certain provisions of the Agreement require the maintenance of specified amounts of tangible net worth (as defined) and working capital (as defined) and the achievement of specified minimum amounts of cash flow (as defined). Other restrictions in the Agreement and those provided under the Indenture relating to the Senior Subordinated Notes will affect, among other things, the ability of Pamida to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, create liens, enter into leases, sell assets or engage in mergers or acquisitions, make capital expenditures and make investments.

     The maximum amount of borrowings under the Agreement during fiscal 1997 and 1996 was $69,256 and $63,884, respectively. The weighted average amounts of borrowings under the Agreement for fiscal 1997 and 1996 were $43,002 and $35,544, respectively; and the weighted average interest rates were 10.0% and 10.4%, respectively.

Long-term debt consists of:

                                   Feb. 2,   Jan. 28,
                                     1997      1996
                                   -------   --------
Senior Subordinated Notes,
  11.75%, due March 2003 ......   $140,000   $140,000
Industrial development bonds,
  8.5%, due in monthly install-
  ments through 2005 ..........        411      1,745
Senior promissory notes, 15.5%,
  due in 2003, interest paid
  in kind quarterly ...........      4,926      4,231
Subordinated promissory notes,
  16%, due in 2003, interest
  paid in kind quarterly ......     13,454     11,500
Junior subordinated  promissory
  notes,  16.25%,  net of
  unamortized  discount of $878
  and $1,038, due in 2003,
  interest paid in kind quarterly    9,256      7,604
                                  --------    -------
                                   168,047    165,080
Less current maturities .......         47      1,334
                                  --------   --------
                                  $168,000   $163,746
                                  ========   ========

     As of February 2, 1997, the fair value of long-term debt was $153,900 compared to its recorded value of $168,000. The fair value of long-term debt was estimated based on quoted market values for the same or similar debt issues or rates currently available for debt with similar terms. The aggregate maturities of long-term debt in each of the next five fiscal years are as follows: 1998 - $47; 1999 - $47; 2000 - $47; 2001 - $47; and 2002 - $47.

     The Senior Subordinated Notes and the promissory notes are unsecured and are subordinate borrowings under the Agreement. Presently, under the most restrictive debt covenants, the Company is not permitted to pay dividends on its common stock.

     The senior subordinated and junior subordinated promissory notes of the Company were amended to provide that until the obligations of the Company and Pamida under certain loan agreements have been paid in full, the quarterly interest payments on the notes will be paid in kind by increasing the principal amount of each note on the applicable quarterly payment date by the amount of accrued interest then being paid in kind. Interest on the notes paid in kind accrues at a rate which, in each case, is two percentage points higher than the applicable cash interest rate.

F.  INCOME TAXES

     Components of the income tax provision (benefit) are as follows:

                          Years Ended
                  --------------------------------

                  Feb. 2,    Jan. 28,     Jan. 29,
                   1997        1996         1995
                  --------    --------    --------
Current:
   Federal ....   $ (3,155)   $   (993)   $  4,048
   State ......       (150)       (223)      1,007
                  --------    --------    --------
                    (3,305)     (1,216)      5,055
                  --------    --------    --------

Deferred:
  Federal .....      3,189      (5,865)       (679)
  State .......        116        (782)       (876)
                  --------    --------    --------
                     3,305      (6,647)     (1,555)
                  --------    --------    --------
Total (benefit)
  provision ...   $     --    $ (7,863)   $  3,500
                  ========    ========    ========

     The differences between the U.S. Federal statutory tax rate and the Company's effective tax rate are as follows:

                                        Years Ended
                               ---------------------------
                               Feb. 2,   Jan. 28,  Jan. 29,
                                1997     1996       1995
                               --------  --------  --------
   Statutory rate .........     (34.0)%   (34.0)%     34.0%
   State income tax effect.      (2.8)     (1.3)       5.5
 Amortization of the excess
   of cost over net assets
     acquired .............        --      23.9       12.2
Valuation allowance .......      25.1       3.6        0.1
Accretion of discount on
  junior subordinated debt        6.8       0.1        0.8
Other .....................       4.9       0.1        2.0
                               --------  --------  --------
                                  0.0%    (7.6)%       54.6%
                               ========  ========  ========

     Significant temporary differences between reported and taxable earnings that give rise to deferred tax assets and liabilities were as follows:

                                          Feb. 2,      Jan. 28,
                                            1997        1996
                                          ---------    --------
Net current deferred tax liabilities:
  Inventories .........................   $  15,302    $  13,681
  Valuation allowance .................          --        3,869
  Prepaid insurance ...................         210          514
  Other ...............................         453          366
  Supplier allowances .................         (41)          --
  Post employment health costs ........        (189)        (237)
  Accrued expenses ....................        (941)      (1,300)
  Store closing costs .................      (2,570)      (7,159)
                                          ---------    ---------
     Net current deferred
       tax liabilities ................      12,224        9,734
                                          ---------    ---------
Net long-term deferred tax liabilities:
    Property, buildings and
       equipment ......................       2,862        3,109
    Other .............................       1,436          438
    Valuation allowance ...............       4,069            5
    Capital loss carryforward .........          --           (5)
    Capital leases ....................      (3,089)      (2,602)
    Tax benefit carryforward ..........      (3,518)          --
                                          ---------    ---------
Net long-term deferred
  tax liabilities .....................       1,760          945
                                          ---------    ---------
Net total deferred tax
     liabilities ......................   $  13,984    $  10,679
                                          =========    =========

     Net long-term deferred tax liabilities are classified with other long-term liabilities in the consolidated balance sheets of the Company. As of February 2, 1997 the Company had net operating loss carryforwards totaling $4,034 which expire in 2012 and the Company had tax credit carryforwards totaling $1,973 which expire in 2006 through 2011.

G.  LEASES

     The majority of store facilities are leased under noncancelable leases. Substantially all of the leases are net leases which require the payment of property taxes, insurance and maintenance costs in addition to rental payments. Certain leases provide for additional rentals based on a percentage of sales and have renewal options for one or more periods totaling from one to twenty years. Leases have been categorized as capital or operating leases in conformity with the definition in Statement of Financial Accounting Standards No. 13, Accounting for Leases.

     At February 2, 1997 the future minimum lease payments under capital and operating leases with rental terms of more than one year amounted to:

     Fiscal Year Ending        Capital    Operating
                               Leases      Leases
                              ---------   ---------
1998.....................     $   5,802   $  10,010
1999.....................         5,659       8,800
2000.....................         5,442       6,879
2001.....................         5,352       5,639
2002.....................         5,267       5,103
Later years..............        41,384      46,069
                              ---------   ---------
Total minimum obligations     $  68,906   $  82,500
                              ---------   ---------
Less amount representing
  interest................       33,126
                              ---------
Present value of net minimum
  lease payments..........       35,780
 Less current portion.....        1,781
                              ---------
Long-term obligations.....    $  33,999
                              =========

     The minimum rentals under operating leases have not been reduced by minimum sublease rentals of $191 due in the future under noncancelable subleases.

     Total rental expense related to all operating leases (including those with terms less than one year) is as follows:

                                  Years Ended
                        -------------------------------
                        Feb. 2,     Jan. 28,    Jan. 29,
                          1997        1996       1995
                        --------    --------    --------
Minimum rentals .....   $ 10,938    $ 11,715    $  9,585
Contingent rentals ..        258         399         477
Less sublease rentals       (735)       (852)       (918)
                        --------    --------    --------
                        $ 10,461    $ 11,262    $  9,144
                        ========    ========    ========

H.  SAVINGS AND OTHER POSTEMPLOYMENT BENEFIT PLANS

     Pamida has adopted a 401(k) savings plan that covers all employees who are 21 years of age with one or more years of service. Participants can contribute from 1% to 15% of their pre-tax compensation. Pamida has currently elected to match 50% of the participant's contribution up to 5% of compensation. Pamida's savings plan contribution expenses for fiscal years 1997, 1996, and 1995 were $770, $749, and $716, respectively.

     Prior to December 1993, the Company had agreed to continue to provide health insurance coverage and pay a portion of the health insurance premiums until age 65 for individuals who retire if the individual was eligible to participate in the plan, had attained age 55, had completed ten or more consecutive years of service and elected to continue on the Company plan. The plan is unfunded, and the Company had the right to modify or terminate these benefits. In December 1993, the Company amended the Plan to no longer offer postretirement health benefits for employees retiring after February 1, 1994.

     The components of periodic expense for postretirement benefits in fiscal 1997, 1996 and 1995 were as follows:

                                               Feb. 2,    Jan. 28,   Jan. 29,
                                                 1997      1996       1995
                                               --------   --------   --------
      Annual postretirement benefit expense:
        Interest cost .......................        16         32         42
     Amortization of
       unrecognized
       net obligations ......................       (44)        (6)        --
                                               --------   --------   --------
     Annual postretirement
       benefit expense ......................  $    (28)  $     26   $     42
                                               ========   ========   ========

     The accumulated postretirement benefit obligation consists of:

                                            Feb. 2,    Jan. 28,
                                             1997       1996
                                            --------   --------
          Accumulated postretirement
            benefit obligation .........    $    194   $    395
          Unrecognized gain ............         299        223
                                            --------   --------
          Accrued expense ..............    $    493   $    618
                                            ========   ========

     A 5% and a 10% increase in the cost of covered health care benefits was assumed for fiscal 1997 and 1996, respectively. The rate of 5% used as of February 2, 1997 is assumed to remain level after fiscal 1997. At January 28, 1996, the 10% was assumed to decrease incrementally to 5% after five years and remain level thereafter. Assuming a 1% increase in the health care trend rate, the annual postretirement benefit expense would remain the same for fiscal 1997 and increase by $1 for fiscal 1996, and the unfunded accumulated postretirement benefit obligation would increase by $4 and $13 for fiscal 1997 and 1996, respectively. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for both fiscal 1997 and 1996.

I.  PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION

     The Company is obligated to redeem all outstanding shares of senior cumulative and junior cumulative preferred stock on December 31, 2001, at a price not to exceed the liquidation value which is $1,000 per share plus any accrued dividends. Subject to certain loan restrictions, the Company may, at any time, redeem all or any portion of the preferred shares outstanding at a price of $1,000 per share plus any accrued dividends.

     Each share of senior cumulative and junior cumulative preferred stock entitles its holder to receive a quarterly dividend of 16.25% and 14.25% per annum, respectively, of the liquidation value from the date of issuance until redeemed. Both series of preferred stock are non-voting, and any unpaid dividends are added to the liquidation value until paid.

     The General Corporation Law of the State of Delaware, under which the Company and Pamida are incorporated, allows a corporation to declare or pay a dividend only from its surplus or from the current or the prior year's earnings. Due to the accumulated deficit resulting primarily from the store closings and the write-off of goodwill and other long-lived assets recognized in the fourth quarter of fiscal 1996, the Company and Pamida did not declare or pay any cash dividends in fiscal 1997 and may pay cash dividends in ensuing years only to the extent that the Company and Pamida satisfy the applicable statutory standards which include the Company's having a net worth equal to at least the aggregate par value of the preferred stock which amounts to $2. A liability and provision for preferred stock dividends have been recorded in the fiscal 1997 financial statements. The cumulative dividend rate on the preferred stock increases by 0.5% per quarter (with a maximum aggregate increase of 5%) on each quarterly dividend payment date on which the preferred stock dividends are not paid currently on a cumulative basis.

     The difference between the fair value of the junior cumulative preferred stock at issuance and the mandatory redemption value is being recorded through periodic accretions, using the effective interest method with a related charge to retained earnings.

J.  STOCK OPTIONS

     On November  24, 1992,  the Board of  Directors of the Company  adopted the
Pamida Holdings Corporation 1992 Stock Option Plan (the "Plan"), which was approved by the Company's stockholders in May 1993. The Plan, administered by a Committee of the Board of

Directors, provides for the granting of options to key employees of the Company and its subsidiaries to purchase up to an aggregate of 350,000 shares of Common Stock of the Company. Options granted under the Plan may be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or non-qualified options. Options granted under the Plan will be exercisable during the period fixed by the Committee for each option; however, in general, no option will be exercisable earlier than one year after the date of its grant, and no incentive stock option will be exercisable more than ten years after the date of its grant. The option exercise price must be at least 100% of the fair market value of the Common Stock on the date of the option grant. No compensation expense related to stock options was recorded during fiscal 1997, 1996 or 1995.

     The Company accounts for its stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), which utilizes the intrinsic value method. The effect on 1997 and 1996 net income and earnings per share of accounting for stock-based compensation using the fair value method required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) is immaterial.

     The weighted average fair value of options granted during the year was $0.70 and $2.86 per option for fiscal 1997 and 1996, respectively. The fair value of options granted under the Plan was estimated at the date of grant using a binomial options pricing model with the following assumptions:

                                              Feb. 2,        Jan. 28,
                                               1997            1996
                                              --------       --------
      Risk-free interest rate...............       6.0%           7.0%
      Dividend yield........................       0.0%           0.0%
      Expected Volatility...................       8.1%           8.1%
      Expected life (years) ................       6.6 years      6.7 years

     A summary of the Company's stock-based compensation activity related to stock options for the last three fiscal years is as follows:


                                   February 2, 1997       January 28, 1996         January 29, 1995
                                 --------------------    --------------------    --------------------
                                             Weighted                Weighted               Weighted
                                             Average                 Average                 Average
                                             Exercise                Exercise                Exercise
                                 Number       Price      Number       Price      Number       Price
                                 -------     -------     -------     -------     -------     -------
Outstanding-beginning of year    296,546     $  5.05     227,545     $  4.33     171,750     $  3.63
Granted .....................     86,800        2.37     122,205        6.80      75,000        5.75
Expired/terminated ..........    (80,530)       4.66     (48,246)       6.22     (19,205)       3.63
Exercised ...................       --            --      (4,958)       3.63          --          --
Outstanding-end of year .....    302,816     $  4.39     296,546     $  5.05     227,545     $  4.33

     There were 123,616, 85,474 and 61,681 options exercisable at February 2, 1997, January 28, 1996 and Janaury 29, 1995, respectively.

     The following table summarizes information about stock options outstanding as at February 2, 1997:


                    Options Outstanding                                Options Exercisable
------------------------------------------------------     -------------------------------------------
                                            Weighted
                                             Average        Weighted                        Weighted
            Range of                        Remaining       Average                         Average
            Excercise       Number         Contractual      Exercise         Number         Exercise
             Prices       Outstanding         Life            Price        Exercisable        Price
           -----------    -----------      -----------     -----------     -----------     -----------
           $1.94-$2.78          83,800       9.5 Years     $      2.36              --     $        --
             3.63-5.75         171,016       7.3 Years            4.60         114,016            4.20
                  7.19          48,000       8.1 Years            7.19           9,600            7.19
           -----------     -----------     -----------     -----------     -----------     -----------
Totals     $1.94-$7.19         302,816       8.0 Years     $      4.39         123,616     $      4.43

K.  CAPITAL STOCK

     In October 1994, 919,587 shares of nonvoting common stock of the Company were converted into the same number of shares of common stock. After giving effect to such conversion, the Company had 5,004,942 shares of common stock and no shares of nonvoting common stock outstanding at the end of fiscal 1997 and 1996.

L.  EXTRAORDINARY ITEMS

     On July 31, 1995, the Company made an offer to purchase for cash 39.5% of the aggregate outstanding principal amount of 14% Subordinated Promissory Notes (Notes) of Pamida Holdings Corporation. The offered purchase price was 50% of the principal amount to be purchased. In the third quarter of fiscal 1996, the Company redeemed Notes tendered in the aggregate principal amount of $1,281 and made cash payments of $641, resulting in an after-tax gain of $371.

M.  COMMITMENTS AND CONTINGENCIES

     Pamida has employment agreements with three key executive officers which expire in 2000 and 2001. In addition to a base salary, the agreements provide for a bonus to be paid if certain Company performance goals are achieved. Also, in March 1997, the Board of Directors approved a long-term incentive compensation program in order to enhance retention of certain key members of management. Payout is tied to continued employment and future Company common stock price appreciation.

     The terms of the senior and junior preferred stock and the senior, subordinated and junior subordinated promissory notes provide that, upon the occurrence of an event of noncompliance with respect to the preferred stock or event of default with respect to the promissory notes, the Company is required to pay higher dividend and interest rates with the amount of the increase depending on the nature of the event of noncompliance or default.

     During fiscal 1996, the Company received $967 from Pamida as a reimbursement for certain tax benefits derived by Pamida. Such remittance, along with $18 from the exercise of certain stock options, was used by the Company to redeem Subordinated Promissory Notes as described in Note L, to repay to Pamida intercompany balances totaling $29, and to pay quarterly dividends on preferred stock totaling $315.

     In June 1994, the Company received $1,316 from Pamida as a reimbursement for certain tax benefits derived by Pamida. Such remittance was used by the Company to make a principal payment on its outstanding promissory notes of $1,029 and to repay Pamida certain intercompany advances aggregating $287.

     In connection with the Company's self insured retention of worker's compensation liabilities and future rental payments on a warehouse, on February 2, 1997, the Company had standby letters of credit outstanding totaling approximately $1,188.

N.  IMPAIRMENT OF LONG-LIVED ASSETS RECORDED IN FISCAL 1996

     During fiscal 1996, weak trends in the retail industry combined with increasing competition lowered the operating results of the Company.

     Therefore, during the fourth quarter of fiscal 1996, management reviewed its expectations for near- and long-term performance of the Company and revised its earnings projections to reflect developing and projected trends, primarily in comparable-store-sales growth, gross margins, operating expenses and interest expenses. Consequently, the recoverability of the Company's long-lived assets was also reassessed.

     In the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting For the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" (SFAS 121). This financial accounting standard requires the Company to perform an analysis of the recoverability of the net book value of long-lived assets. The Company analyzed cash flows on an individual store basis to assess recoverability of store level long-lived assets including allocated goodwill.

     As a result of this analysis, impairment was indicated at certain stores, and a noncash pre-tax charge was recorded as illustrated in the table below. The impairment losses were based on fair value which was determined through discounted cash flows for the particular stores utilizing a rate commensurate with the associated risks. The effect of this accounting change was to increase the net loss for the year by $24,693 or $4.90 per common share.

     The Company also analyzed the value of its remaining goodwill and favorable leasehold interests not impaired under the store-level SFAS 121 analysis using its historical method under Accounting Principles Board Opinion No. 17 (APB 17) and determined that such remaining amounts also were impaired. For this analysis the value of the goodwill and favorable leasehold interests was determined by projecting aggregate net income and adjusting it by adding back amortization of intangible assets. With respect to the projections of net income used to evaluate intangible assets impairment, management made several assumptions in projecting their best estimate of the results of future operations of the Company. The most significant assumptions were an estimated remaining useful life of goodwill of fifteen years, modest annual comparable store sales growth, gross margin rates consistent with those experienced over the past fiscal year in the stores not being closed, an annual expense escalation consistent with recent inflation trends and the ability to refinance debt maturities as they come due.

     These assumptions resulted in aggregate undiscounted adjusted net income for the fifteen-year forecast period of approximately $5,186, which reflects aggregate pre-tax interest expense of approximately $398,000 payable in cash and $86,000 payable "in kind" (PIK). The $5,186 of aggregate adjusted net income for the fifteen-year forecast period also reflected projected adjusted net losses for fiscal 1997 of $4,522, which included cash interest expense of $26,242 and PIK interest of $4,453, and for fiscal 1998 of $2,863, which included cash interest expense of $26,581 and PIK interest of $5,121. For fiscal 1999, the Company projected adjusted net income of approximately $967, which included cash interest expense of approximately $26,581 and PIK interest of $5,889. Due to the uncertainty of projections beyond 1999, this level of adjusted net income was assumed to continue for each of the remaining fiscal years in the projection period. As a result of this evaluation in fiscal 1996, management concluded that the remaining goodwill and favorable leasehold interests were fully impaired.

     Pre-Tax Components of Long-Lived Asset Write-Off As Reflected in the Statement of Operations for the year ended January 28, 1996:

                                   SFAS          APB
                                    121           17         Total
                                 --------     --------     --------
          Goodwill               $ 20,607     $ 49,406     $ 70,013
          Favorable leasehold
            interests               4,245        1,917        6,162
          Property, buildings
            and equipment           2,376           --        2,376

                                 --------     --------     --------
          Total                  $ 27,228     $ 51,323     $ 78,551
                                 ========     ========     ========

     The goodwill was originally recorded in July 1986 when Pamida Holdings Corporation acquired Pamida, Inc. through a leveraged buy-out and represented the excess of the purchase price over the fair value of the net assets acquired. Goodwill had been amortized on a straight-line basis over a forty-year period but, due to the trends cited above, its estimated remaining useful life was adjusted to fifteen years during the fourth quarter of fiscal 1996.

O.  STORE CLOSINGS IN FISCAL 1996

     As discussed in Note N above, the Company's operating performance during fiscal 1996 was below plan. Management's analysis of individual stores' operations and cash flows resulted in the identification of forty unprofitable or competitive market stores which did not fit the Company's niche market strategy. Consequently, a charge was recorded at January 28, 1996 as indicated below to cover the costs necessary to close these stores. The Company received positive net cash flow from closing the stores due to cash generated from the disposition of related inventories. The amounts the Company will ultimately realize from the disposal of assets or pay on the resolution of liabilities may differ from the estimated amounts utilized in arriving at the income statement effect.

          Pre-Tax                                   Income
          Components of fiscal 1996               Statement
          Store Closing Costs                       Effect
                                                   --------
          Real estate exit costs and
            write-off of property,
            buildings, and equipment ...........   $ 11,455
          Inventory liquidation ................      9,080
          Professional charges .................        314
          Severance and other costs and fees ...        548
                                                   --------
          Totals ...............................   $ 21,397
                                                   ========

     The store closing reserve balance as of January 28, 1996 included amounts related to real estate, inventory, severance, professional fees and other costs of closing the forty stores. The liquidation of the closing stores inventory was completed in the second quarter of fiscal 1997. All known ancillary costs of the store closings have been paid except those related to the remaining real estate. During fiscal 1997, the Company negotiated settlements on twenty closed store properties which had been leased, two which have been subleased, and sold four closed store properties which had been owned. As of February 2, 1997, the Company remains liable for lease obligations on twelve closed store properties and owns four closed store properties. The Company anticipates that final disposition of the remaining obligations and properties will be completed in fiscal 1999. There were no adjustments made during fiscal 1997 to the store closing reserve other than cash inflows and outflows related to the store closings.

     The store closing reserve is presented in the balance sheets as follows:

                                        Feb. 2,      Jan. 28,
                                          1997         1996
                                        --------     --------
          Store closing reserve
            (short-term)                $  4,521     $  7,818
          Amount included in other
            long-term liabilities          2,190        2,619
                                        --------     --------

          Total                         $  6,711     $ 10,437
                                        ========     ========

P.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended February 2, 1997 and January 28, 1996:


                                           April 28,       July 28,       October 27,     February 2,
Fiscal 1997                                  1996            1996            1996            1997            Year
                                          -----------     -----------     -----------     -----------     -----------
Sales .................................   $   131,786     $   155,817     $   151,980     $   193,606     $   633,189
Gross profit ..........................        31,575          37,096          36,446          48,973         154,090

Net (loss) income .....................        (4,742)         (1,294)            189           5,051            (796)
Less provision for preferred
     dividends and discount
     amortization .....................            93              97              99             102             391
                                          -----------     -----------     -----------     -----------     -----------
Net (loss) income available
     for common shares ................   $    (4,835)    $    (1,391)    $        90     $     4,949     $    (1,187)
                                          ===========     ===========     ===========     ===========     ===========

Net (loss) earnings
    per common share ..................   $      (.97)    $      (.28)    $       .02     $       .99     $      (.24)
                                          ===========     ===========     ===========     ===========     ===========


                                           April 30,       July 30,       October 29,     January 28,
Fiscal 1996                                   1995           1995            1995            1996           Year
                                          -----------     -----------     -----------     -----------     -----------
Sales...................................  $   153,961     $   186,953     $   176,206     $   219,195     $   736,315
Gross profit............................       36,813          44,638          42,802          53,435         177,688

Net (loss) income before
    Extraordinary item..................       (2,179)            608             130         (93,578)        (95,019)
Extraordinary item......................           --              --             371              --             371
                                          -----------     -----------     -----------     -----------     -----------

Net (loss) income.......................       (2,179)            608             501         (93,578)        (94,648)
Less preferred dividends and
    discount amortization...............           91              90              90              91             362
                                          -----------     -----------     -----------     -----------     -----------
Net (loss) income available
    for common shares...................  $    (2,270)    $       518     $       411     $   (93,669)    $   (95,010)
                                          ===========     ===========     ===========     ===========     ===========

Net (loss) earnings
    per common share                      $      (.45)    $       .10     $       .08     $    (18.60)    $    (18.87)
                                          ===========     ===========     ===========     ===========     ===========

                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE



INDEPENDENT AUDITORS' REPORT
Board of Directors
Pamida Holdings Corporation
Omaha, Nebraska



We have audited the consolidated balance sheet of Pamida Holdings Corporation and subsidiary as of February 2, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years ended February 2, 1997 and January 29, 1995 and have issued our report thereon dated March 7, 1997 (March 17, 1997 as to Note E). Such financial statements and report are included in this Annual Report on Form 10-K. Our audits also included the financial statement schedule of Pamida Holdings Corporation and subsidiary as of February 2, 1997, and for each of the years ended February 2, 1997 and January 29, 1995 listed in Item 14(a)2. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
March 7, 1997


                          PAMIDA HOLDINGS CORPORATION
                             (Parent Company Only)
                         (Dollar amounts in thousands)

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT BALANCE SHEETS - FEBRUARY 2, 1997 AND JANUARY 28, 1996



ASSETS                                                      1997          1996
Current assets:                                           --------     --------
  Refundable income taxes ............................    $    855     $    855
  Investment in subsidiary ...........................     (57,531)     (61,226)
  Deferred financing costs ...........................          52           63
                                                          --------     --------

                                                          $(56,624)    $(60,308)
                                                          ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable ...................................    $     --     $      8
  Accrued interest ...................................         811          639
  Payable to Pamida, Inc. ............................          16           --
                                                          --------     --------
      Total current liabilities ......................         827          647

Long-term debt .......................................      27,636       23,335
Dividends payable ....................................         342           --
Preferred stock subject to mandatory redemption:
  16-1/4% senior cumulative preferred stock, $1
    par value; 514 shares authorized, issued and
    outstanding ......................................         514          514
  14-1/4% junior cumulative preferred stock, $1
    par value; 6,986 shares authorized;
    1,627 shares issued and outstanding;
    redemption amount of $1,627 less
    unamortized discount .............................       1,360        1,312

Common stockholders' equity:
  Common stock, $.01 par value; 10,000,000 shares
    authorized; 5,004,942 shares issued and
    outstanding, in both years .......................          50           50
  Additional paid-in capital .........................         968          968
  Accumulated deficit ................................     (88,321)     (87,134)
                                                          --------     --------
      Total common stockholders' equity ..............     (87,303)     (86,116)
                                                          --------     --------
                                                          $(56,624)    $(60,308)
                                                          ========     ========


                          PAMIDA HOLDINGS CORPORATION
                             (Parent Company Only)
             (Dollar amount in thousands except for per share data)

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
            STATEMENTS OF OPERATIONS AND RETAINED (DEFICIT) EARNINGS
      YEARS ENDED FEBRUARY 2, 1997, JANUARY 28, 1996 AND JANUARY 29, 1995


                                                 1997        1996        1995
                                               --------    --------    --------
Equity in earnings (loss) of subsidiary ....   $  3,696    $(92,527)   $  5,130
Expenses:
  General and administrative ...............         19          33          34
  Interest .................................      4,473       3,910       3,463
                                               --------    --------    --------
                                                  4,492       3,943       3,497
                                               --------    --------    --------

(Loss) income before income tax benefit
  and extraordinary item ...................       (796)    (96,470)      1,633

Extraordinary item .........................         --         371          --
                                               --------    --------    --------
(Loss) income before income tax benefit ....       (796)    (96,099)      1,633
Income tax benefit .........................         --       1,451       1,282
                                               --------    --------    --------
Net (loss) income ..........................       (796)    (94,648)      2,915
Amortization of discount on 14-1/4%
  junior cumulative preferred ..............        (49)        (47)        (45)
Cash dividends paid to preferred
  stockholders .............................         --        (315)       (316)
Accrued dividends for
   preferred stockholders ..................       (342)         --          --
Retained earnings (accumulated deficit) -
   beginning of year .......................    (87,134)      7,876       5,322
                                               --------    --------    --------
Retained earnings (accumulated deficit) -
   end of year .............................   $(88,321)   $(87,134)   $  7,876
                                               ========    ========    ========

(Loss) earnings per common share ...........   $   (.24)   $ (18.87)   $    .51
                                               ========    ========    ========


                          PAMIDA HOLDINGS CORPORATION
                             (Parent Company Only)
                         (Dollar amounts in thousands)

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF CASH FLOWS
      YEARS ENDED FEBRUARY 2, 1997, JANUARY 28, 1996 AND JANUARY 29, 1995

                                                                 1997        1996        1995
Cash flows from operating activities:                          --------    --------    --------
  Net (loss) income ........................................   $   (796)   $(94,648)   $  2,915
                                                               --------    --------    --------
  Adjustments to reconcile  net income  (loss) to net cash provided by (used in)
    operating activities:
      Equity in (earnings) loss of subsidiary ..............     (3,696)     92,527      (5,130)
      Noncash interest expense .............................      4,313       3,756       3,315
      Accretion of original issue debt discount ............        160         154         149
      Amortization of intangible assets ....................         11          10          11
      Extraordinary item related to retirement of debt .....         --        (371)         --
      (Increase) decrease in refundable income tax .........         --        (483)        349
      Increase (decrease) in operating liabilities .........          8          (7)       (264)
                                                               --------    --------    --------
           Total adjustments ...............................        796      95,586      (1,570)
                                                               --------    --------    --------
           Net cash provided by operating activities .......         --         938       1,345
                                                               --------    --------    --------

Cash flows from investing activities:
  Dividends received from subsidiary .......................         --          --          --

Cash flows from financing activities:
  Proceeds from sale of stock ..............................         --          18          --
  Principal payments on promissory notes ...................         --          --      (1,029)
  Payments to redeem subordinated notes ....................         --        (641)         --
  Dividends paid to preferred stockholders .................         --        (315)       (316)
                                                               --------    --------    --------
           Net cash used in financing activities ...........         --        (938)     (1,345)
                                                               --------    --------    --------

Net change in cash .........................................         --          --          --

Cash at beginning of year ..................................         --          --          --
                                                               --------    --------    --------

Cash at end of year ........................................   $     --    $     --    $     --
                                                               ========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid during the year for interest .................   $     --    $     --    $     --

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
  ACTIVITY:
    Amortization of discount on junior cumulative preferred
      stock recorded as a direct charge to retained earnings   $     49    $     47    $     45

    Payment of interest in kind by increasing the
      principal amount of the notes ........................      4,141       3,702       3,263

    Conversion on nonvoting common stock to common stock:
      Common stock .........................................         --          --           9
      Nonvoting stock ......................................         --          --          (9)


Item  9. CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS  ON  ACCOUNTING  AND
           FINANCIAL DISCLOSURE.

     The information required by this item has been previously reported in the Form 8-K Current Report of the registrant dated October 16, 1996.


                                    PART III

     The information required by this Part III is incorporated by reference from the registrant's definitive proxy statement for the 1997 annual meeting of the registrant's stockholders to be held on May 22, 1997, which involves the election of directors. Such definitive proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the end of the fiscal year covered by this Form 10-K. However, information concerning the registrant's executive officers will be omitted from such proxy statement and is furnished in a separate item captioned "Executive Officers of the Registrant" included in Part I of this Form 10-K.


                                     PART IV

Item 14. EXHIBITS,  FINANCIAL  STATEMENT  SCHEDULES AND REPORTS ON FORM 8-K.

          (a) The following documents are filed as a part of this report in Item 8 of Part II:

     1. FINANCIAL STATEMENTS.

       Pamida Holdings Corporation and Subsidiary

         -  Independent Auditors' Report

         - Consolidated Statements of Operations for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

         -  Consolidated Balance Sheets at February 2, 1997 and January 28, 1996

         - Consolidated Statements of Common Stockholders' Equity for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

         - Consolidated Statements of Cash Flows for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

         - Notes to Consolidated Financial Statements for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

     2. FINANCIAL STATEMENT SCHEDULES.

         -  Independent Auditors' Report on Schedule

         -  Schedule I - Condensed Financial Information of Registrant


All other schedules of the registrant for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or have been disclosed in the Notes to Consolidated Financial Statements and, therefore, have been omitted.

     3. EXHIBITS.

(1)  3.1   -   Restated   Certificate   of  Incorporation   of  Pamida  Holdings
                 Corporation, as amended.

(2)  3.2   -   Revised By-Laws of Pamida Holdings Corporation.

(1)  3.3   -   Certificate   of   Amendment   of   Certificate  of Incorporation
                 of Pamida  Holdings  Corporation (amends Exhibit 3.1).

(9)  3.4   -   Certificate   of   Amendment   of   Certificate  of Incorporation
                 of Pamida  Holdings Corporation (amends Exhibit 3.1).

(2)  4.1   -   Form  of  certificate  representing  shares  of  the Common Stock of Pamida Holdings Corporation.

(6)  4.2   -   Indenture dated  as  of  March  15, 1993,  among Pamida, Inc.  as
                 Issuer, Pamida Holdings Corporation as Guarantor, and State Street Bank and Trust Company as Trustee relating to 11 3/4% Senior Subordinated Notes due 2003 of Pamida, Inc.

(6)  4.3   -   Specimen form  of 11 3/4%  Senior  Subordinated  Note due 2003 of
                 Pamida, Inc.

(3)  10.1  -   Stock and  Note Purchase Agreement  dated  as  of July  29, 1986, among Pamida Holdings Corporation, Citicorp Venture Capital, Ltd., Citicorp Capital Investors, Ltd., and the individual purchasers who are parties thereto.

(1)  10.2  -   Amendment  to Stock  and  Note Purchase Agreement, dated July 31,
                 1990 (amends Exhibit 10.1).


(1)  10.3  -   Second Amendment  to  Stock  and  Note  Purchase Agreement, dated
                 August 10, 1990  (amends  Exhibit 10.1).

(1)  10.4  -   Third  Amendment  to  Stock  and  Note  Purchase Agreement, dated
                 September 13, 1990 (amends Exhibit 10.1).

(1)  10.5  -   Registration Agreement dated July 29, 1986, among Pamida Holdings
                 Corporation and the persons listed on the signature pages thereof.

(1)  10.6  -   Amendment No.1 to Registration Agreement, dated August 10,  1990, among Pamida Holdings Corporation, Citicorp Venture Capital, Ltd. and C. Clayton Burkstrand (amends Exhibit 10.5).

(1)  10.7  -   Exchange  Agreement dated August 10, 1990, among Pamida  Holdings
                 Corporation, Citicorp Venture Capital, Ltd. and Court Square Capital Limited.

(1)  10.8  -   Agreement   dated  September  13,  1990,  among  Pamida  Holdings
                 Corporation, Citicorp Venture Capital, Ltd. and Court Square Capital Limited.

(2)  10.9  -   Agreement   dated  September  20,  1990,  among  Pamida  Holdings
                 Corporation, Citicorp Venture Capital, Ltd. and Court Square Capital Limited.

(4)  10.10 -   Exchange Agreement dated  as of  December 1,  1990 between Pamida
                 Holdings  Corporation,   Citicorp  Venture  Capital,  Ltd.  and
                 Court Square Capital Limited.

(4)  10.11 -   Form of 14.25% Junior  Subordinated  Promissory  Note  of  Pamida
                 Holdings Corporation.

(4)  10.12 -   Form  of  Indemnification  Agreement  between   Pamida   Holdings
                 Corporation and its officers and directors.

(5)  10.13 -   Note Amendment  Agreement  dated as of December 18, 1992, between
                 Pamida Holdings  Corporation and Court Square Capital Limited.

(5)  10.14 -   Note Amendment Agreement No. 2 dated as of March 1, 1993, between
                 Pamida  Holdings Corporation  and Citicorp Investments Inc.

(5)  10.15 -   Tax-Sharing  Agreement dated as of February 2, 1992, among Pamida
                 Holdings Corporation, Pamida, Inc., Seaway Importing company, and Pamida Transportation Company.

(6)  10.16 -   Loan  and Security Agreement  dated March 30, 1993, by  and among
                 Congress Financial Corporation (Southwest) and BA Business Credit, Inc. as Lenders, Congress Financial Corporation
                 (Southwest)as Agent for the Lenders, and Pamida, Inc. and Seaway Importing Company as Borrowers.

(12) 10.17 -   Amendment No. 1 to Loan and Security Agreement, dated January 23,
                 1995, among Pamida, Inc. and Seaway Importing Company as Borrowers, Congress Financial Corporation (Southwest) as a Lender and Agent, and BA Business Credit Inc. as a Lender (amends Exhibit 10.16).

(13) 10.18 -   Amendment No. 2 to Loan and Security Agreement, dated January 28,
                 1996, among Pamida, Inc. and Seaway Importing Company as Borrowers, Congress Financial Corporation (Southwest) as a Lender and Agent, and BankAmerica Business Credit as a Lender (amends Exhibit 10.16).

(14) 10.19 -   Amendment  No. 3 to  Loan  and  Security  Agreement among Pamida,
                 Inc. and Seaway Importing Company, as Borrowers, Congress Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, and Congress Financial Corporation (Southwest), as Agent, dated September 16, 1996 (amends
                 Exhibit 10.16).

     10.20 -   Amendment No. 4 to  Loan  and  Security  Agreement  among Pamida,
                 Inc. and Seaway Importing Company, as Borrowers, Congress Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, and Congress Financial Corporation (Southwest), as Agent, dated January 31, 1997 (amends
                 Exhibit 10.16).

     10.21 -   Amendment No.  5 to  Loan  and  Security  Agreement among Pamida,
                 Inc. and Seaway Importing Company, as Borrowers, Congress Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, and Congress Financial Corporation (Southwest), as Agent, dated March 17, 1997 (amends
                 Exhibit 10.16).

(8)  10.22 -   Pamida Holdings Corporation 1992 Stock Option Plan.

(7)  10.23 -   Employment  Agreement dated April 19, 1993,  between
                 Pamida, Inc. and Steven S. Fishman.

(10) 10.24 -   Amendment  No.  1 to Employment Agreement, dated January 3, 1994, between Pamida, Inc. and Steven S. Fishman (amends Exhibit 10.23).

(11) 10.25 -   Amendment No. 2 to Employment Agreement, dated January  23, 1995, between Pamida, Inc. and Steven S. Fishman (amends Exhibit 10.23).

(12) 10.26 -   Employment   Agreement  dated  September  22,  1995, among Pamida
                 Holdings Corporation,  Pamida, Inc. and  Steven S. Fishman.

(14) 10.27 -   Amendment  No.  1 to Employment  Agreement among Pamida  Holdings
                 Corporation, Pamida, Inc., and Steve S. Fishman dated August 29, 1996 (amends Exhibit 10.26).

     10.28 -   Amendment  No.  2 to Employment Agreement among  Pamida  Holdings
                 Corporation, Pamida, Inc., and Steven S. Fishman dated March 6, 1997 (amends Exhibit 10.26).

(11) 10.29 -   Pamida, Inc. 1995 Deferred Compensation Plan.

     10.30 -   Employment  Agreement  dated as  of March 6,  1997, among  Pamida
                 Holdings Corporation, Pamida, Inc., and Frank A. Washburn.

     10.31 -   Employment  Agreement  dated as  of March 6,  1997, among  Pamida
                 Holdings Corporation, Pamida, Inc., and George R. Mihalko.

     10.32 -   Long-Term  Incentive Award Agreement  dated as  of March 6, 1997, between Pamida, Inc. and, Steven S. Fishman.

     10.33 -   Long-Term Incentive  Award  Agreement dated  as of March 6, 1997, between Pamida, Inc., and Frank A. Washburn.

     10.34 -   Long-Term Incentive  Award  Agreement dated  as of March 6, 1997, between Pamida, Inc., and George R. Mihalko.

(1)  22.1  -   Subsidiaries of Pamida Holdings Corporation.

     23.1  -   Consent of Deloitte & Touche LLP.

     23.2  -   Consent of Coopers & Lybrand L.L.P.

     24.1  -   Power of Attorney

     27.1  -   Financial Data Schedule (EDGAR filing only)

-------------------------

(1) Previously filed as an exhibit to Registration Statement of Pamida Holdings Corporation on Form S-1 (Registration No. 33-35324) and incorporated herein by this reference.

(2)  Previously  filed as an  exhibit  to Form 10-Q  Quarterly  Report of Pamida
     Holdings   Corporation   for  the  period  ended  October  28,  1990,   and
     incorporated herein by this reference.

(3) Previously filed as an exhibit to Registration Statement of Pamida, Inc. on Form S-l (Registration No. 33-10980) and incorporated herein by this reference.

(4) Previously filed as an exhibit to Form 10-K Annual Report of Pamida Holdings Corporation for the fiscal year ended February 3, 1991, and incorporated herein by this reference.

(5) Previously filed as an exhibit to Registration Statement of Pamida, Inc. and Pamida Holdings Corporation on Form S-1 (Registration No. 33-57990) and incorporated herein by this reference.

(6) Previously filed as an exhibit to Form 10-Q Quarterly Report of Pamida Holdings Corporation for the period ended May 2, 1993, and incorporated herein by this reference.

(7) Previously filed as an exhibit to Form 10-Q Quarterly Report of Pamida, Inc. (File No. 33-57990) for the period ended August 1, 1993, and incorporated herein by this reference.

(8) Previously filed as an exhibit to Form 10-Q Quarterly Report of Pamida Holdings Corporation for the period ended August 1, 1993, and incorporated herein by this reference.

(9) Previously filed as an exhibit to Form 10-Q Quarterly Report of Pamida Holdings Corporation for the period ended July 31, 1994, and incorporated herein by this reference.

(10) Previously filed as an exhibit to Form 10-K Annual Report of Pamida Holdings Corporation for the fiscal year ended January 30, 1994, and incorporated herein by this reference.

(11) Previously filed as an exhibit to Form 10-K Annual Report of Pamida Holdings Corporation for the fiscal year ended January 29, 1995, and incorporated herein by this reference.

(12) Previously  filed as an  exhibit  to Form 10-Q  Quarterly  Report of Pamida
     Holdings   Corporation   for  the  period  ended  October  29,  1995,   and
     incorporated herein by this reference.

(13) Previously filed as an exhibit to Form 10-K Annual Report of Pamida Holdings Corporation for the fiscal year ended January 28, 1996, and incorporated herein by this reference.

(14) Previously  filed as an  exhibit  to Form 10-Q  Quarterly  Report of Pamida
     Holdings   Corporation   for  the  period  ended  October  27,  1996,   and
     incorporated herein by this reference.

                                      * * *

(b) No reports on Form 8-K were filed by the registrant during the last quarter of the period covered by this report.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  April 15, 1997                   PAMIDA HOLDINGS CORPORATION

                                By:/s/  Steven S. Fishman
                                        Steven S. Fishman, Chairman
                                        of the Board, President and
                                        Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


    /s/ Steven S. Fishman               Chairman of the Board,    April 15, 1997
    Steven S. Fishman                   President, Chief Executive
                                        Officer and Director


    /s/ George R. Mihalko               Senior Vice President,    April 15, 1997
    George R. Mihalko                   Chief Financial Officer
                                        and Treasurer


    /s/ Todd D. Weyhrich                Principal Accounting      April 15, 1997
    Todd D. Weyhrich                    Officer


    /s/ Frank A. Washburn               Director                  April 15, 1997
    Frank A. Washburn

            *                           Director                  April 15, 1997
    L. David Callaway, III

            *                           Director                  April 15, 1997
    Stuyvesant P. Comfort

            *                           Director                  April 15, 1997
    M. Saleem Muqaddam


            *                           Director                  April 15, 1997
    Peter J. Sodini

* By:  /s/ George R. Mihalko
       George R. Mihalko,
       Attorney-in-Fact


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 10-Q

                   QUARTERLY REPORT PURSUANT TO SECTION 13 OR
 [X]               15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



For the quarterly period ended August 3, 1997
                               --------------

Commission File Number 1-10619
                       -------

                           PAMIDA HOLDINGS CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


              Delaware                                         47-0696125
--------------------------------                        -----------------------
(State or other jurisdiction of                              (IRS Employer
  incorporation or organization)                         Identification Number)


   8800 "F" Street, Omaha, Nebraska                                     68127
----------------------------------------                             ----------
(Address of principal executive offices)                             (Zip Code)


                                 (402) 339-2400
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

Class of Common Stock                          Outstanding at September 5, 1997
---------------------                          --------------------------------
   Common Stock                                          5,004,942 Shares




                         PART I - FINANCIAL INFORMATION
                          ITEM 1. FINANCIAL STATEMENTS


                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)
                                   (Unaudited)
ASSETS:                                                            August 3,   February 2,
  Current assets:                                                    1997         1997
                                                                  ----------   -----------
    Cash ......................................................   $   8,485    $     6,973
    Accounts receivable, less allowance for
      doubtful accounts of $50 ................................       7,679          6,919
    Merchandise inventories ...................................     147,240        157,490
    Prepaid expenses ..........................................       3,624          2,993
    Property held for sale ....................................          --          1,748
                                                                  ----------   -----------
       Total current assets ...................................     167,028        176,123

  Property, buildings and equipment, less accumulated
    depreciation and amortization of $64,805 and $61,364 ......      43,494         42,403
  Leased property under capital leases, less accumulated
    amortization of $15,900 and $14,604 .......................      26,417         27,713
  Deferred financing costs ....................................       3,098          3,176
  Other assets ................................................      20,244         19,773
                                                                  ----------   -----------
                                                                  $ 260,281    $   269,188
                                                                  ==========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities:
    Accounts payable ..........................................   $  53,315    $    54,245
    Loan and security agreement ...............................      47,210         57,115
    Accrued compensation ......................................       4,320          3,860
    Accrued interest ..........................................       7,217          7,668
    Store closing reserve .....................................       2,158          4,521
    Other accrued expenses ....................................      13,499         10,112
    Income taxes - deferred and current payable ...............      11,867          8,101
    Current maturities of long-term debt ......................          47             47
    Current obligations under capital leases ..................       1,749          1,781
                                                                  ----------   -----------
       Total current liabilities ..............................     141,382        147,450

  Long-term debt, less current maturities .....................     170,386        168,000
  Obligations under capital leases, less current obligations ..      33,140         33,999
  Other long-term liabilities .................................       5,355          4,825
  Commitments and contingencies ...............................          --             --
  Preferred stock subject to mandatory redemption
    and reserve for dividends payable .........................       2,487          2,217
  Common stockholders' equity:
    Common stock, $.01 par value; 10,000,000 shares authorized;
      5,004,942 shares issued and outstanding, ................          50             50
    Additional paid-in capital ................................         968            968
    Accumulated deficit .......................................     (93,487)       (88,321)
                                                                  ----------   -----------
      Total common stockholders' equity .......................     (92,469)       (87,303)
                                                                  ----------   -----------
                                                                  $ 260,281    $   269,188
                                                                  ==========   ===========

See notes to consolidated financial statements.






       PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF OPERATIONS
    (Dollars in Thousands, Except Per Share Amounts)
                       (Unaudited)




                                 Three Months Ended         Six Months Ended
                                ---------------------     ---------------------
                                August 3,    July 28,     August 3,    July 28,
                                   1997        1996          1997        1996
                                ---------   ---------     ---------   ---------
Sales ......................    $ 163,217   $ 155,817     $ 307,781   $ 287,603

Cost of goods sold .........      121,715     118,721       233,011     218,932
                                ---------   ---------     ---------   ---------
Gross profit ...............       41,502      37,096        74,770      68,671

Expenses:
  Selling, general and
    administrative .........       33,275      31,262        64,249      60,473
  Interest .................        7,664       7,128        15,417      14,234
                                ---------   ---------     ---------   ---------
                                   40,939      38,390        79,666      74,707
                                ---------   ---------     ---------   ---------
Income (loss) before income
  tax provision ............          563      (1,294)       (4,896)     (6,036)

Income tax provision .......           --          --            --          --
                                ---------   ---------     ---------   ---------
Net income (loss) ..........          563      (1,294)       (4,896)     (6,036)

Less provision for preferred
  dividends and discount
  amortization .............          165          97           270         190
                                ---------   ---------     ---------   ---------
Net income (loss) available
  for common stock .........    $     398   $  (1,391)    $  (5,166)  $  (6,226)
                                =========   =========     =========   =========
Income (loss) per common share  $     .08   $    (.27)    $   (1.03)  $   (1.24)
                                =========   =========     =========   =========

See notes to consolidated financial statements.




                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)
                                   (Unaudited)

                                                                          Six Months Ended
                                                                        --------------------
                                                                        August 3,   July 28,
                                                                          1997        1996
                                                                        --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ..........................................................   $ (4,896)   $ (6,036)
                                                                        --------    --------
  Adjustments to reconcile net loss to net cash from operations:
      Depreciation and amortization .................................      5,890       5,468
      Provision for LIFO inventory valuation ........................        433         300
      Non-cash interest expense .....................................      2,375       2,015
      Gain on disposal of assets ....................................        (77)        (28)
      Other .........................................................         82          79
      Decrease in store closing reserve .............................     (2,028)     (3,365)
      Decrease in merchandise inventories ...........................      9,817      13,501
      Increase in other operating assets ............................     (4,266)     (3,252)
      Increase (decrease) in accounts payable .......................       (930)      2,119
      Increase (decrease) in other operating liabilities ............      7,309        (864)
                                                                        --------    --------
         Total adjustments ..........................................     18,605      15,973
                                                                        --------    --------
           Net cash from operating activities .......................     13,709       9,937
                                                                        --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures .............................................     (4,833)     (3,148)
   Construction notes receivable ....................................      1,765      (3,022)
   Proceeds from disposal of fixed assets ...........................      1,906         672
   Assets acquired for sale, net ....................................       --          (391)
   Other ............................................................          9           8
                                                                        --------    --------
          Net cash from investing activities ........................     (1,153)     (5,881)
                                                                        --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings under loan and security agreement, net ................     (9,905)        667
   Principal payments on capital lease obligations ..................       (891)       (884)
   Principal payments on long-term debt .............................        (23)       (104)
   Payments for deferred finance costs ..............................       (225)       --
                                                                        --------    --------
           Net cash from financing activities .......................    (11,044)       (321)
                                                                        --------    --------

Net increase in cash ................................................      1,512       3,735
Cash at beginning of year ...........................................      6,973       7,298
                                                                        --------    --------
Cash at end of period ...............................................   $  8,485    $ 11,033
                                                                        ========    ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
(1)  Cash paid (received) during the period for:
       Interest .....................................................   $ 13,459    $ 12,158
       Income taxes:
         Payments to taxing authorities .............................         32         257
         Refunds received from taxing authorities ...................     (3,798)       (169)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITY:
(1)  Amortization of discount on junior cumulative preferred
       stock recorded as a direct charge to retained earnings .......         25          24
(2)  Provision for dividends payable ................................        245         166
(3)  In-kind payment of accrued interest on promissory notes:
       Promissory notes .............................................      2,327       1,989
       Accrued interest .............................................     (2,327)     (1,989)

See notes to consolidated financial statements.





                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                SIX MONTHS ENDED AUGUST 3, 1997 AND JULY 28, 1996
                                   (Unaudited)
                             (Dollars in Thousands)



1.   MANAGEMENT REPRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments necessary for a fair presentation of the results of operations for the interim periods have been included. All such adjustments are of a normal recurring nature. Because of the seasonal nature of the business, results for interim periods are not necessarily indicative of a full year's operations. The accounting policies followed by Pamida Holdings Corporation (the Company) and additional footnotes are reflected in the consolidated financial statements contained in the Form 10-K Annual Report of the Company for the fiscal year ended February 2, 1997.

2.   INVENTORIES

     Substantially all inventories are stated at the lower of cost (last-in, first-out) or market. Total inventories would have been higher at August 3, 1997 and February 2, 1997 by $7,007 and $6,574 respectively, had the FIFO (first-in, first-out) method been used to determine the cost of all inventories. Quarterly LIFO inventory determinations reflect assumptions regarding fiscal year-end inventory levels and the estimated impact of annual inflation. Actual inventory levels and annual inflation could vary from estimates made on a quarterly basis.

3.   INCOME (LOSS) PER COMMON SHARE

     Income (loss) per common share was calculated using the weighted average common shares and dilutive common share equivalents outstanding during the period using the treasury stock method.

4.   RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" which specifies the computation, presentation and disclosure requirements for earnings per share. The objective of the statement is to simplify the computation of earnings per share. The impact on the Company's earnings per share is not materially different than earnings per share determined in accordance with current guidance. SFAS No. 128 is applicable for fiscal years ending after December 15, 1997.

5.   RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation.



                ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             (Dollars in Thousands)


The following is management's discussion and analysis of certain significant factors which have affected the Company's results of operations and financial condition for the periods included in the accompanying consolidated financial statements.

RESULTS OF OPERATIONS

The following table sets forth an analysis of various components of the Consolidated Statements of Operations as a percentage of sales for the three and six months ended August 3, 1997 and July 28, 1996:


                              August 3,   July 28,    August 3,   July 28,
                                1997        1996        1997        1996
                              ---------   --------    ---------   --------
Sales                            100.0%     100.0%       100.0%     100.0%
Cost of goods sold                74.6%      76.2%        75.7%      76.1%
                              ---------   --------    ---------   --------
Gross profit                      25.4%      23.8%        24.3%      23.9%
Selling, general and
  administrative expenses         20.4%      20.0%        20.9%      21.0%
                              ---------   --------    ---------   --------
Operating income                   5.0%       3.8%         3.4%       2.9%
Interest expense                   4.7%       4.6%         5.0%       5.0%
                              ---------   --------    ---------   --------
Income (loss) before income
  tax provision                    0.3%      -0.8%        -1.6%      -2.1%
Income tax provision                 --         --           --         --
                              ---------   --------    ---------   --------
Net income (loss)                  0.3%      -0.8%        -1.6%      -2.1%
                              =========   ========    =========   ========

SALES - During the second quarter and first six months of fiscal 1998, sales in comparable stores increased $5,300 or 3.5% and $13,907 or 5.0%, respectively, as compared to the second quarter and first six months last year. Total sales for the second quarter and the first six months of fiscal 1998 increased by $7,400 or 4.8% and $20,179 or 7.0%, respectively, as compared to the same periods last year.

The Company operated 149 stores at the end of the first quarter of fiscal 1998 as compared with 144 stores at the end of the first quarter last year and operated 149 stores at the end of the second quarter of fiscal 1998 as compared with 146 stores at the end of the second quarter last year. Since July 28, 1996 the Company has opened four stores in new markets, reopened a store which had been closed due to storm damage, relocated one store and closed two stores. The increase in total sales was primarily attributable to comparable store sales increases and the effects of the net increase in the number of stores in operation during the respective periods this year as compared with last year.

The Company experienced sales increases in most merchandise categories during the second quarter of fiscal 1998. The largest dollar increases were in the pharmacy prescriptions, sporting goods, housewares, men's denim apparel, women's shoes, toys, stationary, appliances and misses tops categories. The Company experienced sales declines in only a few categories, with men's fashions experiencing the largest decrease.

GROSS PROFIT increased $4,406 or 11.9% and $6,099 or 8.9% for the second quarter and first six months, respectively, of fiscal 1998 compared to the same periods last year. As a percentage of sales, gross profit increased to 25.4% from 23.8% and to 24.3% from 23.9% for the second quarter and first six months, respectively, of fiscal 1998 compared to the same periods last year. The Company improved its in-stock positions in most merchandise categories during the second quarter of fiscal 1998 as compared with the second quarter of fiscal 1997. Sales improved in most merchandise categories this year, with a marked increase in sales of higher margin basic goods which experienced substantial out-of-stocks during the second quarter last year. Also, the Company realized substantial decreases in warehousing and distribution costs during the first half of fiscal 1998 compared to last year.

SELLING, GENERAL AND ADMINISTRATIVE (SG&A) expense increased $2,013 or 6.4% for the second quarter of fiscal 1998 compared to the second quarter of fiscal 1997 and increased $3,776 or 6.2% for the first six months of fiscal 1997 compared to the same period last year. As a percentage of sales, SG&A expense was 20.4% and 20.0%, respectively, for the second quarter of fiscal 1998 and 1997. As a percentage of sales, SG&A expense was 20.9% and 21.0%, respectively, for the first half of fiscal 1998 and 1997.

Most of the total net increase in SG&A expense for the second quarter of fiscal 1998 as compared to the second quarter last year was attributable to planned higher corporate general and administrative expenses, primarily involving increases in payroll and incentive compensation. As planned, store occupancy costs also increased over last year to accommodate the higher sales activity. These increases were offset partially by a $224 increase in other income, primarily due to a gain on the sale of a parcel of land and business interruption insurance settlements related to two stores.

Most of the total net increase in SG&A expense for the first half of fiscal 1998 as compared to the first half of last year was attributable to planned higher corporate general and administrative expenses, primarily involving increases in payroll, incentive compensation expenses and professional fees. As planned, store controllable, occupancy and payroll costs also increased over last year to accommodate the higher sales activity. These increases were offset partially by a $135 increase in other income.

INTEREST expense increased $536 or 7.5% for the second quarter of fiscal 1998 compared to the same period of fiscal 1997 and increased $1,183 or 8.3% for the first half of fiscal 1998 compared to the same period of fiscal 1997. The increases were due primarily to increased revolver borrowings to support higher investments in basic inventory and the Company's seasonal operating pattern. There also was an increase in interest expense attributable to the promissory notes which require quarterly interest to be paid in kind.

INCOME TAX BENEFIT - No income tax benefit on losses will be recorded until the Company can establish with a reasonable degree of certainty the potential utilization of certain tax loss carryforwards from prior year store closing charges.

PROPOSED TRANSACTIONS - On July 22, 1997, the Company announced that it had entered into an agreement with 399 Venture Partners, Inc., a Citicorp subsidiary, providing for the payment of all of the presently outstanding Senior Promissory Notes, Subordinated Promissory Notes and Junior Subordinated Promissory Notes (the Notes) of the Company with shares of newly issued common stock and nonvoting common stock of the Company. 399 Venture Partners, Inc. owns approximately 82.75% of such Notes.

Shares of the Company's stock will be issued in payment of the Notes at the rate of one share for each $9.00 of principal and accrued interest as of the effective date. 399 Venture Partners, Inc. will receive shares of nonvoting common stock, which may be converted into the same number of shares of common stock under certain conditions; and the remaining note holders will receive shares of common stock. The proposed transactions and the authorization of sufficient shares to accomplish such transactions are subject to stockholder approval. The Company presently anticipates that, if the requisite stockholder approvals are obtained, the proposed transactions described above will be completed during the Company's third fiscal quarter ending November 2, 1997.

The proposed transactions described above also are subject to the simultaneous change and reclassification of all of the outstanding shares of preferred stock of the Company into shares of common stock at the rate of one share of common stock for each $9.00 of preferred stock liquidation value plus accrued dividends as of the effective date. Such change and reclassification of preferred stock has been approved by the holders of a majority of the shares of preferred stock but is subject to approval by the holders of a majority of the presently outstanding shares of common stock of the Company.

The Company currently has outstanding 5,004,942 shares of common stock. Assuming approval by the stockholders of the Company and a November 2, 1997 effective date for the proposed transactions, a total of approximately 3,989,848 additional shares of common stock and nonvoting common stock would be issued in payment of the Notes and in connection with the change and reclassification of the preferred stock.

If the proposed transactions are effected, the Company would be relieved of the obligation to repay the Notes in 2003 and to redeem the preferred stock (including the payment of accrued dividends) in December 2001. The transactions would also relieve the Company of substantial amounts of compounding non-cash interest expense on the Notes and from earnings per share dilution caused both by the preferred stock dividends and by discount amortization. Assuming a November 2, 1997 effective date for the proposed transactions, approximately $1,526,000 of interest expense, preferred stock dividends and discount amortization would be eliminated for the remainder of the current fiscal year. Scheduled interest and discount amortization on the Notes is $5,981,000, $6,958,000 and $8,119,000 for the fiscal years ending in 1999, 2000 and 2001, respectively. The scheduled provision for dividends and discount amortization on the preferred stock is $705,000, $845,000 and $1,016,000 for the fiscal years ending in 1999, 2000 and 2001, respectively.

The proposed reclassification of the Company's preferred stock into common stock, if consummated, will be a tax-free reorganization for the Company and will have no direct tax impact on the corporation. However, if the proposed transaction involving the issuance of common stock of the Company in payment of the Company's Notes is approved by the common stockholders of the Company and consummated, then some of the Company's tax loss carryforwards may be utilized, potentially requiring tax expense to be recorded related to operations. The difference, if any, between the recorded value of the Notes and the fair market value of the common stock issued in payment of the Notes as of the effective date of such transaction would result in a taxable gain or loss on extinguishment of indebtedness for the Company which will be taxed as ordinary income or loss for federal income tax purposes. The amount of income taxes attributable to the taxable income or loss which may result from the consummation of such transaction would be reduced by the existing net operating loss and tax credit carryforwards. No assurances can be given that such transactions will be approved by the common stockholders of the Company or that the transactions will be consummated. Similarly, no assurances can be given regarding the potential impact of the tax consequences of the transactions if they are consummated.

For financial statement purposes, any gain on extinguishment of the Notes held by persons other than 399 Venture Partners would be reflected on the Company's Statement of Operations as an extraordinary item (net of related taxes), separate from the operating results of the Corporation. Any gain related to the payment of Notes owned by 399 Venture Partners with nonvoting common stock would be considered to be a capital transaction; accordingly, such gain, net of taxes, would be recorded directly to additional paid-in capital on the Company's financial statements. The gain on the preferred stock exchange for common stock will be accounted for as a capital transaction.

LIQUIDITY AND CAPITAL RESOURCES

The Company's business is seasonal with first quarter sales (February through April) being lower than sales during the other three quarters. Fourth quarter sales (November through January) have represented approximately 30% of the full year's sales in recent years and normally involve a greater proportion of higher margin sales. Funds provided by operating activities were $13,709 in the first half of fiscal 1998 compared to $9,937 in the first half of fiscal 1997. This $3,772 improvement in net cash generated by operating activities during the first half of fiscal 1998 resulted primarily from changes in other operating liabilities and the store closing reserve as well as the decreased net loss for the period, offset somewhat by changes in inventory, accounts payable and operating assets.

Effective March 17, 1997, the term of Pamida, Inc.'s (Pamida) committed Loan and Security Agreement (the Agreement) was extended to March 2000 and the maximum borrowing limit of the facility was increased to $95,000. Prior to March 17, 1997, borrowings under the Agreement bore interest at a rate of 0.75% per annum greater than the applicable prime rate. Effective March 17, 1997, borrowings under the Agreement bear interest at a rate 0.50% per annum greater than the applicable prime rate or a rate which is tied to the London Interbank Offered Rate (LIBOR), generally at Pamida's discretion. The amounts Pamida is permitted to borrow are determined by a formula based upon the amount of Pamida's eligible inventory. Such borrowings are secured by security interests in all of the current assets (including inventory) of Pamida and by liens on certain real estate interests and other property of Pamida. The Company and two subsidiaries of Pamida have guaranteed the payment and performance of Pamida's obligations under the Agreement and have pledged some or all of their respective assets, including the stock of Pamida owned by the Company, to secure such guarantees.

The Agreement contains provisions imposing operating and financial restrictions on the Company. Certain provisions of the Agreement require the maintenance of specified amounts of tangible net worth (as defined) and working capital (as defined) and the achievement of specified minimum amounts of cash flow (as defined). Other restrictions in the Agreement and those provided under the Indenture relating to the Senior Subordinated Notes of Pamida will affect, among other things, the ability of Pamida to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, create liens, enter into leases, sell assets or engage in mergers or acquisitions, make capital expenditures and make investments. These covenants currently have not had an impact on the Company's ability to fully utilize the revolving credit facility. However, certain of the covenants, such as those which restrict the ability of the Company to incur indebtedness or encumber its property or which impose restrictions on or otherwise limit the Company's ability to engage in sale-leaseback transactions, may at some future time prevent the Company from pursuing its store expansion program at the rate that the Company desires.

Obligations under the Agreement were $47,210 at August 3, 1997 and $32,255 at July 28, 1996. As noted above, this facility expires in March 2000, and the Company intends to refinance any outstanding balance by such date. Borrowings under the Agreement are senior to the Senior Subordinated Notes of Pamida. The Company had long-term debt and obligations under capital leases of $203,526 at August 3, 1997 and $201,703 at July 28, 1996. The Company's ability to satisfy scheduled principal and interest payments under such obligations in the ordinary course of business is dependent primarily upon the sufficiency of the Company's operating cash flow and continued access to financial markets. At August 3, 1997, the Company was in compliance with all covenants contained in its various financing agreements.

On December 18, 1992, the promissory notes of the Company were amended effective as of December 1, 1992 to provide that, until the obligations of Pamida and the Company under certain of Pamida's credit agreements have been repaid, the quarterly interest payments on the promissory notes of the Company will be paid in kind. Since the Company conducts no operations of its own, the only cash requirement of the Company relates to preferred stock dividends in the aggregate annual amount for fiscal 1998 totaling approximately $503; and Pamida is expressly permitted under its existing credit facilities to pay dividends to the Company to fund such preferred stock dividends. However, the General Corporation Law of the State of Delaware, under which the Company and Pamida are incorporated, generally allows a corporation to declare or pay a dividend only from its surplus or from the current or the prior year's earnings. Due to the accumulated deficit resulting primarily from the store closings and the write-off of goodwill and other long-lived assets recognized in the fourth quarter of fiscal 1996, the Company and Pamida did not declare or pay any cash dividends in fiscal 1997 or the first half of fiscal 1998 and may pay cash dividends in future periods only to the extent that the Company and Pamida satisfy the applicable statutory standards which include the Company's having a net worth equal to at least the aggregate par value of the preferred stock which amounts to $2. The cumulative dividend rate on the preferred stock increases by 0.5% per quarter (with a maximum aggregate increase of 5%) on each quarterly dividend payment date on which the preferred stock dividends are not paid currently on a cumulative basis. Any unpaid dividends are added to the liquidation value until paid in cash. Such nonpayment of preferred stock dividends does not accelerate the redemption rights of the preferred stockholders.

The Company made capital expenditures of $4,833 in the first half of fiscal 1998 compared to $3,148 during the first half of fiscal 1997. The Company plans to open a total of three new stores in fiscal 1998, two of which were opened in the first half, and will consider additional opportunities for new store locations as they arise. Total capital expenditures are expected to total approximately $10,000 in fiscal 1998. The Company expects to fund these expenditures from cash flow from its operations. The costs of buildings and land for new store locations are expected to be financed by operating or capital leases with unaffiliated landlords. The Company's expansion program also will require inventory of approximately $1,000 to $1,200 for each new market store, which the Company expects to finance through trade credit, borrowings under the Agreement and cash flow from operations.

The recent changes to the Agreement, along with expected improvements in the Company's cash flow from operations, should provide adequate resources to meet the Company's near- term liquidity requirements. On a long-term basis, the Company's expansion will require continued investments in store locations, working capital and distribution and infrastructure enhancements. The Company expects to continue to finance some of these investments through leases from unaffiliated landlords, trade credit, borrowings under the Agreement and cash flow from operations but ultimately will need to explore additional sources of funds which may include capital structure changes. Currently, it is not possible for the Company to predict with any certainty either the timing or the availability of such additional financing.

INFLATION

The Company uses the LIFO method of inventory valuation in its financial statements; as a result, the cost of merchandise sold approximates current costs. The Company's rental expense is generally fixed and, except for small amounts of percentage rents and rentals adjusted by cost-of-living increases tied to the Consumer Price Index or interest rates, has not been affected by inflation.

FORWARD-LOOKING STATEMENTS

This management's discussion and analysis contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by the Company pursuant to the safe-harbor provisions of the 1995 Act. In connection with these safe-harbor provisions, this management's discussion and analysis contains certain forward-looking statements which reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including sales results, expense levels, competition and interest rates as well as other risks and uncertainties inherent in the Company's business, capital structure and the retail industry in general. Any changes in these factors could result in significantly different results for the Company. The Company further cautions that the forward-looking information contained herein is not exhaustive or exclusive. The Company does not undertake to update any forward-looking statements which may be made from time to time by or on behalf of the Company.



                           PART II - OTHER INFORMATION


     ITEMS 1-2:

          None

     ITEM 3:

          The General Corporation Law of Delaware, under which the registrant is incorporated, generally allows a corporation to declare or pay a dividend only from its surplus or from the current or the prior year's earnings. Due to the retained deficit resulting primarily from store closings and the write-off of goodwill and other long-lived assets in the fourth quarter of fiscal 1996, the registrant was not permitted to pay dividends in fiscal 1997 and may pay dividends in fiscal 1998 and ensuing years only to the extent that the registrant satisfies the applicable statutory standards, which include the registrant's having a net worth equal to at least the aggregate par value of its outstanding preferred stock, which amounts to $2. Accordingly, the registrant was restricted from declaring or paying the quarterly dividends payable during fiscal 1997 and on February 28 and May 31, 1997, with respect to the outstanding 16.25% Senior Cumulative
     Preferred Stock and 14.25% Junior Cumulative Preferred Stock of the registrant and does not anticipate paying dividends on the registrant's preferred stock in the foreseeable future. Pursuant to the Certificate of Incorporation of the registrant, the dividend rate on the registrant's preferred stock increases cumulatively by 0.5% per quarter (with a maximum cumulative increase of 5%) on each quarterly dividend payment date on which the preferred stock dividends are not paid currently on a cumulative basis. As of the date of this report, the total preferred stock dividend arrearage was $586,952 representing six quarterly dividend payments at the applicable dividend rates. Any unpaid dividends are added to the liquidation value of the preferred stock until paid in cash. Such nonpayment of preferred stock dividends does not accelerate the redemption rights of the preferred stockholders.

     ITEM 4:

     (a) The 1997 annual meeting (the "Annual Meeting") of stockholders of the registrant was held on May 22, 1997.

     (b)  The following persons were elected as directors at the Annual Meeting:

                             L. David Callaway, III
                             Stuyvesant P. Comfort
                             M. Saleem Muqaddam
                             Steven S. Fishman
                             Peter J. Sodini
                             Frank A. Washburn.

          No other director's term of office continued after the Annual Meeting.

     (c) Votes were cast or withheld in the election of directors at the Annual Meeting as follows:

                Director                 For        Withheld
          ----------------------      ---------     --------
          L. David Callaway, III      4,516,580      20,865
          Stuyvesant P. Comfort       4,517,580      19,865
          M. Saleem Muqaddam          4,517,480      19,965
          Steven S. Fishman           4,517,580      19,865
          Peter J. Sodini             4,517,580      19,865
          Frank A. Washburn           4,517,480      19,965


     ITEM 5:

          None

     ITEM 6:

     (a)  Exhibits.

          - 27.0 Financial Data Schedule (EDGAR version only)

     (b)  Reports on Form 8-K

          A report on Form 8-K was filed during the quarter for which this Form 10-Q is filed. Such report had a Date of Report of July 22, 1997, and related to Item 5, Other Events. No financial statements were filed with such report.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        PAMIDA HOLDINGS CORPORATION
                                        ---------------------------
                                               (Registrant)

Date:  September 5, 1997                By:  /s/ Steven S. Fishman
                                             Steven S. Fishman, Chairman of the
                                             Board, President and Chief
                                             Executive Officer

Date:  September 5, 1997                By:  /s/ Todd D. Weyhrich
                                             Todd D. Weyhrich,
                                             Chief Accounting Officer